Form 10KSB, Exhibit 13
period 1997-09-30
ROCKY FORD FINANCIAL INC
filed 1997-12-29
CIK 1031517

                                                                      Exhibit 13


                                  [ L O G O ]




                           ROCKY FORD FINANCIAL, INC.


                                ANNUAL REPORT FOR

                                 THE YEAR ENDED

                               SEPTEMBER 30, 1997

                     [ROCKY FORD FINANCIAL, INC. LETTERHEAD]


To Our Stockholders:

     With successful completion of the stock conversion of Rocky Ford Federal Savings and Loan Association, we are delighted to present this first annual report to the stockholders of its holding company, Rocky Ford Financial, Inc.

     The Company is positioned to begin a new era of service to the community with the additional capital obtained through the stock offering. We plan to take advantage of the opportunities afforded us in this vary competitive marketplace.

     Most of the 1997's financial results were as a mutual institution as the stock conversion was completed May 21, 1997. As a result of the conversion, assets grew 13.5% to $23.2 million and stockholders' equity increased to $6.5 million or 27.83% of assets. The loan portfolio increased by 10% to $13.5 million, while our savings decreased 6.25% to $16.1 million.

     The Directors Management and Employees of Rocky Ford Financial, Inc. are looking forward to our first full year as a stock company and the opportunity to serve our community. We are committed to meeting the challenges of the financial services industry while maintaining our tradition of first class service to our customers. Thank you for your trust and support as we move forward to a new and exciting era in the history of your company.

                                            Sincerely,


                                            Keith E. Waggoner
                                            President & Chief Executive Officer

                             FINANCIAL HIGHLIGHTS




                                                                At September 30,                      Change
                                                              ---------------------          -----------------------
                                                              1997             1996          Amount          Percent
                                                              ----             ----          ------          -------
                                                                           (Dollars in thousands)
Financial Position:
  Total assets..........................................  $   23,165       $  20,388       $  2,777           13.62%
  Loans receivable, net.................................      13,530          12,287          1,243           10.12
  Mortgage-backed and related securities................       2,421           2,617           (196)          (7.49)
  Investment securities.................................       1,482           1,085            397           36.59
  Deposits..............................................      16,139          17,145         (1,006)          (5.87)
  Stockholders' equity..................................       6,448           2,778          3,670          132.11

  Number of common shares outstanding...................     423,200              --             --              --


                                                               For the Year Ended
                                                                  September 30,                      Change
                                                              ---------------------          -----------------------
                                                              1997             1996          Amount          Percent
                                                              ----             ----          ------          -------
                                                                            (Dollars in thousands)
Results of Operations:
  Interest income......................................   $    1,647       $   1,525       $    122            8.00%
  Interest expense.....................................          827             820              7            0.85
  Net interest income..................................          820             705            115           16.31
  Provision for loan losses............................           --              --             --              --
  Net interest income after provision
    for loan losses....................................          820             705            115           16.31
  Non-interest income..................................           31              21             10           47.62
  Non-interest expense.................................          728             539            189           35.06
  Earnings before cumulative effect
    of accounting change...............................           --              --             --              --
  Net earnings.........................................           93             129            (36)         (27.91)

                SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA


SUMMARY OF FINANCIAL CONDITION

                                                                       At September 30,
                                                  --------------------------------------------------------
                                                   1997         1996         1995         1994        1993
                                                  ------       ------       ------       ------      -----
                                                                       (Dollars in thousands)
Total amount of:
Total assets.................................   $  23,165   $  20,388     $ 19,653     $ 19,621    $  19,667
Cash.........................................         305         221          160          123          321
Interest-bearing deposits....................       2,900       2,000        1,100          600          600
Certificates of deposit......................       1,999       1,897        2,583        2,780        3,570
Securities available for sale
     FHLB stock..............................         323         303          284          284          284
     FHLMC stock.............................         409         282          121           11           11
                                                ---------   ---------     --------     --------    ---------
        Total................................         732         585          445          295          295
                                                ---------   ---------     --------     --------    ---------
Securities-held to maturity
     GNMA's..................................       2,421       2,617        1,373        1,568        2,049
     U.S. agencies...........................         749         500        2,700        3,573        2,004
                                                ---------   ---------     --------     --------    ---------
        Total................................       3,170       3,117        4,073        5,141        4,053
                                                ---------   ---------     --------     --------    ---------
Loans receivable, net........................      13,530      12,287       10,984       10,361       10,491
Savings deposits.............................      16,139      17,145       16,702       17,137       17,420
Equity substantially restricted..............       6,448       2,778        2,573        2,192        1,962

Number of:
   Real estate loans outstanding.............         408         403          401          401          425
   Savings accounts..........................       1,617       1,652        1,675        1,709        1,815
   Offices open..............................           1           1            1            1            1

SUMMARY OF OPERATIONS

                                                                   Year Ended September 30,
                                                  --------------------------------------------------------
                                                   1997         1996         1995         1994        1993
                                                  ------       ------       ------       ------      -----
                                                                    (Dollars in thousands)
Interest  income.............................   $   1,647    $  1,525     $  1,471     $  1,479    $   1,583
Interest expense.............................         827         820          734          684          763
                                                ---------    --------     --------     --------    ---------
     Net interest income ....................         820         705          737          795          820
Provision for loan losses (recovery).........          --          --           69          (18)         (24)
                                                ---------    --------     --------     --------    ---------
     Net interest income after
     provision for loan losses...............         820         705          806          777          796
                                                ---------    --------     --------     --------    ---------
Noninterest income...........................          31          21           26           18           33
                                                ---------    --------     --------     --------    ---------
     Subtotal................................         851         726          832          795          829
                                                ---------    --------     --------     --------    ---------

Noninterest expense:
     Compensation and benefits...............         526         232          230          217          203
     Other (1)...............................         202         307          197          191          210
                                                ---------    --------     --------     --------    ---------
        Total noninterest expense............         728         539          427          408          413
                                                ---------    --------     --------     --------    ---------
        Income before taxes..................         123         187          405          387          416
Income tax expense...........................          30          58          118          157          143
                                                ---------    --------     --------     --------    ---------
        Net income...........................   $      93    $    129     $    287     $    230    $     273
                                                =========    ========     ========     ========    =========

KEY OPERATING RATIOS

                                                                      Year Ended September 30,
                                                   ------------------------------------------------------------
                                                    1997           1996         1995         1994          1993
                                                   ------         ------       ------       ------        -----
Performance Ratios:
   Return on assets (ratio of net earnings
      to average total assets)...................     0.43%        0.64%        1.50%        1.14%        1.38%
   Return on equity (ratio of net earnings
      to average equity).........................     2.57         4.81        12.24        10.69        14.45
   Ratio of average interest-earning assets
      to average interest-bearing liabilities....   119.91       116.14       114.83       111.93       110.39
   Ratio of net interest income, after provision
      for loan losses, to noninterest expense....   112.75       130.85       188.60       190.25       192.74
   Net interest rate spread......................     3.13         2.90         3.33         3.60         3.81
   Net yield on average interest-earning
      assets.....................................     3.92         3.57         3.91         4.02         4.23

Quality Ratios:
   Non-performing loans to total loans at
      end of period..............................     0.00         0.00         0.00         0.05         0.00
   Non-performing loans to total assets..........     0.00         0.00         0.00         0.03         0.00
   Non-performing assets to total assets
      at end of period...........................     0.00         0.00         0.00         0.15         0.41
   Allowance for loan losses to non-
      performing loans at end of period..........     0.00         0.00         0.00      2560.00         0.00
   Allowance for loan losses to total
      loans, net.................................     0.44         0.49         0.55         1.24         1.12

Capital Ratios:
   Equity to total assets at end of period.......    27.83        13.63        13.09        11.17         9.98
   Average equity to average assets..............    16.82        13.27        12.24        10.70         9.56

------------------
(a)      Annualized.

                   BUSINESS OF THE COMPANY AND THE ASSOCIATION

ROCKY FORD FINANCIAL, INC.

         Rocky Ford Financial, Inc. (the "Company") was incorporated under the laws of the State of Delaware in March 1997 for the purpose of becoming a savings and loan holding company for Rocky Ford Federal Savings and Loan Association ("Rocky Ford" or the "Association"). On May 21, 1997, the Association consummated its conversion from mutual to stock form (the "Conversion") and the Company completed its offering of Common Stock through the sale and issuance of 423,400 shares of Common Stock at a price of $10.00 per share, realizing gross proceeds of $4.23 million and net proceeds of $3.83 million. The Company purchased all of the stock of the Association with a portion of the offering proceeds. Prior to the Conversion, the Company did not engage in any material operations. Currently, the Company's principal business is the business of the Association. The Company has no significant assets other than the outstanding capital stock of the Association, $1.6 million of cash and cash equivalents and a note receivable from the Company's Employee Stock Ownership Plan ("ESOP"), therefore, substantially all of the discussion in this Annual Report relates to the operations of the Association.

ROCKY FORD FEDERAL SAVINGS AND LOAN ASSOCIATION

         The Association is a federal mutual savings and loan association operating through a single office located in Rocky Ford, Colorado and serving Otero County, Colorado. The Association was chartered as a federal mutual savings and loan association and received federal insurance of its deposit accounts in 1934, under its current name of Rocky Ford Federal Savings and Loan Association. Effective May 21, 1997, the Association became a stock savings and loan association. At September 30, 1997, the Association had total assets of $21.6 million, total deposits of $16.1 million and equity of $4.9 million.

         The principal business of the Association consists of attracting deposits from the general public and investing these deposits in loans secured by first mortgages on single-family residences in the Association's market area. The Association derives its income principally from interest earned on loans and, to a lesser extent, interest earned on mortgage-backed securities and investment securities and noninterest income. Funds for these activities are provided principally by operating revenues, deposits and repayments of outstanding loans and investment securities and mortgage-backed securities.

         The Association is subject to examination and comprehensive regulation by the Office of Thrift Supervision ("OTS"), and the Association's savings deposits are insured up to applicable limits by the Savings Association Insurance Fund ("SAIF"), which is administered by the Federal Deposit Insurance Corporation ("FDIC"). The Association is a member of, and owns capital stock in the FHLB of Topeka, which is one of 12 regional banks in the FHLB System. The Association is further subject to regulations of the Board of Governors of the Federal Reserve System governing reserves to be maintained and certain other matters.

         The Association's executive offices are located at 801 Swink Avenue, Rocky Ford, Colorado 81067-0032, and its main telephone number is (719) 254-7642.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

         The principal business of the Association consists of accepting deposits from the general public and investing these funds primarily in loans and in investment securities and mortgage-backed securities. The Association's loan portfolio consists primarily of loans secured by residential real estate located in its market area, with terms of 15 to 20 years.

         The Association's net income is dependent primarily on its net interest income, which is the difference between interest income earned on its loan, investment securities and mortgage-backed securities portfolio and interest paid on interest-bearing liabilities. Net interest income is determined by (i) the difference between yields earned on interest-earning assets and rates paid on interest-bearing liabilities ("interest rate spread") and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities. The Association's interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. To a lesser extent, the Association's net income also is affected by the level of noninterest expenses such as compensation and employee benefits and FDIC insurance premiums.

         The operations of the Association are significantly affected by prevailing economic conditions, competition and the monetary, fiscal and regulatory policies of governmental agencies. Lending activities are influenced by the demand for and supply of housing, competition among lenders, the level of interest rates and the availability of funds. Deposit flows and costs of funds are influenced by prevailing market rates of interest, primarily on competing investments, account maturities and the levels of personal income and savings in the Association's market area.

ASSET/LIABILITY MANAGEMENT

         The Association seeks to reduce its exposure to changes in interest rates by originating fixed-rate loans with maturities of no more than 15 years and by maintaining a relatively high level of liquid assets. The matching of the Association's assets and liabilities may be analyzed by examining the extent to which its assets and liabilities are interest rate sensitive and by monitoring the expected effects of interest rate changes on the Association's net interest income.

         An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. If the Association's assets mature or reprice more quickly or to a greater extent than its liabilities, the Association's net portfolio value and net interest income would tend to increase during periods of rising interest rates but decrease during periods of falling interest rates. If the Association's assets mature or reprice more slowly or to a lesser extent than its liabilities, the Association's net portfolio value and net interest income would tend to decrease during periods of rising interest rates but increase during periods of falling interest rates. As a result of the interest rate risk inherent in the historical savings institution business of originating long-term loans funded by short-term deposits, the Association has pursued certain strategies designed to decrease the vulnerability of its earnings to material and prolonged changes in interest rates.

         In accordance with the Association's interest rate risk policy, the Association emphasizes the origination of fixed rate loans with maturities of no more than 15 years and maintains a relatively high level of liquid assets. Maintaining a high level of liquid assets tends to reduce potential net income because liquid assets usually provide a lower yield than longer term (less liquid) assets. At September 30, 1997, the average weighted term to maturity of the Association's loan portfolio was 13 years.

INTEREST RATE SENSITIVITY ANALYSIS

         The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific period if it will mature or reprice within that period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities, and is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. At September 30, 1997, the Association had an excess of interest-bearing liabilities over interest-earning assets maturing or repricing within one year of approximately $6.8 million, resulting in a negative one-year interest rate sensitivity gap of 30.31%. Generally, during a period of rising interest rates, a negative gap would be expected to adversely affect net interest income while a positive gap would be expected to result in an increase in net interest income, while conversely during a period of declining interest rates, a negative gap would be expected to result in an increase in net interest income and a positive gap would be expected to adversely affect net interest income. The Association's current one-year gap is within the guidelines established by management and approved by the Board of Directors. Management considers numerous factors when establishing these guidelines, including current interest rate margins, capital levels, and any guidelines provided by the OTS.

          The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at September 30, 1997 which are expected to mature or reprice in each of the time periods shown.

                                                                 Three     Over One    Over Three   Over Five     Over
                                                 Three Months  Months to    Through      Through     Through       Ten
                                                    or Less    One Year   Three Years  Five Years   Ten Years     Years       Total
                                                    -------    --------   -----------  ----------   ---------     -----       -----
                                                                                (Dollars in thousands)
Interest-earning assets:
-----------------------

Mortgage loans..................................  $     160   $   1,144   $   2,482    $   2,316   $   4,888   $   2,540   $  13,530
Share loans.....................................         24          48          34           --          --          --         106
Interest-bearing deposits.......................      3,398       1,301         200           --          --          --       4,899
U.S. government agency securities...............         --         500          --          249          --          --         749
Mortgage-backed securities......................          8         146         289          265         577       1,136       2,421
Equity securities...............................         --          --          --           --          --         733         733
                                                  ---------   ---------   ---------    ---------   ---------   ---------   ---------
Total interest-earning assets...................  $   3,590   $   3,139   $   3,005    $   2,830   $   5,465   $   4,409   $  22,438
                                                  =========   =========   =========    =========   =========   =========   =========

Interest-bearing liabilities
----------------------------

Certificate accounts............................  $   3,050   $   6,648   $   2,609    $      --   $      --   $      --   $  12,307
Money market deposit accounts...................      2,801          --          --           --          --          --       2,801
Passbook accounts...............................      1,032          --          --           --          --          --       1,032
                                                  ---------   ---------   ---------    ---------   ---------   ---------   ---------
Total interest-bearing liabilities..............  $   6,883   $   6,648   $   2,609    $      --   $      --   $      --   $  16,140
                                                  =========   =========   =========    =========   =========   =========   =========

Interest-earning assets less interest-bearing
  liabilities...................................  $  (3,293)  $  (3,509)  $     396    $   2,830   $   5,465   $   4,409   $   6,298
                                                  =========   =========   =========    =========   =========   =========   =========

Cumulative interest-rate sensitivity gap........  $  (3,293)  $  (6,802)  $  (6,406)   $  (3,576)  $   1,889   $   6,298
                                                  =========   =========   =========    =========   =========   =========
Cumulative ratio of interest-earning assets
  to interest-bearing liabilities...............      52.16%      49.73%      60.31%       77.84%     111.70%     139.02%
                                                  =========   =========   =========    =========   =========   =========
Cumulative interest-rate sensitivity gap as
  a percentage of assets........................     (14.68)%    (30.31)%    (28.55)%     (15.94)%      8.42%      28.07%
                                                  =========   =========   =========    =========   =========   =========

          Share loans, interest-bearing deposits, and U.S. government agency securities are included in the period in which they mature. Equity securities, which have no specified maturity, are included in the over ten years period. Mortgage loans and mortgage-backed securities, all of which are fixed rate, are based on normal amortization plus estimated annual prepayments of 5%. Deposit certificate accounts are scheduled according to contractual maturities. Money market and passbook deposit accounts are included in the earliest period.

          Net Portfolio Value. In recent years, the Association has measured its interest rate sensitivity by computing the "gap" between the assets and liabilities which were expected to mature or reprice within certain periods, based on assumptions regarding loan prepayment and deposit decay rates formerly provided by the OTS. However, the OTS now requires the computation of amounts by which the net present value of an institution's cash flows from assets, liabilities and off balance sheet items (the institution's net portfolio value, or "NPV") would change in the event of a range of assumed changes in market interest rates. These computations estimate the effect on an institution's NPV from instantaneous and permanent 1% to 4% increases and decreases in market interest rates. In the Association's interest rate sensitive policy, the Board of Directors has established a maximum decrease in net interest income and maximum decreases in NPV given these instantaneous changes in interest rates.

     The following table sets forth the interest rate sensitivity of the Association's net portfolio value as of September 30, 1997 in the event of 1%, 2%, 3% and 4% instantaneous and permanent increases and decreases in market interest rates, respectively. These changes are set forth below as basis points, where 100 basis points equals one percentage point.

                             Net Portfolio Value                         NPV as % of Portfolio Value of Assets
 Change            ---------------------------------------               -------------------------------------
in Rates           $ Amount        $ Change       % Change               NPV Ratio       Basis Point Change
--------           --------        --------       --------               ---------       ------------------
                           (Dollars in thousands)
+ 400 bp               4,016        (1,832)            (31)%                19.91%             (625)
+ 300 bp               4,502        (1,346)            (23)                 21.70              (446)
+ 200 bp               4,999          (849)            (15)                 23.44              (272)
+ 100 bp               5,474          (374)             (6)                 25.00              (116)
    0 bp               5,848            --              --                  26.16                --
- 100 bp               6,014           166               3                  26.60                44
- 200 bp               6,043           195               3                  26.58                42
- 300 bp               6,119           271               5                  26.72                56
- 400 bp               6,262           414               7                  27.06                90

     The following table sets forth the interest rate risk capital component for the Association at September 30, 1997 given a hypothetical 200 basis point rate change in market interest rates.

                                                                                September 30, 1997
                                                                                ------------------
Pre-shock NPV Ratio: NPV as % of Portfolio Value of Assets...................           26.16%

Exposure Measure: Post-Shock NPV Ratio.......................................           23.44%

Sensitivity Measure: Change in NPV Ratio.....................................            (272) bp

Interest Rate Risk Capital Component ($000)..................................                  (1)

---------------------
(1) Although this calculation is not applicable to the Association, the Association has a negative interest rate sensitivity gap which would adversely affect net interest income during a period of rising interest rates. The Association believes its high level of liquid assets would, however, allow the Association to address this negative impact.

     Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates and loan prepayments, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions the Association may undertake in response to changes in interest rates.

     Certain shortcomings are inherent in the method of analysis presented in both the computation of NPV and in the analysis presented in prior tables setting forth the maturing and repricing of interest-earning assets and interest-bearing liabilities. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in differing degrees to changes in market interest rates. The interest rates on certain of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other assets and liabilities may lag behind changes in market rates. Based on the above, net interest income should decline with instantaneous increases in interest rates while net interest income should increase with instantaneous declines in interest rates. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the tables.

     Rocky Ford Federal originates only fixed-rate real estate loans and holds them in portfolio until maturity. Because Rocky Ford Federal's interest-bearing liabilities which mature or reprice within short periods substantially exceed its earning assets with similar characteristics, material and prolonged increases in interest rates generally would adversely affect net interest income, while material and prolonged decreases in interest rates generally, but to a lesser extent because of their historically low levels, would have the opposite effect. The Association's high level of liquid assets and investments "available for sale" provides management with the flexibility to address this interest rate sensitivity gap position.

AVERAGE BALANCE, INTEREST AND AVERAGE YIELDS AND RATES

     The following table sets forth certain information relating to the Association's average interest-earning assets and interest-bearing liabilities and reflects the average yield on assets and average cost of liabilities for the periods and at the date indicated. Such yields and costs are derived by dividing income or expense by the average monthly balance of assets or liabilities, respectively, for the periods presented. Management does not believe that the use of month-end balances instead of daily balances has caused any material difference in the information presented.

     The table also presents information for the periods and at the date indicated with respect to the difference between the average yield earned on interest-earning assets and average rate paid on interest-bearing liabilities, or "interest rate spread," which savings institutions have traditionally used as an indicator of profitability. Another indicator of an institution's net interest income is its "net yield on interest-earning assets," which is its net interest income divided by the average balance of interest-earning assets. Net interest income is affected by the interest rate spread and by the relative amounts of interest-earning assets and interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income.

                                                 At September 30,
                                                      1997
                                               -------------------
                                                            Yield/
                                               Balance       Cost
                                               -------       ----
                                             (Dollars in thousands)
Interest/dividend-earning assets:
  Interest-bearing deposits................  $    4,899     5.35%
   Investments.............................       3,903     6.94
   Loans...................................      13,530     8.23
                                             ----------   ------
Total interest-earning assets..............      22,332     7.38

Non-interest-earning assets................         833
                                             ----------
Total assets...............................  $   23,165
                                             ==========

Interest-bearing liabilities:
   Passbook - money market accounts........  $    3,833     3.91
   Certificates of deposit.................      12,307     5.50
                                             ----------   ------
Total interest-bearing liabilities.........      16,140     5.12

Non-interest-bearing liabilities...........         577
                                             ----------
Total liabilities..........................      16,717

Equity.....................................       6,448
                                             ----------
Total liabilities and equity...............  $   23,165
                                             ==========

Net interest/dividend income...............

Interest/dividend rate spread (1)..........                 2.25%
                                                          ======
Net interest/dividend-earning assets.......  $    6,192
                                             ==========
Net interest/dividend margin (2)...........                 3.67%
                                                          ======
Average interest/dividend-earning assets
  to average interest-bearing liabilities..      138.36%
                                             ==========
                                                                        Year Ended September 30,
                                                ---------------------------------------------------------------------------
                                                                1997                                   1996
                                                -----------------------------------       ---------------------------------
                                                                            Average                                 Average
                                                Average                     Yield/        Average                   Yield/
                                                Balance       Interest       Cost         Balance     Interest       Cost
                                                -------       --------       ----         -------     --------       ----
                                                                         (Dollars in thousands)
Interest/dividend-earning assets:
  Interest-bearing deposits................    $    4,251     $      262     6.16%       $   4,330    $      247     5.70%
   Investments.............................         3,846            271     7.05            3,676           248     6.75
   Loans...................................        12,847          1,114     8.67           11,730         1,030     8.78
                                               ----------     ----------   ------        ---------    ----------   ------
Total interest-earning assets..............        20,944          1,647     7.86           19,736         1,525     7.73
                                                              ==========   ======                     ==========   ======
Non-interest-earning assets................           635                                      405
                                               ----------                                ---------
Total assets...............................    $   21,579                                $  20,141
                                               ==========                                =========

Interest-bearing liabilities:
   Passbook - money market accounts........    $    4,932            150     3.04        $   4,120           143     3.47
   Certificates of deposit.................        12,535            677     5.40           12,873           677     5.26
                                               ----------     ----------   ------        ---------    ----------   ------
Total interest-bearing liabilities.........        17,467            827     4.73           16,993           820     4.83
                                                              ==========   ======                     ==========   ======
Non-interest-bearing liabilities...........           483                                      476
                                               ----------                                ---------
Total liabilities..........................        17,950                                   17,469
                                               ----------                                ---------
Equity.....................................         3,629                                    2,672
                                               ----------                                ---------
Total liabilities and equity...............    $   21,579                                $  20,141
                                               ==========                                =========
Net interest/dividend income...............                   $      820                              $      705
                                                              ==========                              ==========
Interest/dividend rate spread (1)..........                                  3.13%                                   2.90%
                                                                           ======                                  ======
Net interest/dividend-earning assets.......    $    3,477                                $   2,743
                                               ==========                                =========
Net interest/dividend margin (2)...........                                  3.92%                                   3.57%
                                                                           ======                                  ======
Average interest/dividend-earning assets
  to average interest-bearing liabilities..        119.91%                                  116.14%
                                               ==========                                =========

--------------
(1)  Includes nonaccrual loans.

RATE/VOLUME ANALYSIS

     The following table sets forth certain information regarding changes in interest income and interest expense of the Association for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to: (i) changes in volume (changes in volume multiplied by old rate); (ii) changes in rate (changes in rate multiplied by old volume); and (iii) changes in rate/volume (changes in rate multiplied by changes in volume).

                                                                      Year Ended June 30,
                                                      -------------------------------------------------
                                                                1997          vs.         1996
                                                      -------------------------------------------------
                                                                   Increase (Decrease) Due to
                                                      -------------------------------------------------
                                                                                Rate/
                                                      Volume         Rate      Volume           Total
                                                      ------         ----      ------           -----
                                                                          (In thousands)
Interest income:
  Interest-bearing deposits.........................  $    (5)     $    20     $     --       $    15
  Investments.......................................       11           11            1            23
  Loans.............................................       98          (13)          (1)           84
                                                      -------      -------     --------       -------
    Total interest-earning assets...................      104           18           --           122
                                                      -------      -------     --------       -------
Interest-bearing liabilities:
  Deposits..........................................       23          (17)           1             7
                                                      -------      -------     --------       -------

  Increase (decrease) in net interest income........  $    81      $    35     $     (1)      $   115
                                                      =======      =======     ========       =======

COMPARISON OF FINANCIAL CONDITION AT SEPTEMBER 30, 1997 AND 1996

     The Association's total assets increased by $2,777,000 from September 30, 1996 to September 30, 1997, with the majority of the increase reported in loans receivable and cash accounts.

     The Association's loan portfolio increased by $1,200,000 during the year ended September 30, 1997. Net loans totaled $13.5 million and $12.4 million at September 30, 1997 and 1996, respectively. The increase in the loan activity during the year ended September 30, 1997 is due to increased loan demand in the Association's market area. The allowance for loan losses totaled $60,000 at September 30, 1997 and 1996. As of those dates, the Association had no non-performing loans in its portfolio. There were no loans charged off or recoveries of previous loan losses during the year ended September 30, 1997 and 1996. At September 30, 1996, the ratio of the allowance for loan losses to net loans was
 .49% as compared to .44% at September 30, 1997. The decrease in the ratio is attributable to loan growth.

     At September 30, 1997, the Association's investment portfolio included mortgage-backed and government securities classified as "held to maturity" carried at amortized cost of $3.2 million and estimated fair value of $3.3 million, and equity securities classified as "available for sale" with an estimated fair value of $409,000. The balance of the Association's investment portfolio at September 30, 1997 consisted of interest-bearing deposits totaling $4.9 million.

     At September 30, 1997 deposits decreased to $16.1 million from $17.1 million at September 30, 1996, or a net decrease of 5.86%. Certificates of deposit at September 30, 1997 and 1996 included approximately $2.1 million and $1.5 million, respectively, of deposits with balances of $100,000 or more.

     The allowance for loan losses totaled $60,000 at September 30, 1997 and 1996. As of those dates the Association did not have any non-performing loans in its portfolio. There were no loans charged off or recoveries of previous loan losses during the year ended September 30, 1997 and 1996. The determination of the allowance for loan losses is based on management's analysis, performed on a quarterly basis. Various factors are considered, including the market value of the underlying collateral, growth and composition of the loan portfolio, the relationship of the allowance for loan losses to outstanding loans, historical loss experience, delinquency trends and prevailing economic conditions. Although management believes its allowance for loan losses is adequate, there can be no assurance that additional allowances will not be required or that losses on loans will not be incurred. The Association has had minimal losses on loans in prior years. At September 30, 1997, the ratio of the allowance for loan losses to net loans was .44% as compared to .49% at September 30, 1996. The decrease in the ratio is attributed to loan growth for the year ended September 30, 1997.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 1997 AND 1996

     Net Income. The consolidated net income for the year ended September 30, 1997 was $93,345 compared to $128,542 for the year ended September 30, 1996. The decrease in net income is attributed to the recognition or retirement expense of approximately $249,000, less the effect of increased interest earnings and not having the SAIF special assessment of $106,000.

     Net Interest Income. Net interest income for 1997 was $820,486 compared to $704,906 for 1996. The increase is attributed to the increase in the net interest rate spread of 3.92% for the year ended September 30, 1997 from 2.90% for the year ended September 30, 1996.

     Interest Income. Interest income for 1997 was $1,647,073 compared to $1,525,337 for 1996. The increase is attributed to the additional funds available from the issuance of stock, increased loans receivable and the increase in the net yield on average interest-earning assets from 3.57% to 3.92%. Interest-earning assets increased from $19.9 million to $22.3 million.

     Interest Expense. Interest expense increased to $826,587 from $820,431. The average interest cost on certificates of deposit as of September 30, 1997 was 5.40% compared to 5.26% for 1996. The decrease in savings accounts was approximately $516,000 in money market accounts, and $489,000 in certificate of deposit accounts.

     Provision for Loan Losses. The Company determined that a provision for loan losses was not required for the year ended September 30, 1997, based on management's evaluation of the risk inherent in its loan portfolio, the lack of non-performing loans and the general economy of the area.

     Non-Interest Expense. The increase in non-interest expense of $189,000 is primarily attributed to $249,000 retirement expenses recognized in accordance with the retirement plan adopted by the board in the current year less the special SAIF assessment incurred in 1996 in the amount of $106,000.

LIQUIDITY AND CAPITAL RESOURCES

     The Company initially has no business other than that of the Association and investing the net proceeds retained by it. The Association is subject to certain regulatory limitations with respect to the payment of dividends to the Company. The Company intends to lend a portion of the net proceeds retained from the Conversion to the ESOP to permit its purchase of Common Stock in the Conversion.

     At September 30, 1997, the Association exceeded all regulatory minimum capital requirements.

     The Association's primary sources of funds consists of deposits, repayment of loans and mortgage-backed securities, maturities of investments and interest-bearing deposits, and funds provided from operations. While scheduled repayments of loans and mortgage-backed securities and maturities of investment securities are predicable sources of funds, deposit flows and loan prepayments are greatly influenced by the general level of interest rates, economic conditions and competition. The Association uses its liquidity resources principally to fund existing and future loan commitments, to fund maturing certificates of deposit and demand deposit withdrawals, to invest in other interest-earning assets, to maintain liquidity, and to meeting operating expenses. Management believes that loan repayments and other sources of funds will be adequate to meet the Association's liquidity needs for the immediate future.

     The Association is required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which may be varied at the direction of the OTS depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required minimum ratio is currently 5%. The Association has historically maintained a level of liquid assets in excess of regulatory requirements. The Association's liquidity ratios at September 30, 1997 and 1996 were 20% and 27%, respectively. The Association's relatively high liquidity ratios at September 30, 1997 and 1996 were reflective of accelerated loan prepayments, and management's determination to refrain from investing excess liquidity in assets with longer terms.

     A major portion of the Association's liquidity consists of cash and cash equivalents, which include investments in highly liquid, short-term deposits.

     The level of these assets is dependent on the Association's operating, investing, lending and financing activities during any given period. At September 30, 1997, cash and cash equivalents totaled $5.2 million.

     The primary investing activities of the Association include origination of loans and purchase of investment securities. During the year ended September 30, 1997, purchases of investment securities and mortgage-backed securities totaled $248,000, while loan originations totaled $3.9 million. These investments were funded in part by loan and mortgage-backed securities prepayments of $2.7 million.

     Liquidity management is both a daily and long-term function of business management. If the Association requires funds beyond its ability to generate them internally, the Association believes that it could borrow funds from the FHLB. At September 30, 1997, the Association had no outstanding advances from the FHLB.

     At September 30, 1997, the Association had $194,400 in outstanding commitments to originate fixed-rate loans. The interest rate on the commitments ranged from 7.65% to 8.50%, and are held open for ninety days. The Association anticipates that it will have sufficient funds available to meet its current loan origination commitments. Certificates of deposit which are scheduled to mature in one year or less totaled $9.7 million at September 30, 1997. Based on historical experience, management believes that a significant portion of such deposits will remain with the Association.

IMPACT OF INFLATION AND CHANGING PRICES

     The Consolidated Financial Statements and Notes thereto presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of the Association's operations. Unlike most industrial companies, nearly all the assets and liabilities of the Company are monetary. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

IMPACT OF NEW ACCOUNTING STANDARDS

     See Financial Statements Note 15.

                       CONSOLIDATED FINANCIAL STATEMENTS
                  ROCKY FORD FINANCIAL, INC. AND SUBSIDIARIES

                                                                                Page
Independent Auditors' Report                                                      14

Statements of Financial Condition September 30, 1997 and 1996                     15

Statements of Income for the Years Ended September 30, 1997 and 1996              16

Statements of Equity for the Years Ended September 30, 1997 and 1996              17

Statements of Cash Flows for the Years Ended September 30, 1997 and 1996          18

Notes to Consolidated Financial Statements                                        19

                          INDEPENDENT AUDITORS' REPORT


Board of Directors
Rocky Ford Financial, Inc.
Rocky Ford, Colorado

We have audited the accompanying consolidated statements of financial condition of Rocky Ford Financial, Inc. And Subsidiary as of September 30, 1997 and 1996, and the related consolidated statements of income, equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Rocky Ford Financial, Inc. And Subsidiary as of September 30, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.









                                     GRIMSLEY, WHITE & COMPANY





November 21, 1997

                    ROCKY FORD FINANCIAL, INC. AND SUBSIDIARY

                  CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

                           SEPTEMBER 30, 1997 AND 1996

                            ASSETS                                                       1997              1996
                                                                                  ------------------------------------
Cash and cash equivalents
   Interest - bearing                                                                 $  2,900,000      $  2,000,000
   Non - interest bearing                                                                  305,382           221,416
Certificates of deposit                                                                  1,999,312         1,897,000
Securities available for sale
     Equity securities (amortized cost of $11,327)                                         409,218           282,300
Securities held to maturity
     Mortgage-backed securities (estimated market value of $2,537,400
         and $2,660,700)                                                                 2,421,308         2,616,767
     U.S. agencies (estimated market value of $748,000 and $488,600)                       748,965           500,000
Loans receivable - net                                                                  13,529,566        12,286,909
Federal Home Loan Bank stock, at cost                                                      323,500           302,400
Retirement trust assets                                                                    251,687                 -
Accrued interest receivable                                                                146,769           125,018
Premises and equipment                                                                      83,270            98,672
Prepaids                                                                                    45,910            57,611
                                                                                  -----------------  ----------------

            TOTAL ASSETS                                                              $ 23,164,887      $ 20,388,093
                                                                                  =================  ================
                    LIABILITIES AND EQUITY
Deposits                                                                              $ 16,139,404      $ 17,144,638
Advances from borrowers for taxes and insurance                                             35,562            41,778
Accounts payable and accrued expenses                                                      372,700           273,217
Deferred income taxes                                                                      169,400           150,200
                                                                                  -----------------  ----------------

            TOTAL LIABILITIES                                                           16,717,066        17,609,833
                                                                                  -----------------  ----------------
Commitments and contingencies

Preferred stock- $.01 par value; authorized 1,000,000
   shares; no shares issued or outstanding                                                       -                 -
Common stock-$.01 par value; authorized 3,000,000 shares;
   issued and outstanding 423,200 shares                                                     4,232                 -
Paid-in capital                                                                          3,830,582                 -
Retained earnings - substantially restricted                                             2,700,923         2,607,578
Net unrealized gain on securities available for sale,
   net of tax of $147,250 and $100,300                                                     250,644           170,682
Note receivable from ESOP Trust                                                           (338,560)                -
                                                                                  -----------------  ----------------

            TOTAL EQUITY                                                                 6,447,821         2,778,260
                                                                                  -----------------  ----------------

            TOTAL LIABILITIES AND EQUITY                                              $ 23,164,887      $ 20,388,093
                                                                                  =================  ================

                SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   ROCKY FORD FINANCIAL, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME

                    YEARS ENDED SEPTEMBER 30, 1997 AND 1996

                                                                            1997             1996
                                                                    --------------- ----------------
INTEREST INCOME
      Loans receivable                                                 $ 1,113,803      $ 1,030,195
      Securities available for sale                                         25,679           23,499
      Securities held to maturity                                          246,067          224,192
      Other interest-bearing assets                                        261,524          247,451
                                                                      -------------    -------------

                  TOTAL INTEREST INCOME                                  1,647,073        1,525,337

INTEREST ON DEPOSITS                                                       826,587          820,431
                                                                      -------------    -------------

                  NET INTEREST INCOME                                      820,486          704,906

PROVISION FOR LOAN LOSSES                                                        -                -
                                                                      -------------    -------------
                  NET INTEREST INCOME AFTER
                        PROVISION FOR LOAN LOSSES                          820,486          704,906
                                                                      -------------    -------------
NON-INTEREST INCOME
      Other charges                                                         31,151           16,585
      Gain on sale of foreclosed real estate                                     -            4,157
                                                                      -------------    -------------

                  TOTAL NON-INTEREST INCOME                                 31,151           20,742
                                                                      -------------    -------------
NON-INTEREST EXPENSE
      GENERAL AND ADMINISTRATIVE
            Compensation and benefits                                      525,646          231,849
            Occupancy and equipment                                         35,905           38,703
            Computer services                                               33,510           30,202
            SAIF deposit insurance                                          23,132           45,026
            Other                                                          109,533           87,022
            Special SAIF assessment                                              -          105,929
                                                                      -------------    -------------

                  TOTAL NON-INTEREST EXPENSE                               727,726          538,731
                                                                      -------------    -------------

                  INCOME BEFORE TAXES                                      123,911          186,917

PROVISION FOR INCOME TAXES                                                  30,566           58,375
                                                                      -------------    -------------

                  NET INCOME                                           $    93,345      $   128,542
                                                                      =============    =============

EARNINGS PER COMMON SHARE                                              $      0.26
                                                                      =============

Based on income allocated from May 21, 1997

                SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          ROCKY FORD FINANCIAL, INC.

                       CONSOLIDATED STATEMENTS OF EQUITY

                    YEARS ENDED SEPTEMBER 30, 1997 AND 1996


                                                                                                           NET
                                                                                                        UNREALIZED
                                                                                                           GAIN
                                                                                                            ON
                                                                            NOTE                        SECURITIES
                                            COMMON         PAID-IN       RECEIVABLE       RETAINED      AVAILABLE-
                                             STOCK         CAPITAL          ESOP          EARNINGS       FOR-SALE
                                         -------------- --------------- --------------- --------------- --------------
BALANCES, OCTOBER 1, 1995                $          -    $           -   $          -     $ 2,479,036    $    94,261

      Net income for the year                                                                 128,542              -

     Change in net unrealized gain on
         securities available-for-sale, net
         of taxes of $47,000                                                        -                -        76,421
                                         -------------- --------------- --------------- --------------- --------------

BALANCES, SEPTEMBER 30, 1996                        -                -              -       2,607,578        170,682

      Net income for the year                                                                  93,345

     Change in net unrealized gain on
         securities available-for-sale, net
         of taxes of $46,900                                                                                  79,962

     Proceeds from issuance of stock,
         net of conversion costs
         of $410,186                             4,232       3,479,022

     Purchase of common stock by ESOP                          338,560       (338,560)

     ESOP contribution                                          13,000
                                         -------------- --------------- --------------- --------------- --------------

BALANCES, SEPTEMBER 30, 1997             $       4,232   $   3,830,582   $   (338,560)    $ 2,700,923    $   250,644
                                         ============== =============== =============== =============== ==============












                SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   ROCKY FORD FINANCIAL, INC AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                    YEARS ENDED SEPTEMBER 30, 1997 AND 1996

                                                                                             1997           1996
                                                                                       --------------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
      Net income                                                                            $ 93,345       $ 128,542
                                                                                       --------------  --------------
      Adjustments to reconcile net income to net cash provided
            by operating activities:
      Amortization of:
            Deferred loan origination fees                                                   (15,149)        (16,803)
            Discounts on investments                                                          (2,221)        (16,965)
      Stock dividend received from FHLB                                                      (21,100)        (18,600)
      Gain on foreclosed real estate                                                               -          (1,966)
      ESOP market value expense                                                               13,000               -
      Depreciation                                                                            20,032          21,341
      Change in assets and liabilities:
            Accrued interest receivable                                                      (21,751)         33,850
            Prepaids                                                                          11,701         (14,284)
            Accounts payable and accrued expenses                                             99,483          81,976
            Current income taxes                                                                   -          (6,182)
            Deferred income                                                                        -          (2,191)
            Deferred income taxes                                                            (27,756)        (23,091)
                                                                                       --------------  --------------

            TOTAL ADJUSTMENTS                                                                 56,239          37,085
                                                                                       --------------  --------------

            NET CASH PROVIDED BY OPERATING ACTIVITIES                                        149,584         165,627
                                                                                       --------------  --------------

CASH FLOWS FROM INVESTING ACTIVITIES:
      Net change in certificates of deposit                                                 (102,312)        686,000
      Loan originations and principal payments on loans                                   (1,227,508)     (1,329,596)
      Purchase of investment securities held to maturity                                    (248,828)       (584,269)
      Proceeds from maturities of investment securities held to maturity                           -       2,800,000
      Purchase of mortgage-backed securities                                                       -      (1,488,125)
      Principal payments on mortgage-backed securities                                       197,543         245,760
      Capital purchases                                                                       (4,630)        (32,468)
      Proceeds from sale of foreclosed real estate                                                 -          63,123
      Establishing retirement plan trust                                                    (251,687)              -
                                                                                       --------------  --------------

            NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES                              (1,637,422)        360,425
                                                                                       --------------  --------------
CASH FLOWS FROM FINANCING ACTIVITIES:
      Issuance of common stock                                                             3,483,254               -
      Net change in deposits                                                              (1,005,234)        442,513
      Net change in mortgage escrow funds                                                     (6,216)         (7,512)
                                                                                       --------------  --------------

            NET CASH PROVIDED BY FINANCING ACTIVITIES                                      2,471,804         435,001
                                                                                       --------------  --------------
            NET INCREASE IN CASH AND CASH EQUIVALENTS                                        983,966         961,053

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                             2,221,416       1,260,363
                                                                                       --------------  --------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                                 $ 3,205,382     $ 2,221,416
                                                                                       ==============  ==============


SUPPLEMENTAL DISCLOSURES OF CASH FLOWS
Cash paid for:
     Taxes                                                                                  $ 41,472       $ 103,319
     Interest                                                                                158,527         148,188

                SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    ROCKY FORD FINANCIAL, INC. AND SUBSIDIARY


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE - 1      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

              The following is a description of the more significant accounting policies which Rocky Ford Financial, Inc. (the Company) and its wholly owned subsidiary, Rocky Ford Federal Savings and Loan Association (the Association) follow in preparing and presenting the consolidated financial statements.

              Basis of Presentation
              The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary Rocky Ford Federal Savings and Loan Association. All significant intercompany accounts and transactions have been eliminated.

              Organization
              Rocky Ford Federal Savings and Loan Association (the Association) is a federally chartered mutual association which conducts its operations in Southeastern Colorado. The Association provides a variety of financial services to the area it serves. Its primary deposit products are certificates of deposit and its primary lending products are real estate mortgages.

              The Company's purpose is to act as a holding company with the Association as its sole subsidiary. The Company's principal business is the business of the Association and holding investments.

              Savings deposits of the Association are insured by the Federal Deposit Insurance Corporation ("FDIC") up to certain limitations. The Association pays a premium to the FDIC for the insurance of such savings.

              Use of Estimates
              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

              Cash Equivalents
              Cash equivalents consist of overnight deposits and funds due from banks. For purposes of the statements of cash flows, the Association considers all highly liquid debt instruments with original maturities, when purchased, of three months or less to be cash equivalents.

              Certificates of Deposit
              The Association maintains certificates of deposit with financial institutions across the United States. It is the policy of the Association to limit deposits to insurable accounts.

                    ROCKY FORD FINANCIAL, INC. AND SUBSIDIARY


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE - 1      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
              Securities Held-to-Maturity
              Mortgage-backed securities and related debt investments for which the Association has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts which are recognized in interest income using the interest method over the period to maturity.

              Securities Available-for-Sale
              Securities available-for-sale consist of equity securities, not classified as trading securities, which are carried at fair value.

              Unrealized holding gains and losses, net of tax, on securities available-for-sale are reported as a net amount in a separate component of equity until realized.

              Gains and losses on the sale of securities available-for-sale are determined using the specific-identification method.

              Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost, that are other than temporary, would result in write-downs of the individual securities to their fair value. Should the Association incur write-downs, they will be included in earnings as realized losses.

              Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

              Federal Home Loan Bank (FHLB) stock is an equity interest in the FHLB of Topeka. The Association, as a member of the FHLB, is required to maintain an investment in the capital stock of the FHLB. The stock is carried at cost, as its cost is assumed to equal its market value, since if the Association withdraws membership in the FHLB, the stock must be redeemed for face value. The FHLB declares cash and stock dividends. The stock dividends are recognized as income due to the fact they are redeemable at par value ($100 per share).

              Loans Receivable
              Loans receivable are stated at unpaid principal balances, less the allowance for loan losses, and net of deferred loan-origination fees and discounts.

              Loan origination and commitment fees, as well as certain direct origination costs, are deferred and amortized as a yield adjustment over the lives of the related loans using the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status.

              Loans are placed on nonaccrual status when the principal and interest is delinquent for 90 days or more. Uncollectible interest on these loans is charged off, or an allowance is established, based on management's periodic evaluation, by a charge to interest income equal to all interest previously accrued. Income is subsequently recognized only to the extent that cash payments are received.

                    ROCKY FORD FINANCIAL, INC. AND SUBSIDIARY


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE - 1      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
              Allowance for Loan Losses
              The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb potential losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, specific impaired loans, and economic conditions. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries. Such provisions are based on management's estimate of net realizable value or fair value of the collateral, as applicable. These estimates are susceptible to economic changes that could result in a material adjustment to results of operations in the near term. Recovery of the carrying value of such loans is dependent, to a great extent, on the economic, operational, and other conditions that may be beyond the Association's control.

              Real Estate Held for Investment and Foreclosed Real Estate Direct investments in real estate properties held for investment are carried at lower of cost, including cost of improvements and amenities subsequent to acquisition, or net realizable value.

              Foreclosed real estate held for sale is carried at the lower of fair value minus estimated costs to sell or cost (the fair value of the foreclosed asset at the time of foreclosure). Costs of holding foreclosed property are charged to expense in the current period, except for significant property improvements, which are capitalized to the extent that carrying value does not exceed estimated fair market value.

              Income Taxes
              Income taxes are recognized under SFAS No. 109 Accounting for Income Taxes. Under the provisions of SFAS No. 109, deferred tax assets and liabilities are recorded based on the differences between the financial statement and the tax basis of assets and liabilities and the tax rates which will be in effect when these differences are expected to reverse. If appropriate, deferred tax assets are reduced by a valuation allowance which reflects the extent to which such assets will be realized.

              Premises and Equipment
              Land is carried at cost. Building, furniture, fixtures, and equipment are carried at cost, less accumulated depreciation. Building, furniture, fixtures, and equipment are depreciated using the straight-line method over the estimated useful lives of the assets.

              Fair Values of Financial Instruments
              The following methods and assumptions were used in estimating fair values of financial instruments as disclosed herein:

              Cash and short-term instruments. The carrying amounts of cash and short-term instruments approximate fair values.

                    ROCKY FORD FINANCIAL, INC. AND SUBSIDIARY


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE - 1      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
              Fair Values of Financial Instruments (Continued)
              Available-for-sale and held-to-maturity securities. Fair values for securities, excluding restricted equity securities, are based on quoted market prices. The carrying values of restricted equity securities approximate fair values.

              Loans receivable. Fair values for mortgage loans is estimated using discounted cash flow analysis, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable.

              Deposit liabilities. The carrying amounts of passbook savings and money-market accounts approximate their fair values at the reporting date. Fair values for fixed-rate CDs are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

NOTE - 2      INVESTMENT SECURITIES

              Investment securities are summarized as follows:

              Held-to-Maturity Securities
              The amortized cost and estimated fair value of held-to-maturity securities at September 30, 1997 and 1996 are as follows:


                                                                           Gross            Gross
                                                       Amortized        Unrealized        Unrealized            Fair
                 1997                                    Cost              Gains            Losses             Value
              -----------                           --------------    --------------    --------------    --------------
              Mortgage-backed securities
                GNMA certificates                   $    2,421,308    $      116,059    $            0    $    2,537,367
              U.S. Government Agencies                     748,965                 0              (997)          747,968
                                                    --------------    --------------    --------------    --------------

                                                    $    3,170,273    $      116,059    $         (997)   $    3,285,335
                                                    ==============    ==============    ==============    ==============


                 1996
              -----------
              Mortgage-backed securities
                GNMA certificates                   $    2,616,767    $       67,099    $      (23,161)   $    2,660,705
              U.S. Government Agencies                     500,000                 0           (11,406)          488,594
                                                    --------------    --------------    --------------    --------------

                                                    $    3,116,767    $       67,099    $      (34,567)   $    3,149,299
                                                    ==============    ==============    ==============    ==============

                   ROCKY FORD FINANCIAL, INC. AND SUBSIDIARY


                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE  - 2     INVESTMENT SECURITIES (Continued)


              Available-for-Sale Securities
              The amortized cost and estimated fair value of available-for-sale securities at September 30, 1997 and 1996 were as follows:


                                                                           Gross            Gross
                                                       Amortized        Unrealized        Unrealized            Fair
                 1997                                    Cost              Gains            Losses             Value
              -----------                           --------------    --------------    --------------    --------------
              Equity securities

                FHLMC stock                         $       11,327    $      397,891    $            0    $      409,218
                                                    ==============    ==============    ==============    ==============


                 1996
              -----------
              Equity securities

                FHLMC stock                         $       11,327    $      270,973    $            0    $      282,300
                                                    ==============    ==============    ==============    ==============

              The amortized cost of debt securities at September 30, 1997, by contractual maturity, are shown below. The Association's debt securities held-to-maturity are mortgage-backed securities whose expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                               Amortized
              Held-to-Maturity Debt Securities                     Cost
              --------------------------------                 -------------
              Due in one year or less                          $     530,953
              Due after one year through five years                  402,291
              Due from five to ten years                             280,507
              Due after ten years                                  1,956,522
                                                               -------------

                  Total Held-to-Maturity Securities            $   3,170,273
                                                               =============


              GNMA Certificates with a carrying amount of $232,638 and $231,259 at September 30, 1997 and 1996, respectively, were pledged to secure public deposits.

                    ROCKY FORD FINANCIAL, INC. AND SUBSIDIARY


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE - 3      LOANS RECEIVABLE
              Loans receivable at September 30 are summarized as follows:

                                                                                 1997                    1996
                                                                           ---------------         ---------------
              First mortgage loans
                 (principally conventional):
                 Principal balances:
                     Secured by one-to-four-family
                         residences                                        $    13,320,764         $    12,056,769
                     Secured by other properties                                   138,567                 173,626
                                                                           ---------------         ---------------

                                                                                13,459,331              12,230,395
              Less:
                 Net deferred loan origination fees                                (46,093)                (61,242)
                                                                           ---------------         ---------------

                     Total first mortgage loans                                 13,413,238              12,169,153
                                                                           ---------------         ---------------

              Second mortgage and share loans
                 Principal balances:
                     Second mortgage                                                70,207                  75,487
                     Share                                                         106,121                 102,269
                                                                           ---------------         ---------------

                         Total second mortgages and share loans                    176,328                 177,756
                                                                           ---------------         ---------------

              Less:
                 Allowance for loan losses                                         (60,000)                (60,000)
                                                                           ---------------         ---------------

                                                                           $    13,529,566         $    12,286,909
                                                                           ===============         ===============

              Activity in the allowance for loan losses is summarized as follows for the years ended September 30:

                                                                                 1997                    1996
                                                                           ---------------         ---------------
              Balance at beginning of year                                 $        60,000         $        60,000
              Provision (recovery) charged to income                                     0                       0
              Charge-offs and recoveries, net                                            0                       0
                                                                           ---------------         ---------------

                     Balance at end of year                                $        60,000         $        60,000
                                                                           ===============         ===============

              Nonaccrual loans for which interest has been reserved totaled $0 at September 30, 1997 and 1996, respectively. Interest income in the amount of $0 has been reserved at September 30, 1997 and 1996.

              As of September 30, 1997 the Association had outstanding firm commitments to originate loans of approximately $194,400.

                   ROCKY FORD FINANCIAL, INC. AND SUBSIDIARY


                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE -4      ACCRUED INTEREST RECEIVABLE
             Accrued interest receivable at September 30 is summarized as follows:

                                                                                  1997                     1996
                                                                              ------------             ------------
              Certificates of deposit                                         $     22,508             $      5,325
              Investment securities                                                 13,177                   11,875
              Mortgaged-backed securities                                           16,779                   18,144
              Loans receivable                                                      94,305                   89,674
                                                                              ------------             ------------

                                                                              $    146,769             $    125,018
                                                                              ============             ============

NOTE  -5      PREMISES AND EQUIPMENT
              Premises and equipment at September 30 are summarized as follows:

                                                                                   1997                    1996
                                                                              ------------             ------------
              Land                                                              $   10,000              $    10,000
              Buildings                                                            119,666                  119,666
              Furniture and fixtures                                               102,071                  100,934
              Automobile                                                            34,963                   34,963
                                                                              ------------             ------------

                                                                                   266,700                  265,563
              Less accumulated depreciation                                       (183,430)                (166,891)
                                                                              ------------             ------------

                                                                                $   83,270              $    98,672
                                                                              ============             ============

              Depreciation expense charged to operations amounted to $20,032 and $21,341 for the years ended September 30, 1997 and 1996.

NOTE  -6      DEPOSITS
              Deposits at September 30 are summarized as follows:

                                    RATE AT                       1997                          1996
                                  SEPTEMBER 30,           AMOUNT        PERCENT         AMOUNT         PERCENT
                                  -------------           ------        -------         ------         -------
              Money market            3.70%          $    2,800,821        17.36     $    3,270,990        19.08
              Passbook savings        2.85%               1,031,781         6.39          1,077,717         6.28
                                                     --------------       ------     --------------      -------

                                                          3,832,602        23.75          4,348,707        25.36
                                                     --------------       ------     --------------      -------
              Certificates of
                 deposit             3% - 4%                224,449         1.39            423,765         2.47
                                     4% - 5%              4,614,701        28.59          4,565,453        26.63
                                     5% - 6%              6,738,968        41.75          7,745,816        45.18
                                     6% - 7%                696,266         4.31                  0         0.00
                                     7% - 8%                 32,418          .21             60,897          .36
                                                     --------------       ------     --------------      -------

                                                         12,306,802        76.25         12,795,931        74.64
                                                     --------------       ------     --------------      -------

                                                     $   16,139,404       100.00     $   17,144,638       100.00
                                                     ==============      =======     ==============       ======

                   ROCKY FORD FINANCIAL, INC. AND SUBSIDIARY


                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE  -6      DEPOSITS (Continued)

              The aggregate amount of jumbo certificates of deposit with a minimum denomination of $100,000 was approximately $2,068,000 and $1,512,000 at September 30, 1997 and 1996.

              At September 30, 1997, scheduled maturities of certificates of deposits are as follows:

                  Rate                                    1998               1999                2000
               ------------                           ------------        ------------        ------------
                3% - 4%                               $    224,449        $          0        $          0
                4% - 5%                                  4,614,701                   0                   0
                5% - 6%                                  4,162,296           1,627,065             949,607
                6% - 7%                                    696,266                   0                   0
                7% - 8%                                          0              32,418                   0
                                                      ------------        ------------        ------------

                                                      $  9,697,712        $  1,659,483        $    949,607
                                                      ============        ============        ============

              Interest expense on deposits for years ended September 30 is summarized as follows:

                                                                                  1997                    1996
                                                                            --------------          ---------------
              Money market                                                  $      121,332          $       112,054
              Passbook savings                                                      28,160                   31,557
              Certificates of deposit                                              677,095                  676,820
                                                                            --------------          ---------------

                                                                            $      826,587          $       820,431
                                                                            ==============          ===============

NOTE  -7      INCOME TAXES
              Income tax expense for the years ended September 30 is summarized as follows:

                                                                                  1997                    1996
                                                                            --------------          ---------------
              Current                                                       $       58,266          $        81,475
              Deferred                                                             (27,700)                 (23,100)
                                                                            --------------          ---------------

                                                                            $       30,566          $        58,375
                                                                            ==============          ===============

              Effective tax rates                                                       25%                      31%

              Retained earnings at September 30, 1997 include earnings of approximately $452,000, representing bad debt deductions for which no provision for federal income taxes has been made. If, in the future, this portion of retained earnings is used for any purpose other than to absorb bad debt losses, federal income taxes will be imposed at the then applicable rates.

                   ROCKY FORD FINANCIAL, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE  -7      INCOME TAXES (Continued)
              The provisions for federal income taxes for the years ended
              September 30, 1997 and 1996 differ from that computed at the statutory corporate tax rate of 34 percent as follows:

                                                                                   1997                    1996
                                                                              ------------             ------------
              Tax at statutory rate                                           $     42,130             $     63,552
              Change Resulting From:
                 State tax credits                                                  (5,000)                       0

              Other                                                                 (6,564)                  (5,177)
                                                                              ------------             ------------

                                                                              $     30,566             $     58,375
                                                                              ============             ============

              Temporary differences between the financial statement carrying amounts and tax basis of assets and liabilities that gave rise to significant portions of the deferred tax liability at September 30 relates to the following:

                                                                                   1997                    1996
                                                                              ------------             ------------
              Deferred Tax Assets
              Deferred compensation                                           $     96,000             $     30,400
              Deferred loan fees                                                    17,000                   22,700
              State tax credits carryover                                            5,000                        0
              SAIF special assessment                                                    0                   39,200
                                                                              ------------             ------------

                    Total                                                          118,000                   92,300
                                                                              ------------             ------------

              Deferred Tax Liabilities
              Accrued interest on loans                                             34,900                   33,200
              FHLB stock dividend                                                   47,500                   39,700
              Bad debt deduction                                                    57,800                   69,300
              Unrealized gain on securities available-for-sale                     147,200                  100,300
                                                                              ------------             ------------

                    Total                                                          287,400                  242,500
                                                                              ------------             ------------

                    Net Deferred Tax Liability                                $    169,400             $    150,200
                                                                              ============             ============

              For 1997 and 1996, deferred tax expense results from timing differences in the recognition of income and expense for tax and financial purposes. The sources and tax effects of these temporary and timing differences are as follows:

                                                                                   1997                    1996
                                                                              ------------             ------------
              Accrued interest on loans                                       $      1,700             $      1,900
              Deferred Directors retirement                                        (65,600)                   1,700
              Deferred loan fees recognized                                          5,700                    4,100
              FHLB stock dividend                                                    7,800                    6,900
              Bad debt deduction                                                   (11,500)                   1,500
              State tax credits                                                     (5,000)                       0
              SAIF special assessment                                               39,200                  (39,200)
                                                                              ------------             ------------

                                                                              $    (27,700)            $    (23,100)
                                                                              ============             ============

                   ROCKY FORD FINANCIAL, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE -8       CAPITAL REQUIREMENTS
              The Association is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain actions by regulators that, if undertaken, could have a direct material effect on the Association's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific guidelines that involve quantitative measures of the Association's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

              Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios as outlined below. Management believes, as of September 30, 1997, the Association met all capital adequacy requirements to which it is subject.

              As of October 31, 1997, the most recent notification from Office of Thrift Supervision categorized the Association as well capitalized under the regulatory framework for prompt corrective action. To be well capitalized the Association must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios. There are no conditions or events since that notification that management believes have changed the institution's category.

              The following is a reconciliation of the Association's capital computed under generally accepted accounting principles (GAAP) to regulatory capital. OTS regulations specify minimum capital requirements for the Association. The following reconciliation also compares the capital requirements as computed to the minimum capital requirements for the Association.

              Equity Per GAAP                                          $     4,850,885
                  Unrealized Gain on Securities                               (250,644)
                                                                       ---------------

                      Tier I Capital                                         4,600,241

                  Valuation Allowance                                           60,000
                                                                       ---------------
                      Regulatory Capital                               $     4,660,241
                                                                       ===============

                                                    Actual                   Adequacy Purposes          Action Regulations
                                               Amount        Ratio           Amount      Ratio           Amount      Ratio
                                               ------        -----           ------      -----           ------      -----
              Total Capital
                 (to Risk Weighted
                 Assets)                   $  4,660,241     54.11%        $  688,960     8.00%        $  861,200     10.00%

              Tier I Capital
                 (to Risk Weighted
                 Assets)                      4,600,241     53.42            258,360     3.00            516,720      6.00

              Tier I Capital
           (to Average Assets)                4,600,241     21.53            320,520     1.50          1,068,400      5.00

                   ROCKY FORD FINANCIAL, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE -8       CAPITAL REQUIREMENTS (Continued)
              The Association's management believes that, under the current regulations, the Association will continue to meet its minimum capital requirements in the coming year. However, events beyond the control of the Association, such as increased interest rates or a downturn in the economy in the Association's operating area, could adversely affect future minimum capital requirements.


NOTE -9       OTHER NON-INTEREST EXPENSE

                                                                                   1997                    1996
                                                                              ------------             ------------
              Communication, postage and office supplies                            21,258                   19,960
              Insurance                                                              6,109                    5,874
              Professional services                                                 20,109                   14,374
              Travel and entertainment                                              26,340                   25,216
              Dues and subscriptions                                                 5,381                    4,930
              Other                                                                 23,522                    4,453
                                                                              ------------             ------------

                                                                              $    109,533             $     87,022
                                                                              ============             ============

NOTE -10      SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK
              Most of the Association's business activity is with customers located within the state, principally southeastern Colorado. The Association does not have a high concentration of deposits or loans with one individual or entity.

NOTE -11      RELATED PARTY TRANSACTIONS
              Loans to related parties include loans made to directors, executive officers, and their associates as defined. The loans are made on substantially the same terms as other loan customers.

              The aggregate dollar amount of loans was $81,700 and $167,298 at September 30, 1997 and 1996, respectively. During 1997, no new loans were made and repayments totaled $85,598. Purchases from directors for the years ended September 30, 1997 and 1996 amounted to $20,300 and $30,343, respectively. As of September 30, 1997, approximately $618,000 of directors and employees accounts were included in deposits.

NOTE-12       FAIR VALUES OF FINANCIAL INSTRUMENTS
              The estimated fair values of the Association's financial instruments as of September 30, are as follows:

                                                                1997                                 1996
                                                    CARRYING             FAIR            CARRYING             FAIR
              Financial Assets:                      AMOUNT              VALUE            AMOUNT              VALUE
                                                 --------------    ---------------    --------------     --------------
              Cash and cash equivalents          $    3,205,382    $     3,205,382    $    2,221,416     $    2,221,416
              Certificates of deposit                 1,999,312          1,999,312         1,897,000          1,897,000
              Securities available-for-sale             409,218            409,218           282,300            282,300
              Securities held-to-maturity             3,170,273          3,285,335         3,116,767          3,149,299
              Loans receivable - net                 13,529,566         14,053,000        12,286,909         12,591,000

              Financial liabilities:
              Deposits                               16,139,404         16,118,000        17,144,638         17,115,000

                   ROCKY FORD FINANCIAL, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE -13      RETIREMENT PLAN
              During the year ended September 30, 1997, the Association adopted a non-qualified retirement plan for its senior officer and directors in recognition of their years of service to the Association. Funds are set aside annually in a grantor trust. Distributions are scheduled to be paid at the time the officer or directors leave the Association. No tax deduction for the Plan is claimed until funds are paid to the beneficiaries.

              For the year ended September 30, 1997, the contributions to the plan were $251,687.

NOTE -14      EMPLOYEE STOCK OWNERSHIP PLAN
              As a part of conversion to stock, the Association established an ESOP to benefit substantially all employees. The ESOP purchased 33,856 shares of common stock in the conversion with proceeds received from a loan from the Company. The note is to be repaid in ten annual principal installments of $33,856, starting October 1, 1997. Interest is based on the Wall Street Journal Prime plus one point, and is adjusted annually on October 1. The unallocated shares of stock held by the ESOP are pledged as collateral on the debt. The ESOP is funded by contributions made by the Association in amounts sufficient to retire the debt. At September 30, 1997, the outstanding balance of the note receivable is $338,560 and is presented as a reduction of stockholders' equity. ESOP compensation expense was $49,856 for the year ended September 30, 1997.

              In November 1993, the AICPA issued Statement of Position 93-6 "Employers' Accounting for Employee Stock Ownership Plans." The statement was adopted May 21, 1997, the effective date of the Association's conversion to a stock company. The Statement requires, among other things, that: (1) for ESOP shares committed to be released in a period to compensate employees directly, employers should recognize compensation cost equal to the average fair value (as determined on a monthly basis) of the shares committed to be released, (2) dividends on unallocated shares used to repay ESOP loans are not considered dividends for financial reporting purposes, dividends on allocated or committed shares are credited to the accounts of the participants and reported as dividends in the financial statements, (3) for an internally leveraged ESOP, the Company's loan receivable and the ESOP note payable as well as the interest income/expense is not reflected in the consolidated financial statements and (4) for earnings per share computations, ESOP shares that have been committed to be released should be considered outstanding. ESOP shares that have not been committed to be released should not be considered outstanding.

              The ESOP shares as of September 30, 1997 are as follows:

                    Shares committed to be released for allocation        $       3,386
                    Unreleased shares                                            30,470
                                                                          -------------

                            Total ESOP shares                                    33,856
                                                                          =============

                    Fair value of unreleased shares                       $     426,580
                                                                          =============

                   ROCKY FORD FINANCIAL, INC. AND SUBSIDIARY


                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE-15       IMPACT OF NEW ACCOUNTING STANDARDS
              Accounting by Creditors for Impairment of a Loan and Accounting by Creditors for Impairment of a Loan Income Recognition and Disclosures. The Association adopted on October 1, 1995 Statements of Financial Accounting Standards Nos. 118 and 114. SFAS No. 114 requires that certain impaired loans be measured based on the present value of expected future cash flows discounted at each loan's original effective interest rate. As a practical expedient, impairment may be measured based on the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance. The Association had previously measured the allowance for loan losses using methods similar to those prescribed in SFAS No. 114. As a result of adopting these statements, no additional provision to the allowance for loan losses was required as of October 1. 1995. Based on the Association's loan portfolio composition, which primarily consists of one-to-four family residential mortgages, which are exempt from SFAS No. 114 when evaluated collectively for impairment as is done by the Association, the Association had no loans designated as impaired under the provisions of SFAS No.
              114 at October 1, 1995.

              Disclosure of Derivative Financial Instruments. In October, 1994, the Financial Accounting Standards Board ("FASB") issued SFAS No. 119 "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments." This statement addresses the disclosure of derivative financial instruments including the face amount, nature and terms. For derivatives held for trading, disclosure of average and period end fair values and disaggregated gains and losses is required. For derivatives held for purposes other than trading, disclosure of objectives, strategies, policies on reporting and income recognition method is required. This statement is effective for financial statements for fiscal years ending after December 15, 1995. Currently the Association does not own any derivative financial instruments and therefore SFAS No. 119 did not have any impact on the financial statements.

              Accounting for Stock-Based Compensation. In October, 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation to Employees." This Statement encourages entities to adopt the fair value based method of accounting for employee stock options or other stock compensation plans. However, it allows an entity to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value based method, compensation cost is the excess of the quoted market price of the stock at the grant date over the amount an employee must pay to acquire the stock. Most fixed stock option plans--the most common type of stock compensation plan--have no intrinsic value at grant date and under Opinion No. 25 no compensation cost is recognized for them. Compensation cost is recognized for other types of stock based compensation plans under Opinion No. 25, including plans

                   ROCKY FORD FINANCIAL, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE - 15     IMPACT OF NEW ACCOUNTING STANDARDS (Continued)
              with variable, usually performance-based features. This Statement requires that an employer's financial statements include certain disclosures about stock-based employee compensation arrangements regardless of the method used to account for them. This Statement is effective for transactions entered into in fiscal years that begin after December 15, 1995. The Association adopted the
              Statement on the date the Association converted from a federal mutual to a federal stock savings and loan association. The
              Association has not determined which method it will use to account for the options at this time and has not estimated the effect of adoption on the Association's financial condition or results of operations.

              Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. In June, 1996, the Financial Accounting Standards Board issued SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", which provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of financial components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. Earlier or retroactive application is not permitted. The Association adopted the provisions of the Standard on January 1, 1997. Based on the Association's current operating activities, the adoption of this statement did not have a material impact on the Association's financial condition or results of operations.

              Earnings Per Share. In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement No. 128. The Statement establishes standards for computing and presenting earnings per share and applies to entities with publicly held common stock or potential common stock. This Statement simplifies the standards for computing earnings per share and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS.

              It also requires dual presentations of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed similarly to fully diluted EPS pursuant to APB Opinion No. 15. This statement supersedes Opinion 15 and AICPA Accounting Interpretation 1-102 of Opinion 15. This statement is effective for financial statements issued for periods ending after December 15, 1997. Management believes that the impact of adopting SFAS No. 128 will not be material to the financial statements.

                   ROCKY FORD FINANCIAL, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE - 15     IMPACT OF NEW ACCOUNTING STANDARDS (Continued)
              Disclosure of Information about Capital Structure. In February
              1997, the Financial Accounting Standards Board issued Statement
              No. 129.

              The Statement incorporates the disclosure requirements of APB Opinion No. 15, Earnings Per Share and makes them applicable to all public and nonpublic entities that have issued securities addressed by the Statement. APB Opinion No. 15 requires disclosure of descriptive information about securities that is not necessarily related to the computation of earnings per share.

              This statement continues the previous requirements to disclose certain information about an entity's capital structure found in APB Opinions No. 10, Omnibus Opinion - 1966, and No. 15, Earnings Per Share, and FASB Statement No. 47, Disclosure of Long-Term Obligations, for entities that were subject to the requirements of those standards. This Statement eliminates the exemption of nonpublic entities from certain disclosure requirements of Opinion No. 15 as provided by FASB Statement No. 21, Suspension of the Reporting of Earnings per Share and Segment Information by Nonpublic Enterprises. It supersedes specific disclosure requirements of Opinions 10 and 15 and Statement 47 and consolidates them in this statement for ease of retrieval and for greater visibility to nonpublic entities. The Statement is effective for financial statements for periods ending after December 15, 1997. SFAS No. 129 will be adopted by the Association after December 15, 1997, the impact of adopting the Statement will not be material to the financial statements.

              Reporting Comprehensive Income. In June 1997, the Financial Accounting Standards board issued Statement No. 130. The Statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. This Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income to be reported in a financial statement that is displayed with the same prominence as other financial statements. This Statement does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement.

              This Statement requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position.

              This Statement is effective for fiscal years beginning after December 15, 1997. FASB Statement No. 130 will be adopted by the Association after December 15, 1997, the impact of adopting the Statement will not be material to the financial statements.

              Disclosures about Segments of an Enterprise and Related Information. In June 1997 the Financial Accounting Standards Board issued Statement No. 131. The Statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures

                   ROCKY FORD FINANCIAL, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE-15 IMPACT OF NEW ACCOUNTING STANDARDS (Continued) about products and services, geographic areas, and major customers. This Statement supersedes FASB Statement No. 14, Financial reporting for segments of Business Enterprise, but retains the requirement to report information about major customers. It amends FASB Statement No. 94, Consolidation of all Majority-owned Subsidiaries, to remove the special disclosure requirements for previously unconsolidated subsidiaries.

              The Statement requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

              Generally, financial information is required to be reported on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments.

              The Statement requires that a public business enterprise report a measure of segment profit or loss, certain specific revenue and expense items, and segment assets. It requires reconciliations of total segment revenues, total segment profit or loss, total segment assets and other amounts disclosed for segments to corresponding amounts in the enterprise's general-purpose financial statements. It requires that all public business enterprises report information about the revenues derived from the enterprise's products or services (or groups of similar products and services), about the countries in which the enterprise earns revenues and holds assets, and about major customers regardless of whether that information is used in making operating decisions.

              The Statement also requires that a public business enterprise report descriptive information about the way that the operating segments were determined, the products and services provided by the operating segments, differences between the measurements used in reporting segment information and those used in the enterprise's general-purpose financial statements, and changes in the measurement of segment amounts from period to period.

              This Statement is effective for fiscal years beginning after December 15, 1997. FASB Statement No. 131 will be adopted by the Association after December 15, 1997, the impact of adopting the Statement will not be material to the financial statements.

NOTE 16       EARNINGS PER SHARE
              The conversion from a mutual savings association to a stock institution was completed May 21, 1997. The computation of earnings per share is based on the net income earned from the date of conversion to the end of the fiscal year divided by the weighted-average number of shares issued from the date of conversion until the end of the fiscal year. Employee Stock Ownership Plan shares not committed to be released to participants are not considered outstanding for the purposes of computing earnings per share.

                   ROCKY FORD FINANCIAL, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17       CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY)
              The following condensed statements summarize the financial position, operating results and cash flows of Rocky Ford Financial, Inc. as of September 30 1997 and for the four months then ended.

                      ASSETS
                      Cash and equivalents                                   $      1,577,324
                      Investment in subsidiary                                      1,992,663
                      ESOP note receivable                                            338,560
                      Other                                                            19,612
                                                                             ----------------

                                                                             $      3,928,159
                                                                             ================
                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      Stockholders' equity                                   $      3,928,159
                                                                             ================


                      CONDENSED STATEMENT OF INCOME
                      Equity in undistributed net income
                         of subsidiary                                       $         81,756
                      Other net                                                        11,589
                                                                             ----------------

                                                                             $         93,345
                                                                             ================
                      CONDENSED STATEMENT OF CASH FLOWS

                      Operating activities:
                      Net income                                             $         93,345
                      Adjustment to reconcile net income to
                         cash provided by operating activities:
                         Equity in undistributed net income of
                         subsidiary                                                   (81,756)
                         Other                                                         (6,612)
                                                                             ----------------
                         Net cash provided by operations                                4,977

                      Investing activities:
                      Investment in subsidiary                                     (1,910,907)

                      Financing activities:
                      Proceeds from stock conversion net
                        of expenses                                                 3,483,254
                                                                             ----------------
                      Net increase in cash                                          1,577,324

                      Cash beginning                                                        0
                                                                             ----------------
                      Cash ending                                            $      1,577,324
                                                                             ================

                        MARKET AND DIVIDEND INFORMATION

TRADING IN THE COMMON STOCK

     The Company's Common Stock is traded on the over-the-counter market through the OTC "Electronic Bulletin Board", administered by Nasdaq. There are currently 423,400 shares of the Common Stock outstanding and approximately 70 holders of record of the Common Stock (not including shares held in "street name") as of December 1, 1997.

     The following table sets forth certain information as to the range of the high and low bid prices for the Company's common stock for the calendar quarters since the Common Stock's issuance on May 21, 1997.

                                High Bid (1)     Low Bid (1)     Dividends Paid
                                ------------     -----------     --------------
         Fiscal 1997:
            Third Quarter          14.25             12.75             none
            Fourth Quarter         14.25             13.25             none

---------------
(1) Quotations reflect inter-dealer price, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

DIVIDEND RESTRICTIONS

     Under OTS regulations, the Association may not pay dividends on its capital stock if its regulatory capital would thereby be reduced below the amount then required for the liquidation account established for the benefit of certain depositors of the Association at the time of the Conversion. In addition, savings institution subsidiaries of savings and loan holding companies are required to give the OTS 30 days' prior notice of any proposed declaration of dividends to the holding company.

     OTS regulations impose additional limitations on the payment of dividends and other capital distributions (including stock repurchases and cash mergers) by the Association. Under these regulations, a savings institution that, immediately prior to, and on a pro forma basis after giving effect to, a proposed capital distribution, has total capital (as defined by OTS regulation) that is equal to or greater than the amount of its capital requirements (a "Tier 1 Association") is generally permitted, without OTS approval, to make capital distributions during a calendar year in the amount equal to the greater of: (i) 75% of its net income for the previous four quarters; or (ii) up to 100% of its net income to date during the calendar year plus an amount that would reduce by one-half the amount by which its capital-to-assets ratio exceeded regulatory requirements at the beginning of the calendar year. A savings institution with total capital in excess of current minimum capital ratio requirements (a "Tier 2 Association") is permitted to make capital distributions without OTS approval of up to 75% of its net income for the previous four quarters, less dividends already paid for such period. A savings institution that fails to meet current minimum capital requirements (a "Tier 3 Association") is prohibited from making any capital distributions without the prior approval of the OTS. A Tier 1 Association that has been notified by the OTS that it is in need of more than normal supervision will be treated as either a Tier 2 or Tier 3 Association. The Association is a Tier 1 Association. Under the OTS' prompt corrective action regulations, the Association would also be prohibited from making any capital distribution if after making the distribution, the Association would have: (i) a total risk-based capital ratio of less than 8.0%; (ii) a Tier 1 risk-based capital ratio of less than 4.0%; or (iii) a leverage ratio of less than 4.0%. The OTS, after consultation with the FDIC, however, may permit an otherwise prohibited stock repurchase by a savings institution if made in connection with the issuance of additional shares in an equivalent amount and the repurchase would reduce the institution's financial obligations or otherwise improve the institution's financial condition.

     Furthermore, earnings of the Association appropriated to bad debt reserves for federal income tax purposes are not available for payment of cash dividends or other distributions to the Company without payment of taxes at the then current tax rate by First Federal on the amount of earnings removed from the reserves for such distributions. The Company intends to make full use of this favorable tax treatment afforded to the Association and the Company and does not contemplate use of any post-Conversion earnings of the Association in a manner which would limit either the Association's bad debt deduction or create federal tax liabilities.

                              BOARD OF DIRECTORS


Donald F. Gause                       Keith E. Waggoner                         Wayne W. Whittaker
Chairman of the Board of the          President and Chief Executive Officer     Vice President of the Company and
Company and the Association           of the Company and the Association        Association


Francis E. Clute                      Norman L. Bailey                          William E. Burrell
Secretary and Treasurer of the        President, La Junta Golf Club             Advisor, Burrell Seeds, Inc. and
Company and the Association           La Junta, Colorado                        D.V. Burrell Seed Growers Company
                                                                                Rocky Ford, Colorado

Brian H. Hancock                      R. Dean Jones
Self-employed Real Estate and         Owner, Jones Motors, Inc.
Insurance Broker                      La Junta, Colorado
Rocky Ford, Colorado

                                              EXECUTIVE OFFICERS

Donald F. Gause                       Keith E. Waggoner                         Wayne W. Whittaker
Chairman of the Board of the          President and Chief Executive Officer     Vice President of the Company and
Company and the Association           of the Company and the Association        the Association

Francis E. Clute
Secretary and Treasurer of the
Company and the Association

                                                OFFICE LOCATIONS

                                                    Main Office:
                                                  801 Swink Avenue
                                          Rocky Ford, Colorado  81067-0032


                                           GENERAL INFORMATION

Independent Public Accountants        Annual Meeting                            Annual Report on Form 10-KSB
Grimsley, White & Company             The 1998 Annual Meeting of                A copy of the Company's Annual
Certified Public Accountants          Stockholders will be held on January      Report on Form 10-KSB for the fiscal
Rocky Ford, Colorado                  22, 1998 at 2:00 p.m. at  Rocky Ford      year ended September 30, 1997 as
                                      Federal Savings and Loan Association      filed with the Securities and
General Counsel                       801 Swink Avenue, Rocky Ford,             Exchange Commission will be
H. Barton Mendenhall                  Colorado                                  furnished without charge to
Mendenhall & Malouff                                                            stockholders as of the record date for
Rocky Ford, Colorado                  Transfer Agent and Registrar              the 1998 Annual Meeting upon
                                      Illinois Stock Transfer Company           written request to Francis E. Clute,
Special Counsel                       Chicago, Illinois                         Rocky Ford Financial, Inc., 801
Housley Kantarian & Bronstein, P.C.                                             Swink Avenue, Rocky Ford,
1220 19th Street, N.W., Suite 700                                               Colorado  81067-0032.
Washington, D.C.  20036