Form 10KSB40, Exhibit 13
period 1998-09-30
ROCKY FORD FINANCIAL INC
filed 1998-12-28
CIK 1031517

                                                                      Exhibit 13

                                  [ L O G O ]



                          ROCKY FORD FINANCIAL, INC.


                               ANNUAL REPORT FOR

                                THE YEAR ENDED

                              SEPTEMBER 30, 1998

                    [ROCKY FORD FINANCIAL, INC. LETTERHEAD]



To Our Stockholders:

     Rocky Ford Financial Inc. did some great things in 1998. We are maturing at a rapid pace as our net profit increased from $93,000.00 to $208,000.00 and hope to do even better in 1999. Our loan portfolio increased from $13.5 million to $14.1 million, which shows we are getting a larger share of home loans in our trade area.

     Being a young public traded company, we have many challenges and we are maturing at a rapid pace determined to take our business to a higher level of performance for our stockholders. The economy looks positive in our area, and we are looking forward to a good year in 1999.

     We would not be successful if it were not for our hardworking employees and we want to thank them for their efforts. We are confident that they will continue to meet any challenges.

     Thank you for your support and confidence and we hope to see you at our annual meeting January 21, 1999.



                                       Sincerely,

                                       /s/ Keith E. Waggoner

                                       Keith E. Waggoner
                                       President & Chief Executive Officer

                              FINANCIAL HIGHLIGHTS

                                                AT SEPTEMBER 30,       CHANGE
                                           ---------------------- ----------------
                                             1998      1997       AMOUNT   PERCENT
                                             ----      ----       ------   -------
                                                   (DOLLARS IN THOUSANDS)
FINANCIAL POSITION:
 Total assets............................  $ 23,013  $ 23,165     $(152)      (.66)%
 Loans receivable, net...................    14,093    13,530       563       4.16
 Mortgage-backed and related securities..     1,806     2,421      (615)    (25.40)
 Investment securities...................     1,033     1,482      (449)    (30.30)
 Deposits................................    15,598    16,139      (541)     (3.35)
 Stockholders' equity....................     6,724     6,448       276       4.28

 Number of common shares outstanding.....   423,200   423,200        --         --



                                           FOR THE YEAR ENDED
                                              SEPTEMBER 30,         CHANGE
                                           ------------------  ----------------
                                             1998       1997   AMOUNT   PERCENT
                                             ----      ----    ------   -------
                                                    (DOLLARS IN THOUSANDS)
RESULTS OF OPERATIONS:
 Interest income.........................  $  1,700  $  1,662   $  38      2.29%
 Interest expense........................       768       827     (59)    (7.13)
 Net interest income.....................       932       835      97     11.62
 Provision for loan losses...............        --        --
 Net interest income after provision
  for loan losses........................       932       835      97     11.62
 Non-interest income.....................        14        16      (2)   (12.50)
 Non-interest expense....................       604       728    (124)   (17.03)
 Earnings before cumulative effect
  of accounting change...................       342       124     218    175.81
 Net earnings............................       208        93     115    123.66

                        SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

SUMMARY OF FINANCIAL CONDITION
                                                      AT SEPTEMBER 30,
                                         --------------------------------------------
                                         1998      1997     1996     1995       1994
                                         ----      ----     ----     ----       ----
                                                   (DOLLARS IN THOUSANDS)
Total amount of:
Total assets..........................  $23,013  $23,165  $20,388  $19,653    $19,621
Cash..................................      268      305      221      160        123
Interest-bearing deposits.............    3,700    2,900    2,000    1,100        600
Certificates of deposit...............    1,599    1,999    1,897    2,583      2,780
Securities available for sale
  FHLB stock..........................      210      323      303      284        284
  FHLMC stock.........................      574      409      282      121         11
                                        -------  -------  -------  -------    -------
    Total.............................      784      732      585      405        295
                                        -------  -------  -------  -------    -------
Securities-held to maturity
  GNMA's..............................    1,806    2,421    2,617    1,373      1,568
  U.S. agencies.......................      249      749      500    2,700      3,573
                                        -------  -------  -------  -------    -------
    Total.............................    2,055    3,170    3,117    4,073      5,141
                                        -------  -------  -------  -------    -------
Loans receivable, net.................   14,093   13,530   12,287   10,984     10,361
Savings deposits......................   15,598   16,139   17,145   16,702     17,137
Equity substantially restricted.......    6,724    6,448    2,778    2,573      2,192

Number of:
 Real estate loans outstanding........      415      408      403      401        401
 Savings accounts.....................    1,460    1,617    1,652    1,675      1,709
 Offices open.........................        1        1        1        1          1


SUMMARY OF OPERATIONS
                                                  YEAR ENDED SEPTEMBER 30,
                                        --------------------------------------------
                                          1998     1997     1996     1995      1994
                                          ----     ----     ----     ----      ----
                                                   (DOLLARS IN THOUSANDS)
Interest  income......................  $ 1,700  $ 1,662  $ 1,525  $ 1,471   $ 1,479
Interest expense......................      768      827      820      734       684
                                        -------  -------  -------  -------   -------
   Net interest income................      932      835      705      737       795
Provision for loan losses (recovery)..       --       --       --       69       (18)
                                        -------  -------  -------  -------   -------
   Net interest income after
   provision for loan losses..........      932      835      705      806       777
                                        -------  -------  -------  -------   -------
Noninterest income....................       14       16       21       26        18
                                        -------  -------  -------  -------   -------
   Subtotal...........................      946      851      726      832       795
                                        -------  -------  -------  -------   -------

Noninterest expense:
   Compensation and benefits..........      308      526      232      230       217
   Other (1)..........................      296      202      307      197       191
                                        -------  -------  -------  -------   -------
     Total noninterest expense........      604      728      539      427       408
                                        -------  -------  -------  -------   -------
     Income before taxes..............      342      123      187      405       387
Income tax expense....................      134       30       58      118       157
                                        -------  -------  -------  -------   -------
     Net income.......................  $   208  $    93  $   129  $   287   $   230
                                        =======  =======  =======  =======   =======

KEY OPERATING RATIOS
                                                                        YEAR ENDED SEPTEMBER 30,
                                                             --------------------------------------------
                                                               1998     1997     1996     1995      1994
                                                               ----     ----     ----     ----      ----
PERFORMANCE RATIOS:
   Return on assets (ratio of net earnings
      to average total assets)..............................    .90%    0.43%    0.64%    1.50%     1.14%
   Return on equity (ratio of net earnings
      to average equity)....................................   3.12     2.57     4.81    12.24     10.69
   Ratio of average interest-earning assets
      to average interest-bearing liabilities............... 138.83   119.91   116.14   114.83    111.93
   Ratio of net interest income, after provision
      for loan losses, to noninterest expense............... 154.42   112.75   130.85   188.60    190.25
   Net interest rate spread.................................   2.90     3.13     2.90     3.33      3.60
   Net yield on average interest-earning
      assets................................................   4.26     3.92     3.57     3.91      4.02

QUALITY RATIOS:
   Non-performing loans to total loans at
      end of period.........................................    .38     0.00     0.00     0.00      0.05
   Non-performing loans to total assets.....................    .24     0.00     0.00     0.00      0.03
   Non-performing assets to total assets
      at end of period......................................    .24     0.00     0.00     0.00      0.15
   Allowance for loan losses to non-
      performing loans at end of period..................... 110.37     0.00     0.00     0.00   2560.00
   Allowance for loan losses to total
      loans, net............................................    .43     0.44     0.49     0.55      1.24

CAPITAL RATIOS:
   Equity to total assets at end of period..................  29.22    27.83    13.63    13.09     11.17
   Average equity to average assets.........................  28.97    16.82    13.27    12.24     10.70

-------------------------
(a)  Annualized.

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


ROCKY FORD FEDERAL SAVINGS AND LOAN ASSOCIATION

     The Association is a federal mutual savings and loan association operating through a single office located in Rocky Ford, Colorado and serving Otero County, Colorado. The Association was chartered as a federal mutual savings and loan association and received federal insurance of its deposit accounts in 1934, under its current name of Rocky Ford Federal Savings and Loan Association. Effective May 21, 1997, the Association became a stock savings and loan association. At September 30, 1998, the Association had total assets of $23.0 million, total deposits of $15.6 million and equity of $6.7 million.

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

     In accordance with the Association's interest rate risk policy, the Association emphasizes the origination of fixed rate loans with maturities of no more than 15 years and maintains a relatively high level of liquid assets. Maintaining a high level of liquid assets tends to reduce potential net income because liquid assets usually provide a lower yield than longer term (less liquid) assets. At September 30, 1998, the average weighted term to maturity of the Association's loan portfolio was 12 years.


YEAR 2000 COMPLIANCE

     At the turn of the century computer-based information systems will be faced with problems potentially affecting hardware, software, networks, processing platforms, as well as customer and vendor interdependencies. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect the Company's ability to conduct normal business operations. The Company has an ongoing program of evaluating the effect of the Year 2000 on its information processing systems and business operations. The Company's core data processing is performed by an outside vendor. As of October 1998, the client testing of the core system was complete, the vendor is currently analyzing the incident sheets and writing up the results of the testing. The Company is in the process of updating computers and ancilliary systems. It is management's position that the cost of modifications will not have a material effect on the Company's operations. All costs associated with modifications will be expensed as incurred. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the Company, including those related to the efforts of customers, other financial institutions, or other third parties, such as utility providers, will be fully resolved before the Year 2000.

     The Company has adopted a contingency and business resumption plan in case critical systems are found not Year 2000 ready or fail. The plan has identified alternative means of operations that do not require computers due to the nature of the company's business and number of total accounts, and can be carried out in their current location. The plan is reviewed on an ongoing basis.


INTEREST RATE SENSITIVITY ANALYSIS

     The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific period if it will mature or reprice within that period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities, and is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. At September 30, 1998, the Association had an excess of interest-bearing liabilities over interest-earning assets maturing or repricing within one year of approximately $6 million, resulting in a negative one-year interest rate sensitivity gap of 26.95%. Generally, during a period of rising interest rates, a negative gap would be expected to adversely affect net interest income while a positive gap would be expected to result in an increase in net interest income, while conversely during a period of declining interest rates, a negative gap would be expected to result in an increase in net interest income and a positive gap would be expected to adversely affect net interest income. The Association's current one-year gap is within the guidelines established by management and approved by the Board of Directors. Management considers numerous factors when establishing these guidelines, including current interest rate margins, capital levels, and any guidelines provided by the OTS.

     The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at September 30, 1998 which are expected to mature or reprice in each of the time periods shown.



                                                             Three       Over One    Over Three    Over Five     Over
                                              Three Months  Months to     Through      Through      Through      Ten
                                                 or Less     One Year   Three Years   Five Years   Ten Years    Years    Total
                                               ----------   ---------  ------------  -----------  ----------  --------  -------
                                                                          (Dollars in thousands)
Interest-earning assets:
------------------------

Mortgage loans.................................  $   182   $  1,238      $  2,525     $  2,498     $ 5,008   $ 2,565   $14,016
Share loans....................................      132         11            28           --          --        --       171
Interest-bearing deposits......................    4,299        700           300           --          --        --     5,299
U.S. government agency securities..............       --         --            --          249          --        --       249
Mortgage-backed securities.....................        7        111           220          203         442       823     1,806
Equity securities..............................       --         --            --           --          --       784       784
                                                 -------   --------      --------     --------     -------   -------   -------
Total interest-earning assets..................  $ 4,620   $  2,060      $  3,073     $  2,950     $ 5,450   $ 4,172   $22,325
                                                 =======   ========      ========     ========     =======   =======   =======

Interest-bearing liabilities
----------------------------

Certificate accounts...........................  $ 2,670   $  6,424      $  2,937     $     --     $    --   $    --   $12,031
Money market deposit accounts..................    2,502         --            --           --          --        --     2,502
Passbook accounts..............................    1,065         --            --           --          --        --     1,065
                                                 -------   --------      --------     --------     -------   -------   -------
Total interest-bearing liabilities.............  $ 6,237   $  6,424      $  2.937     $     --     $    --   $    --   $15,598
                                                 =======   ========      ========     ========     =======   =======   =======

Interest-earning assets less interest-bearing
 liabilities...................................  $(1,617)  $ (4,364)     $    136     $  2,950     $ 5,450   $ 4,172   $ 6,727
                                                 =======   ========      ========     ========     =======   =======   =======

Cumulative interest-rate sensitivity gap.......  $(1,617)  $ (5,981)     $ (5,845)    $ (2,895)    $ 2,555   $ 6,727
                                                 =======   ========      ========     ========     =======   =======

Cumulative ratio of interest-earning assets
 to interest-bearing liabilities...............    74.07%     52.76%        62.53%       81.44%     116.38%   143.13%
                                                 =======   ========      ========     ========     =======   =======

Cumulative interest-rate sensitivity gap as
 a percentage of interest earning assets.......   (7.24)%   (26.79)%      (26.18)%     (12.97)%      11.44%    30.13%
                                                 =======   ========      ========     ========     =======   =======

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

     The following table sets forth the interest rate sensitivity of the Association's net portfolio value as of September 30, 1998 in the event of 1%, 2%, 3% and 4% instantaneous and permanent increases and decreases in market interest rates, respectively. These changes are set forth below as basis points, where 100 basis points equals one percentage point.

                                Net Portfolio Value             NPV as % of Portfolio Value of Assets
        Change            ------------------------------        -------------------------------------
       in Rates           $ Amount  $ Change   % Change            NPV Ratio    Basis Point Change
       --------           --------  ---------  ---------           ----------   -------------------
                              (Dollars in thousands)
      + 400 bp              $4,549   $(1,375)       (23)%              22.44%        (447)  bp
      + 300 bp               4,989      (935)       (16)               23.98         (293)  bp
      + 200 bp               5,411      (513)        (9)               25.38         (153)  bp
      + 100 bp               5,745      (179)        (3)               26.43          (48)  bp
          0 bp               5,924        --         --                26.91           --   bp
      - 100 bp               6,022        98          2                27.12           21   bp
      - 200 bp               6,147       224          4                27.41           50   bp
      - 300 bp               6,300       376          6                27.78           87   bp
      - 400 bp               6,460       536          9                28.16          125   bp

     The following table sets forth the interest rate risk capital component for the Association at September 30, 1998 given a hypothetical 200 basis point rate change in market interest rates.

                                                                         September 30, 1998
                                                                         ------------------
Pre-shock NPV Ratio: NPV as % of Portfolio Value of Assets...........         29.61%
Exposure Measure: Post-Shock NPV Ratio...............................         25.38%
Sensitivity Measure: Change in NPV Ratio.............................           153 bp
Interest Rate Risk Capital Component ($000)..........................               (1)

--------------------
(1) Although this calculation is not applicable to the Association, the Association has a negative interest rate sensitivity gap which would adversely affect net interest income during a period of rising interest rates. The Association believes its high level of liquid assets would, however, allow the Association to address this negative impact.

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




                                                                                        Year Ended September 30,
                                                                       -------------------------------------------------------
                                                    At September 30,              1998                         1997
                                                         1998          --------------------------   --------------------------
                                                ----------------------                     Average                      Average
                                                               Yield/   Average             Yield/   Average             Yield/
                                                   Balance      Cost    Balance   Interest   Cost    Balance   Interest   Cost
                                                   -------     ------   -------   --------  ------   -------   --------  ------
                                                                                  (Dollars in thousands)
INTEREST/DIVIDEND-EARNING ASSETS:
 Interest-bearing deposits................        $ 5,299       5.19%  $ 4,901     $  275    5.61%  $ 4,251     $  262    6.16%
  Investments.............................          2,839       8.56     3,266        243    7.44     3,846        271    7.05
  Loans...................................         14,093       8.39    13,718      1,182    8.62    12,847      1,129    8.79
                                                  -------       ----   -------     ------    ----   -------     ------    ----
Total interest-earning assets.............         22,231       7.65    21,885      1,700    7.77    20,944      1,662    7.94
                                                                                   ======    ====               ======    ====
Non-interest-earning assets...............            782                1,114                          635
                                                  -------              -------                      -------
Total assets..............................        $23,013              $22,999                      $21,579
                                                  =======              =======                      =======

INTEREST-BEARING LIABILITIES:
  Passbook - money market accounts........        $ 3,567       3.70   $ 3,729        132    3.54   $ 4,932        150    3.04
  Certificates of deposit.................         12,031       5.29    12,035        636    5.28    12,535        677    5.40
                                                  -------       ----   -------     ------    ----   -------     ------    ----
Total interest-bearing liabilities........         15,598       4.92    15,764        768    4.87    17,467        827    4.73
                                                                                   ======    ====               ======    ====
Non-interest-bearing liabilities..........            691                  572                          483
                                                  -------              -------                      -------
Total liabilities.........................         16,289               16,336                       17,950
                                                                       -------                      -------
Equity....................................          6,724                6,663                        3,629
                                                  -------              -------                      -------
Total liabilities and equity..............        $23,013              $22,999                      $21,579
                                                  =======              =======                      =======

Net interest/dividend income..............                                         $  932                       $  835
                                                                                   ======                       ======
Interest/dividend rate spread (1).........                      2.73%                        2.90%                        3.21%
                                                             =======                       ======                       ======
Net interest/dividend-earning assets......        $ 6,633              $ 6,121                      $ 3,477
                                                  =======              =======                      =======
Net interest/dividend margin (2)..........                      4.19%                        4.26%                        3.99%
                                                             =======                       ======                       ======
Average interest/dividend-earning assets
 to average interest-bearing liabilities..                              138.83%                      119.91%
                                                                       =======                      =======

--------------------
(1)  Includes nonaccrual loans.

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


                                                       Year Ended June 30,
                                                 -------------------------------
                                                   1998         vs.        1997
                                                 -------------------------------
                                                    Increase (Decrease) Due to
                                                 -------------------------------
                                                                  Rate/
                                                 Volume   Rate   Volume   Total
                                                 ------   ----   ------   -----
                                                          (In thousands)
Interest income:
  Interest-bearing deposits....................   $  40   $(23)   $  (4)   $ 13
  Investments..................................     (41)    15       (2)    (28)
  Loans........................................      76    (22)      (1)     53
                                                  -----   ----    -----    ----
    Total interest-earning assets..............      75    (30)      (7)     38
                                                  -----   ----    -----    ----

Interest-bearing liabilities:
  Deposits.....................................     (81)    24       (2)    (59)
                                                  -----   ----    -----    ----

  Increase (decrease) in net interest income...   $ 156   $(54)   $  (5)   $ 97
                                                  =====   ====    =====    ====

COMPARISON OF FINANCIAL CONDITION AT SEPTEMBER 30, 1998 AND 1997

     The Company's total assets decreased by $152,000 from $23.2 million at September 30, 1997 to $23.0 million at September 30, 1998. The decrease is attributed to assets used to fund the reduction in deposits.

     The Company's loan portfolio had a net increase of approximately $563,000 during the year ended September 30, 1998. Net loans totaled $14.1 million at September 30, 1998 and $13.5 million at September 30, 1997. During the year ended September 30, 1998, the Company wrote loans in the amount of $3.5 million and received payments in the amount of $3.0 million. The loan activity was attributed to new loans and refinancing due to lower interest rates. As of September 30, 1998, the outstanding loan commitments for real estate loans was $201,000.

     The allowance for loan losses totaled $60,000 at September 30, 1998 and September 30, 1997. As of those dates the Company had $54,000 and $0 non-performing loans in its portfolio. There were no loans charged off or recoveries of previous loan losses during the year ended September 30, 1998.
The determination of the allowance for loan losses is based on management's analysis, performed on a quarterly basis, of various factors, including the market value of the underlying collateral, growth and composition of the loan portfolio, the relationship of the allowance for loan losses to outstanding loans, historical loss experience, delinquency trends and prevailing economic conditions. Although management believes its allowance for loan losses is adequate, there can be no assurance that additional allowances will not be required or that losses on loans will not be incurred. The Company has had minimal losses on loans in prior years. At September 30, 1998, the ratio of the allowance for loan losses to net loans was .43% as compared to .44% at September 30, 1997.

     The Company's interest earning assets, excluding loans, decreased $600,000 from $8.8 million at September 30, 1997 to $8.2 million at September 30, 1998. The Company's investment portfolio, at September 30, 1998, included mortgage-backed and related securities classified as "held to maturity" carried at amortized cost of $2.1 million and an estimated fair value of $2.2 million, equity securities classified as "available for sale" with an estimated fair value of $574,000 and interest bearing deposits with various financial institutions totaling $5.3 million. The decrease was used to fund new loans and the reduction in deposits.

     At September 30, 1998 deposits decreased to $15.6 million from $16.1 million at September 30, 1997 or a net decrease of 3.35%. The decrease is attributed to normal seasonal withdrawals. Management is continually evaluating the investment alternatives available to the Company's customers, and adjusts the pricing on its savings products to maintain its existing deposits.

     The Company's equity at September 30, 1998 increased to $6.7 million from $6.4 million at September 30, 1997. The increase is attributed to net income for the year of $208,000, an increase in the net unrealized gain on securities available for sale of $104,000, less dividends paid of $118,000.


COMPARISON OF OPERATING RESULTS FOR THE YEAR ENDED SEPTEMBER 30, 1998 AND 1997

     Net Income. The Company's net income for the year ended September 30, 1998 was $208,000 compared to net income of $93,000 for the year ended September 30, 1997. The increase in net earnings resulted primarily from the recognition, in 1997, of a past service retirement expense of approximately $142,000, net of deferred income tax effect, in accordance with the retirement plan adopted by the board of directors effective March 31, 1997.

     Net Interest Income. Net interest income for the year ended September 30, 1998 was $932,000 compared to $836,000 for the year ended September 30, 1997. The increase was due to an increase in the interest earnings on loans, and a decrease in deposits of $541,000, with a corresponding decrease in interest expense from $827,000 for the year ended September 30, 1997 to $768,000 for the year ended September 30, 1998.

     Interest Income. Interest income increased by $38,000, or by 2.29%, during 1998 compared to 1997. This increase resulted from an increase of average interest-earning assets from $20.9 million as of September 30, 1997 to $21.9 million as of September 30, 1998. The Company experienced a decrease in the average yield on the interest-earning assets from 7.94% in 1997 to 7.77% in 1998.

     Interest Expense. Interest expense decreased $59,000 to $768,000 for the year ended September 30, 1998 from $827,000 for the year ended September 30, 1997. The decrease in expense for the period was caused by the increase of the average rate paid from 4.73% in 1997 to 4.87% in 1998 with a corresponding decrease in deposits from $16.1 million in 1997 to $15.6 million in 1998.

     Provision for Loan Losses. The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risk inherent in its loan portfolio and the general economy. Such evaluation considers numerous factors, including general economic conditions, loan portfolio composition, prior loss experience, the estimated fair value of the underlying collateral and other factors that warrant recognition in providing for an adequate loan loss allowance.

     The Company determined a provision for loan loss was not required for the years ended September 30, 1998 and 1997.

     Non-Interest Expense. The decrease in the non-interest expense section of $124,000 is attributed to a $214,000 retirement expense recognized in September 30, 1997, offset by increased professional fees and employee benefit plans incurred in the current period of $94,000.

     Income Tax Expense. The expense recognized as of September 30, 1998 represents the estimated tax due on taxable income at the effective tax rate of 39%. The rate exceeds the statutory rate due to nondeductible ESOP expenses recognized and the effect of state taxes.

LIQUIDITY AND CAPITAL RESOURCES

     The Company initially has no business other than that of the Association and investing the proceeds retained by it. The Association is subject to certain regulatory limitations with respect to the payment of dividends to the Company.

     The Company's primary source of funds consists of deposits, repayment of loans and mortgage-backed securities, maturities of investments and interest-bearing deposits, and funds provided from operations. While scheduled repayments of loans and mortgage-backed securities and maturities of investment securities are predicable sources of funds, deposit flows and loan prepayments are greatly influenced by the general level of interest rates, economic conditions and competition. The Company uses its liquidity resources principally to fund existing and future loan commitments, to fund maturing certificates of deposit and demand deposit withdrawals, to invest in other interest-earning assets, to maintain liquidity, and to meet operating expenses. Management believes that proceeds from the stock sale, loan repayments and other sources of funds will be adequate to meet the Company's liquidity needs for the immediate future.

     The Company is required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which may be varied at the direction of the OTS depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required minimum ratio was 5% until November 24, 1997, when it was changed to 4%. The Company has historically maintained a level of liquid assets in excess of regulatory requirements. The Company's liquidity ratios at September 30, 1998 and 1997 were 27% and 20%, respectively. The Association's relatively high liquidity ratios at September 30, 1998 and 1997 were reflective of accelerated loan payments, and management's determination to refrain from investing excess liquidity with longer terms.

     Liquidity management is both a daily and long-term function of business management. If the Association requires funds beyond its ability to generate them internally, the Association believes that it could borrow funds from the FHLB. At September 30, 1998, the Association had no outstanding advances from the FHLB.


IMPACT OF INFLATION AND CHANGING PRICES

     The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and results of operations in terms of historical dollars without considering changes in the relative purchasing power of money over time because of inflation. Unlike most industrial companies, virtually all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a more significant impact on the Company's performance that the effects of general levels of inflation. Interest rates do not necessarily move in same direction or in the same magnitude as the prices of goods and services.


FUTURE IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     Employers' Disclosure About Pensions and Other Postretirement Benefits. In February 1998, the Financial Accounting Standards Board issued SFAS No. 132, "Employers' Disclosure About Pensions and Other Postretirement Benefits." This Statement revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans. It standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that are no longer useful. The Statement is effective for fiscal years beginning after December 15, 1997. Currently, the Company does not have any pension or postretirement plans that would come under the statement. Accordingly, the statement will not have any impact on the financial statements.

     Accounting for Derivative Instruments and Hedging Activities. In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This

Statement establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The statement is effective for fiscal years beginning after June 15, 1999. Management, at this time, has not determined the impact of adopting this statement.

                       CONSOLIDATED FINANCIAL STATEMENTS
                  ROCKY FORD FINANCIAL, INC. AND SUBSIDIARIES

                                                                           PAGE

Independent Auditors' Report                                                16

Statements of Financial Condition September 30, 1998 and 1997               17

Statements of Income for the Years Ended September 30, 1998 and 1997        18

Statements of Equity for the Years Ended September 30, 1998 and 1997        19

Statements of Cash Flows for the Years Ended September 30, 1998 and 1997    20

Notes to Consolidated Financial Statements                                  21

            [LETTERHEAD OF GRIMSLEY, WHITE & COMPANY APPEARS HERE]


                          INDEPENDENT AUDITORS' REPORT


Board of Directors
Rocky Ford Financial, Inc.
Rocky Ford, Colorado

We have audited the accompanying consolidated statements of financial condition of Rocky Ford Financial, Inc. And Subsidiary as of September 30, 1998 and 1997, and the related consolidated statements of income, equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Rocky Ford Financial, Inc. And Subsidiary as of September 30, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



                                 /s/ Grimsley, White & Company
                                 GRIMSLEY, WHITE & COMPANY



November 20, 1998

                   ROCKY FORD FINANCIAL, INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

                          SEPTEMBER 30, 1998 AND 1997

                            ASSETS                                                          1998                  1997
                                                                                        -----------           -----------
Cash and cash equivalents
   Interest - bearing                                                                   $ 3,700,000           $ 2,900,000
   Non - interest bearing                                                                   267,576               305,382
Certificates of deposit                                                                   1,599,000             1,999,312
Securities available for sale
     Equity securities ( cost of $11,327)                                                   574,062               409,218
Securities held to maturity
     Mortgage-backed securities (estimated market value of $1,906,500
         and $2,537,400 )                                                                 1,806,286             2,421,308
     U.S. agencies (estimated market value of $264,700 and $748,000)                        249,199               748,965
Loans receivable - net                                                                   14,092,549            13,529,566
Federal Home Loan Bank stock, at cost                                                       209,900               323,500
Retirement trust assets                                                                     295,311               251,687
Accrued interest receivable                                                                 121,660               146,769
Premises and equipment                                                                       76,688                83,270
Prepaids                                                                                     20,526                45,910
                                                                                        -----------           -----------

            TOTAL ASSETS                                                                $23,012,757           $23,164,887
                                                                                        ===========           ===========

                  LIABILITIES AND EQUITY
Deposits                                                                                $15,597,944           $16,139,404
Advances from borrowers for taxes and insurance                                              33,050                35,562
Accounts payable and accrued expenses                                                       452,376               372,700
Deferred income taxes                                                                       205,539               169,400
                                                                                        -----------           -----------

            TOTAL LIABILITIES                                                            16,288,909            16,717,066
                                                                                        ===========           ===========

Commitments and contingencies

Preferred stock- $.01 par value; authorized 1,000,000
   shares; no shares issued or outstanding                                                        -                     -
Common stock-$.01 par value; authorized 3,000,000 shares;
   issued and outstanding 423,200 shares                                                      4,232                 4,232
Paid-in capital                                                                           3,844,821             3,830,582
Retained earnings - substantially restricted                                              2,791,147             2,700,923
Net unrealized gain on securities available for sale,
    net of tax of  $208,200 and $147,250                                                    354,496               250,644
Note receivable from ESOP Trust                                                            (270,848)             (338,560)
                                                                                        -----------           -----------

            TOTAL EQUITY                                                                  6,723,848             6,447,821
                                                                                        -----------           -----------
            TOTAL LIABILITIES AND EQUITY                                                $23,012,757           $23,164,887
                                                                                        ===========           ===========

                SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   ROCKY FORD FINANCIAL, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME

                    YEARS ENDED SEPTEMBER 30, 1998 AND 1997

                                                                        1998               1997
                                                                   ----------------   ----------------
INTEREST INCOME
      Loans receivable                                                 $1,181,752         $1,128,952
      Securities available for sale                                        30,036             25,679
      Securities held to maturity                                         212,804            246,067
      Other interest-bearing assets                                       275,659            261,524
                                                                   ----------------   ----------------

                  TOTAL INTEREST INCOME                                 1,700,251          1,662,222

INTEREST ON DEPOSITS                                                      767,991            826,587
                                                                   ----------------   ----------------

                  NET INTEREST INCOME                                     932,260            835,635

PROVISION FOR  LOAN LOSSES                                                      -                  -
                                                                   ----------------   ----------------
                  NET INTEREST INCOME AFTER
                        PROVISION FOR LOAN LOSSES                         932,260            835,635
                                                                   ----------------   ----------------
NON-INTEREST INCOME
      Other charges                                                        13,334             16,002
                                                                   ----------------   ----------------
NON-INTEREST EXPENSE
      GENERAL AND ADMINISTRATIVE
            Compensation and benefits                                     308,213            525,646
            Occupancy and equipment                                        30,610             35,905
            Computer services                                              44,563             33,510
            SAIF deposit insurance                                         17,390             23,132
            Other                                                         202,954            109,533
                                                                   ----------------   ----------------

                  TOTAL NON-INTEREST EXPENSE                              603,730            727,726
                                                                   ----------------   ----------------

                  INCOME BEFORE TAXES                                     341,864            123,911

PROVISION FOR INCOME TAXES                                                133,821             30,566
                                                                   ----------------   ----------------

                  NET INCOME                                           $  208,043         $   93,345
                                                                   ================   ================

BASIC EARNINGS PER COMMON SHARE                                        $     0.52         $     0.26
                                                                   ================   ================
DILUTED EARNINGS PER COMMON SHARE                                      $     0.52         $     0.26
                                                                   ================   ================
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
      BASIC                                                               396,988            392,730
      DILUTED                                                             396,988            392,730
DIVIDENDS PER SHARE                                                    $     0.30
                                                                   ================   ================

                SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   ROCKY FORD FINANCIAL, INC AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF EQUITY

                    YEARS ENDED SEPTEMBER 30, 1998 AND 1997

                                                                                                                      NET
                                                                                                                   UNREALIZED
                                                                                                                      GAIN
                                                                                                                       ON
                                                                                       NOTE                        SECURITIES
                                                  COMMON           PAID-IN          RECEIVABLE      RETAINED       AVAILABLE-
                                                  STOCK            CAPITAL             ESOP         EARNINGS        FOR-SALE
                                                  ------          ----------        ----------      ----------     ----------
BALANCES, OCTOBER 1, 1996                         $    -          $        -        $        -      $2,607,578     $  170,682

      Net income for the year                                                                           93,345

     Change in net unrealized gain on
         securities available-for-sale, net
         of taxes of $47,000                                                                 -               -         79,962

     Proceeds from issuance of stock,
         net of conversion costs
         of $410,186                               4,232           3,479,022

     Purchase of common stock by ESOP                                338,560          (338,560)

     ESOP contribution                                                13,000
                                                  ------          ----------        ----------      ----------     ----------

BALANCES, SEPTEMBER 30, 1997                       4,232           3,830,582          (338,560)      2,700,923        250,644

      Net income for the year                                                                          208,043

     Change in net unrealized gain on
         securities available-for-sale, net
         of taxes of $60,992                                                                                          103,852

      Dividends paid - $.30 per share                                                                 (117,819)

     Payment on ESOP note receivable                                                    67,712

     ESOP contribution                                                14,239
                                                  ------          ----------        ----------      ----------     ----------
 BALANCES, SEPTEMBER 30, 1998                     $4,232          $3,844,821        $ (270,848)     $2,791,147     $  354,496
                                                  ======          ==========        ==========      ==========     ==========

                SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   ROCKY FORD FINANCIAL, INC AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                    YEARS ENDED SEPTEMBER 30, 1998 AND 1997

                                                                                                       1998                1997
                                                                                                ----------------    ----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
      Net income                                                                                 $       208,043     $       93,345
                                                                                                ----------------    ----------------
      Adjustments to reconcile net income to net cash provided
            by operating activities:
      Amortization of:
            Deferred loan origination fees                                                               (11,599)           (15,149)
            Discounts on investments                                                                        (234)            (2,221)
      Stock dividend received from FHLB                                                                  (24,500)           (21,100)
      Earned ESOP shares priced above original cost                                                       14,239             13,000
      Decrease in unearned ESOP shares                                                                    33,856                  -
      Depreciation                                                                                        16,291             20,032
      Change in assets and liabilities:
            Accrued interest receivable                                                                   25,109            (21,751)
            Prepaids                                                                                      25,384             11,701
            Accounts payable and accrued expenses                                                        113,532             99,483
            Deferred income taxes                                                                        (24,853)           (27,756)
                                                                                                ----------------    ----------------

            TOTAL ADJUSTMENTS                                                                            167,225             56,239
                                                                                                ----------------    ----------------

            NET CASH PROVIDED BY OPERATING ACTIVITIES                                                    375,268            149,584
                                                                                                ----------------    ----------------

CASH FLOWS FROM INVESTING ACTIVITIES:
      Net change in certificates of deposit                                                              400,312           (102,312)
      Loan originations and principal payments on loans                                                 (551,384)        (1,227,508)
      Purchase of investment securities held to maturity                                                       -           (248,828)
      Proceeds from maturities of investment securities held to maturity                                 500,000                  -
      Principal payments on mortgage-backed securities                                                   615,022            197,543
      Redemption of Federal Home Loan Bank Stock                                                         138,100                  -
      Capital purchases                                                                                   (9,709)            (4,630)
      Retirement plan trust deposits                                                                     (43,624)          (251,687)
                                                                                                ----------------    ----------------

            NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES                                           1,048,717         (1,637,422)
                                                                                                ----------------    ----------------

CASH FLOWS FROM FINANCING ACTIVITIES:
      Issuance of common stock                                                                                 -          3,483,254
      Dividends paid                                                                                    (117,819)                 -
      Net change in deposits                                                                            (541,460)        (1,005,234)
      Net change in mortgage escrow funds                                                                 (2,512)            (6,216)
                                                                                                ----------------    ----------------

            NET CASH PROVIDED (USED)  BY FINANCING ACTIVITIES                                           (661,791)         2,471,804
                                                                                                ----------------    ----------------

            NET INCREASE IN CASH AND CASH EQUIVALENTS                                                    762,194            983,966

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                                         3,205,382          2,221,416
                                                                                                ----------------    ----------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                                         $     3,967,576     $    3,205,382
                                                                                                ================    ================

SUPPLEMENTAL DISCLOSURES OF CASH FLOWS
Cash paid for:
     Taxes                                                                                       $        42,371     $       41,472
     Interest                                                                                            770,158            829,384

                SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   ROCKY FORD FINANCIAL, INC. AND SUBSIDIARY


                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE -1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The following is a description of the more significant accounting policies which Rocky Ford Financial, Inc. (the Company and its wholly owned subsidiary, Rocky Ford Federal Savings and Loan Association (the Association) follow in preparing and presenting the consolidated financial statements.

         Basis of Presentation

         The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary Rocky Ford Federal Savings and Loan Association. All significant intercompany accounts and transactions have been eliminated.

         Organization

         Rocky Ford Federal Savings and Loan Association (the Association) is a federally chartered association which conducts its operations in Southeastern Colorado. The Association provides a variety of financial services to the area it serves. Its primary deposit products are certificates of deposit and its primary lending products are real estate mortgages.

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

                   ROCKY FORD FINANCIAL, INC. AND SUBSIDIARY


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE  -1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

          Federal Home Loan Bank Stock

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

                   ROCKY FORD FINANCIAL, INC. AND SUBSIDIARY


                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE  -1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

          Premises and Equipment

          Land is carried at cost. Building, furniture, fixtures, and equipment are carried at cost, less accumulated depreciation. Building, furniture, fixtures, and equipment are depreciated using the straight-line method over the estimated useful lives of the assets. Estimated life of the building is 30 years and 5 to 15 years for furniture and equipment and 5 years on the automobile.

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

          Advertising. Advertising is expensed as incurred.

NOTE  -2  INVESTMENT SECURITIES

          Investment securities are summarized as follows:

          Held-to-Maturity Securities

          The amortized cost and estimated fair value of held-to-maturity securities at September 30, 1998 and 1997 are as follows:

                                                        Gross        Gross
                                          Amortized   Unrealized  Unrealized    Fair
           1998                             Cost        Gains       Losses      Value
          --------                        ---------   ----------  ----------  ----------
          Mortgage-backed securities
           GNMA certificates              $1,806,286   $100,214     $   0     $1,906,500

          U.S. Government Agencies           249,199     15,501         0        264,700
                                          ----------   --------     -----     ----------

                                          $2,055,485   $115,715     $   0     $2,171,200
                                          ==========   ========     =====     ==========


           1997
          --------
          Mortgage-backed securities
           GNMA certificates              $2,421,308   $116,059     $   0     $2,537,367
          U.S. Government Agencies           748,965          0      (997)       747,968
                                          ----------   --------     -----     ----------

                                          $3,170,273   $116,059     $(997)    $3,285,335
                                          ==========   ========     =====     ==========

                   ROCKY FORD FINANCIAL, INC. AND SUBSIDIARY


                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE  -2  INVESTMENT SECURITIES (Continued)

          Available-for-Sale Securities

          The amortized cost and estimated fair value of available-for-sale securities at September 30, 1998 and 1997 were as follows:

                                                     Gross           Gross
                                      Amortized    Unrealized     Unrealized     Fair
           1998                         Cost         Gains          Losses       Value
          ---------                   ---------    ----------     ----------  ----------
          Equity securities

           FHLMC stock               $   11,327    $  562,735     $       0   $  574,062
                                     ==========    ==========     =========   ==========

           1997
          ---------
          Equity securities

           FHLMC stock               $   11,327    $  397,891     $       0   $  409,218
                                     ==========    ==========     =========   ==========

          The amortized cost of debt securities at September 30, 1998, by contractual maturity, are shown below. The Association's debt securities held-to-maturity are mortgage-backed securities whose expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

          Held-to-Maturity Debt Securities                   Cost
          ---------------------------------                ---------
          Due in one year or less                         $   25,855
          Due after one year through five years              377,446
          Due from five to ten years                         235,281
          Due after ten years                              1,416,903
                                                          ----------

            Total Held-to-Maturity Securities             $2,055,485
                                                          ==========

          GNMA Certificates with a carrying amount of $602,853 and $232,638 at September 30, 1998 and 1997, respectively, were pledged to secure public deposits.

                   ROCKY FORD FINANCIAL, INC. AND SUBSIDIARY


                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE  -3    LOANS RECEIVABLE

            Loans receivable at September 30 are summarized as follows:

                                                                1998          1997
                                                            ------------  ------------
       First mortgage loans
         (principally conventional):
         Principal balances:
            Secured by one-to-four-family
              residences                                    $13,852,628   $13,320,764
            Secured by other properties                         101,807       138,567
                                                            -----------   -----------

                                                             13,954,435    13,459,331
       Less:
         Net deferred loan origination fees                     (34,494)      (46,093)
                                                            -----------   -----------

            Total first mortgage loans                       13,919,941    13,413,238
                                                            -----------   -----------

       Second mortgage and share loans
         Principal balances:
            Second mortgage                                      61,169        70,207
            Share                                               171,439       106,121
                                                            -----------   -----------

              Total second mortgages and share loans            232,608       176,328
                                                            -----------   -----------

       Less:
         Allowance for loan losses                              (60,000)      (60,000)
                                                            -----------   -----------

                                                            $14,092,549   $13,529,566
                                                            ===========   ===========

       Activity in the allowance for loan losses is summarized as follows for the years ended September 30:

                                                           1998          1997
                                                       -----------   -----------
       Balance at beginning of year                    $    60,000   $    60,000
       Provision (recovery) charged to income                    0             0
       Charge-offs and recoveries, net                           0             0
                                                       -----------   -----------

            Balance at end of year                     $    60,000   $    60,000
                                                       ===========   ===========

       Nonaccrual loans for which interest has been reserved totaled $54,363 and $0 at September 30, 1998 and 1997, respectively. Interest income in the amount of $1,869 and $0 has been reserved at September 30, 1998 and 1997.

       As of September 30, 1998 the Association had outstanding firm commitments to originate loans of approximately $201,000.

                   ROCKY FORD FINANCIAL, INC. AND SUBSIDIARY


                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE  -4   ACCRUED INTEREST RECEIVABLE

           Accrued interest receivable at September 30 is summarized as follows:


                                                   1998        1997
                                                ----------  ----------
            Certificates of deposit             $   9,860   $  22,508
            Investment securities                   1,302      13,177
            Mortgaged-backed securities            12,513      16,779
            Loans receivable                       97,985      94,305
                                                ---------   ---------

                                                $ 121,660   $ 146,769
                                                =========   =========

NOTE  -5   PREMISES AND EQUIPMENT

           Premises and equipment at September 30 are summarized as follows:


                                                      1998        1997
                                                    ---------   ---------
           Land                                     $  10,000   $  10,000
           Buildings                                  119,666     119,666
           Furniture and fixtures                     109,652     102,071
           Automobile                                  34,963      34,963
                                                    ---------   ---------

                                                      274,281     266,700
           Less accumulated depreciation             (197,593)   (183,430)
                                                    ---------   ---------

                                                    $  76,688   $  83,270
                                                    =========   =========

           Depreciation expense charged to operations amounted to $16,291 and $20,032 for the years ended September 30, 1998 and 1997.

NOTE  -6   DEPOSITS

           Deposits at September 30 are summarized as follows:


                                  RATE AT               1998                   1997
                               SEPTEMBER 30,     AMOUNT     PERCENT     AMOUNT     PERCENT
                               --------------  ----------  ---------  -----------  -------
           Money market           3.75%        $2,501,771      16.04  $ 2,800,821    17.36
           Passbook savings       3.00%         1,065,672       6.83    1,031,781     6.39
                                               ----------  ---------  -----------  -------

                                                3,567,443      22.87    3,832,602    23.75
                                               ----------  ---------  -----------  -------

           Certificates of
             deposit            3% - 4%                 0          0      224,449     1.39
                                4% - 5%           210,223       1.35    4,614,701    28.59
                                5% - 6%        11,787,309      75.57    6,738,968    41.75
                                6% - 7%                 0          0      696,266     4.31
                                7% - 8%            32,969        .21       32,418      .21
                                               ----------  ---------  -----------  -------

                                               12,030,501      77.13   12,306,802    76.25
                                               ----------  ---------  -----------  -------

                                              $15,597,944     100.00  $16,139,404   100.00
                                              ===========  =========  ===========  =======

                   ROCKY FORD FINANCIAL, INC. AND SUBSIDIARY


                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE  -6  DEPOSITS (Continued)

          The aggregate amount of jumbo certificates of deposit with a minimum denomination of $100,000 was approximately $1,695,000 and $2,068,000 at September 30, 1998 and 1997.

          At September 30, 1998, scheduled maturities of certificates of deposits are as follows:


             Rate                         1999         2000         2001
          -----------                 ------------  ----------   ----------
            4% - 5%                   $  210,223    $       0    $       0
            5% - 6%                    8,850,754    1,828,307    1,108,248
            7% - 8%                       32,969            0            0
                                      ----------   ----------    ---------

                                      $9,093,946   $1,828,307   $1,108,248
                                      ==========   ==========   ==========

          Interest expense on deposits for years ended September 30 is summarized as follows:

                                               1998         1997
                                            -----------  -----------
           Money market                     $  100,176   $  121,332
           Passbook savings                     31,358       28,160
           Certificates of deposit             636,457      677,095
                                            ----------   ----------

                                            $  767,991   $  826,587
                                            ==========   ==========

NOTE  -7  INCOME TAXES

          Income tax expense for the years ended September 30 is summarized as follows:


                                              1998        1997
                                          -----------  -----------
          Current                         $  158,721   $   58,266
          Deferred                           (24,900)     (27,700)
                                          ----------   ----------

                                          $  133,821   $   30,566
                                          ==========   ==========

          Effective tax rates                     39%          25%

          Retained earnings at September 30, 1998 include earnings of approximately $452,000, representing bad debt deductions for which no provision for federal income taxes has been made. If, in the future, this portion of retained earnings is used for any purpose other than to absorb bad debt losses, federal income taxes will be imposed at the then applicable rates.

                   ROCKY FORD FINANCIAL, INC. AND SUBSIDIARY


                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE -7   INCOME TAXES (Continued)

          The provisions for federal income taxes for the years ended September 30, 1998 and 1997 differ from that computed at the statutory corporate tax rate of 34 percent as follows:

                                           1998          1997
                                         --------      --------
          Tax at statutory rate          $116,234      $42,130
          Change Resulting From:
            State tax and credits           6,128       (5,000)
          Non deductible ESOP expense       9,483            0
          Other                             1,976       (6,564)
                                         --------      -------
                                         $133,821      $30,566
                                         ========      =======

          Temporary differences between the financial statement carrying amounts and tax basis of assets and liabilities that gave rise to significant portions of the deferred tax liability at September 30 relates to the following:

                                                                   1998         1997
                                                                 --------     --------
          Deferred Tax Assets
          Deferred compensation                                  $107,200     $ 96,000
          Deferred loan fees                                       12,800       17,000
          State tax credits carryover                                   0        5,000
                                                                 --------     --------

              Total                                               120,000      118,000
                                                                 --------     --------

          Deferred Tax Liabilities
          Accrued interest on loans                                36,900       34,900
          FHLB stock dividend                                      34,200       47,500
          Bad debt deduction                                       46,200       57,800
          Unrealized gain on securities available-for-sale        208,239      147,200
                                                                 --------     --------
              Total                                               325,539      287,400
                                                                 --------     --------
              Net Deferred Tax Liability                         $205,539     $169,400
                                                                 ========     ========

          Deferred tax expense results from timing differences in the recognition of income and expense for tax and financial purposes. The sources and tax effects of these temporary and timing differences are as follows:

                                                     1998       1997
                                                  ---------  ---------
                 Accrued interest on loans        $  2,000   $  1,700
                 Deferred Directors retirement     (11,200)   (65,600)
                 Deferred loan fees recognized       4,200      5,700
                 FHLB stock dividend               (13,300)     7,800
                 Bad debt deduction                (11,600)   (11,500)
                 State tax credits                   5,000     (5,000)
                 SAIF special assessment                 0     39,200
                                                  --------   --------
                                                  $(24,900)  $(27,700)
                                                  ========   ========

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

         Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios as outlined below. Management believes, as of September 30, 1998, the Association met all capital adequacy requirements to which it is subject.

         As of August 12, 1998, the most recent notification from Office of Thrift Supervision categorized the Association as well capitalized under the regulatory framework for prompt corrective action. To be well capitalized the Association must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios. There are no conditions or events since that notification that management believes have changed the institution's category.

         The following is a reconciliation of the Association's capital computed under generally accepted accounting principles (GAAP) to regulatory capital. OTS regulations specify minimum capital requirements for the Association. The following reconciliation also compares the capital requirements as computed to the minimum capital requirements for the Association.

       Equity Per GAAP                            $ 5,079,928
          Unrealized Gain on Securities              (354,496)
                                                   ----------
            Tier I Capital                          4,725,432

          Valuation Allowance                          60,000
                                                   ----------

            Regulatory Capital                     $4,785,432
                                                   ==========

                                         Actual            Adequacy Purposes    Action Regulations
                                  Amount        Ratio       Amount     Ratio     Amount     Ratio
                                ----------   ------------ ----------   -----   ----------   -----
       Total Capital
         (to Risk Weighted
         Assets)                $4,785,432      54.29%     $705,120    8.00%   $ 881,400    10.00%
       Tier I Capital
         (to Risk Weighted
         Assets)                 4,725,432      53.61       352,560    4.00      528,840     6.00
       Tier I Capital
      (to Average Assets)        4,725,432      22.14       853,800    4.00    1,067,200     5.00

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


NOTE -9  OTHER NON-INTEREST EXPENSE

                                                                    1998          1997
                                                                 ---------     --------
          Communication, postage and office supplies             $ 19,009      $ 21,258
          Insurance                                                 6,393         6,109
          Professional services                                   109,012        20,109
          Travel and entertainment                                 26,238        26,340
          Dues and subscriptions                                    6,614         5,381
          Other                                                    28,209        23,522
          Advertising                                               7,479         6,814
                                                                 --------      --------
                                                                 $202,954      $109,533
                                                                 ========      ========

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

          The aggregate dollar amount of loans was $302,813 and $81,700 at September 30, 1998 and 1997, respectively. During 1998, new loans were $309,500 and repayments totaled $88,387. Purchases from directors for the years ended September 30, 1998 and 1997 amounted to $7,800 and $20,300, respectively. As of September 30, 1998, approximately $683,000 of directors and employees accounts were included in deposits.


NOTE-12   FAIR VALUES OF FINANCIAL INSTRUMENTS

          The estimated fair values of the Association's financial instruments as of September 30, are as follows:

                                                      1998                      1997
                                            CARRYING        FAIR      CARRYING        FAIR
          Financial Assets:                  AMOUNT        VALUE       AMOUNT        VALUE
                                           -----------  -----------  -----------  -----------
          Cash and cash equivalents        $ 3,967,576  $ 3,967,576  $ 3,205,382  $ 3,205,382
          Certificates of deposit            1,599,000    1,599,000    1,999,312    1,999,312
          Securities available-for-sale        574,062      574,062      409,218      409,218
          Securities held-to-maturity        2,055,485    2,171,200    3,170,273    3,285,335
          Loans receivable - net            14,092,549   14,598,000   13,529,566   14,053,000
          Financial liabilities:
          Deposits                          15,597,944   15,670,000   16,139,404   16,118,000

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

          For the years ended September 30, 1998 and 1997, the contributions to the plan were $34,432 and $251,687.


NOTE -14  EMPLOYEE STOCK OWNERSHIP PLAN

          As a part of conversion to stock, the Association established an ESOP to benefit substantially all employees. The ESOP purchased 33,856 shares of common stock in the conversion with proceeds received from a loan from the Company. The note is to be repaid in ten annual principal installments of $33,856, starting October 1, 1997. Interest is based on the Wall Street Journal Prime plus one point, and is adjusted annually on October 1. The unallocated shares of stock held by the ESOP are pledged as collateral on the debt. The ESOP is funded by contributions made by the Association in amounts sufficient to retire the debt. At September 30, 1998, the outstanding balance of the note receivable is $270,848 and is presented as a reduction of stockholders' equity. ESOP compensation expense was $77,042 and $49,856 for the years ended September 30, 1998 and 1997.

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


          The ESOP shares as of September 30, 1998 are as follows:

           Allocated shares                                   3,386
           Shares committed to be released for allocation     4,258
           Unreleased shares                                 26,212
                                                           --------

                    Total ESOP shares                        33,856
                                                           ========


           Fair value of unreleased shares                 $288,332
                                                           ========

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

         This statement continues the previous requirements to disclose certain information about an entity's capital structure found in APB Opinions No. 10, Omnibus Opinion - 1966, and No. 15, Earnings Per Share, and FASB Statement No. 47, Disclosure of Long-Term Obligations, for entities that were subject to the requirements of those standards. This Statement eliminates the exemption of nonpublic entities from certain disclosure requirements of Opinion No. 15 as provided by FASB Statement No. 21, Suspension of the Reporting of Earnings per Share and Segment Information by Nonpublic Enterprises. It supersedes specific disclosure requirements of Opinions 10 and 15 and Statement 47 and consolidates them in this statement for ease of retrieval and for greater visibility to nonpublic entities. The Statement is effective for financial statements for periods ending after December 15, 1997. The impact of adopting the Statement was not material to the financial statements.

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

         This Statement is effective for fiscal years beginning after December 15, 1997. FASB Statement No. 130 will be adopted by the Association after September 30, 1998, the impact of adopting the Statement will not be material to the financial statements.

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

         This Statement is effective for fiscal years beginning after December 15, 1997. FASB Statement No. 131 will be adopted by the Association after September 30, 1998, the impact of adopting the Statement is not expected to have a significant effect on the Company as it only operates within one segment under the new standard.

         Employers' Disclosures About Pensions and Other Postretirement Benefits. In February, 1998, the Financial Accounting Standards Board issued SFAS No. 132, "Employers' Disclosure About Pensions and Other Postretirement Benefits." This Statement revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans. It standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that are no longer useful. The Statement is effective for fiscal years beginning after December 15, 1997. Currently the Company does not have

                   ROCKY FORD FINANCIAL, INC. AND SUBSIDIARY



                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE-15  IMPACT OF NEW ACCOUNTING STANDARDS (Continued)

         any pension or postretirement plans that would come under the statement. Accordingly, the statement will not have any impact on the financial statements.

         Accounting for Derivative Instruments and Hedging Activities. In June, 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The statement is effective for fiscal years beginning after June 15, 1999. Management, at this time, has not determined the impact of adopting this statement.


NOTE 16  EARNINGS PER SHARE

         The Company adopted Financial Accounting Standards Board Statement No. 128 relating to earnings per share, effective for the quarter ended December 31, 1997. The statement requires dual presentations of basic and diluted earning per share on the face of the income statement. Basic ESP excludes dilution and is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shares in the earnings of the entity. Employee Stock Ownership Plan shares not committed to be released to participants are not considered outstanding for the purposes of computing earnings per share.

         The conversion from a mutual savings association to a stock institution was completed May 21, 1997. The computation of earnings per share, for the year ended September 30, 1997 is based on the net income earned from the date of conversion to the end of the fiscal year divided by the weighted-average number of shares issued from the date of conversion until the end of the fiscal year.


NOTE-17  UNCERTAINTY DUE TO THE YEAR 2000 ISSUE

         The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect the Company's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the Company, including those related to the efforts of customers, other financial institutions, suppliers, or other third parties, will be fully resolved.

                   ROCKY FORD FINANCIAL, INC. AND SUBSIDIARY



                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE-17  CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY)

         The following condensed statements summarize the financial position, operating results and cash flows of Rocky Ford Financial, Inc. as of September 30 1998 and 1997 and for the year and four months then ended.

                                                           1998          1997
                                                        -----------  ------------
          ASSETS
          Cash and equivalents                          $1,637,827   $ 1,577,324
          Investment in subsidiary                       2,122,125     1,992,663
          ESOP note receivable                             270,848       338,560
          Other                                              4,522        19,612
                                                        ----------   -----------
                                                        $4,035,322   $ 3,928,159
                                                        ==========   ===========
          LIABILITIES AND STOCKHOLDERS' EQUITY
          Accounts payable                              $    2,700   $         0
          Stockholders' equity                           4,032,622     3,928,159
                                                        ----------   -----------
          Total liabilities and stockholders' equity    $4,035,322   $ 3,928,159
                                                        ==========   ===========

          CONDENSED STATEMENT OF INCOME
          Equity in undistributed net income
            of subsidiary                               $  214,102   $    81,756
          Other net                                         (6,059)       11,589
                                                        ----------   -----------
                                                        $  208,043   $    93,345
                                                        ==========   ===========

          CONDENSED STATEMENT OF CASH FLOWS
          Operating activities:
          Net income                                    $  208,043   $    93,345
          Adjustment to reconcile net income to
            cash provided by operating activities:
          Equity in undistributed net income of
            subsidiary                                    (214,102)      (81,756)
          Other                                             32,029        (6,612)
                                                        ----------   -----------
          Net cash provided by operations                   25,970         4,977
                                                        ----------   -----------

          Investing activities:
          ESOP note payments                                67,712             0
          Investment in subsidiary                               0    (1,910,907)
          Dividends received from subsidiary                84,640             0
          Dividends paid                                  (117,819)            0
                                                        ----------   -----------
                                                            34,533    (1,910,907)
                                                        ----------   -----------

          Financing activities:
          Proceeds from stock conversion net
            of expenses                                          0     3,483,254
                                                        ----------   -----------

          Net increase in cash                              60,503     1,577,324

              Cash beginning                             1,577,324             0
                                                        ----------   -----------

              Cash ending                               $1,637,827   $ 1,577,324
                                                        ==========   ===========

                   ROCKY FORD FINANCIAL, INC. AND SUBSIDIARY



                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE -18  MUTUAL TO STOCK CONVERSION

          On January 14, 1997, the Board of Directors of Rocky Ford Federal Savings and Loan Association adopted a Plan of Conversion under which the Association would convert from a federally chartered mutual savings institution to a federally chartered stock savings and loan pursuant to the Rules and Regulations of the OTS. The Plan included, as part of the conversion, the concurrent formation of a holding company. The Plan was approved by the Office of Thrift Supervision
          (OTS) and included the filling of a registration statement with the Securities and Exchange Commission. The Plan was approved by the members of the Association at a special meeting held May 6, 1997. In accordance with the Plan, the Company issued common stock which was sold in the conversion. The closing of the offering occurred on May 21, 1997 and resulted in a stock offering of $4,232,000 (including $338,560 in shares subscribed by the ESOP). The Company transferred fifty percent of the net proceeds for the purchase of all of the capital stock of the Association.

          No change was made in the Board of Directors or management as a result of the Conversion.

          The costs of issuing the common stock was deferred and deducted from the proceeds of the stock sale and amounted to $410,186.

          For the purpose of granting eligible members of the Association a priority in the event of future liquidation, the Association at the time of conversion, established a liquidation account equal to its regulatory capital as of the date of the latest balance sheet used in the final conversion offering circular. In the event (and only in such event) of future liquidation of the converted Association, an eligible savings account holder who continues to maintain a savings account shall be entitled to receive a distribution from the liquidation account, in the proportionate amount of the then-current adjusted balance of the savings deposits then held, before any distributions may be made with respect to capital stock.

          Present regulations provide that the Association may not declare or pay a cash dividend on or repurchase any of its capital stock if the result thereof would be to reduce the regulatory capital of the Association below the amount required for the liquidation account or the regulatory capital requirement. Further, any dividend declared or paid on or repurchase of, the Association's capital stock shall be in compliance with the rules and regulations of the Office of Thrift Supervision, or other applicable regulations.

          The ESOP stock purchases were financed by issuing a note to the Company for the entire purchase.

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


                              HIGH BID (1)  LOW BID (1)  DIVIDENDS PAID
                              ------------  -----------  --------------
      FISCAL 1997:
         Third Quarter           14.25         12.75          none
         Fourth Quarter          14.25         13.25          none

      FISCAL 1998:
         First Quarter           14.12         14.00          none
         Second Quarter          15.00         14.12          $.15
         Third Quarter           14.75         14.00          none
         Fourth Quarter          14.75         11.00          $.15

_______________
(1) Quotations reflect inter-dealer price, without retail mark-up, mark-down or commissions, and may not represent actual transactions.


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


                                                 BOARD OF DIRECTORS
DONALD F. GAUSE                        KEITH E. WAGGONER                      WAYNE W. WHITTAKER
Chairman of the Board of the           President and Chief Executive          Vice President of the Company and
 Company and the Association           Officer of the Company                 Association
                                       and the Association

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

BRIAN H. HANCOCK                       R. DEAN JONES
Self-employed Real Estate and          Owner, Jones Motors, Inc.
Insurance Broker                       La Junta, Colorado
Rocky Ford, Colorado
                                                 EXECUTIVE OFFICERS
DONALD F. GAUSE                        KEITH E. WAGGONER                      WAYNE W. WHITTAKER
Chairman of the Board of the           President and Chief Executive          Vice President of the Company and
Company and the Association            Officer of the Company                 the Association
                                       and the Association

FRANCIS E. CLUTE
Secretary and Treasurer of the
Company and the Association

                                                 OFFICE LOCATIONS
                                       MAIN OFFICE:
                                       801 Swink Avenue
                                       Rocky Ford, Colorado  81067-0032

                                                 GENERAL INFORMATION
INDEPENDENT PUBLIC ACCOUNTANTS         ANNUAL MEETING                         ANNUAL REPORT ON FORM 10-KSB
Grimsley, White & Company              The 1999 Annual Meeting of             A copy of the Company's Annual
Certified Public Accountants           Stockholders will be held on January   Report on Form 10-KSB for the fiscal
Rocky Ford, Colorado                   21, 1999 at 2:00 p.m. at  Rocky Ford   year ended September 30, 1998 as
                                       Federal Savings and Loan Association   filed with the Securities and
GENERAL COUNSEL                        801 Swink Avenue, Rocky Ford,          Exchange Commission will be
H. Barton Mendenhall                   Colorado                               furnished without charge to
Mendenhall & Malouff                                                          stockholders as of the record date for
Rocky Ford, Colorado                   TRANSFER AGENT AND REGISTRAR           the 1998 Annual Meeting upon
                                       Illinois Stock Transfer Company        written request to Francis E. Clute,
SPECIAL COUNSEL                        Chicago, Illinois                      Rocky Ford Financial, Inc., 801
Housley Kantarian & Bronstein, P.C.                                           Swink Avenue, Rocky Ford,
1220 19th Street, N.W., Suite 700                                             Colorado  81067-0032.
Washington, D.C.  20036