Form 10KSB, Exhibit 13
period 1999-09-30
ROCKY FORD FINANCIAL INC
filed 1999-12-22
CIK 1031517

                                                                      Exhibit 13

                                  [ L O G O ]



                          ROCKY FORD FINANCIAL, INC.


                               ANNUAL REPORT FOR

                                THE YEAR ENDED

                              SEPTEMBER 30, 1999

            [LETTERHEAD OF ROCKY FORD FINANCIAL, INC. APPEARS HERE]



To Our Stockholders:

     Rocky Ford Financial Inc. had another good year in 1999. Our net profit was down, but our loan demand remains strong, as does our savings. We are still making a large share of home loans in our trade area.

     We still have many challenges ahead of us and are determined to meet the challenges and take our business to a higher level of performance for our stockholders. Our economy is very positive in our area and we are looking forward to a good year in 2000.

     Our hard working employees have helped us be successful and we want to thank them for their efforts. We are confident they will continue to meet any challenges.

     Thank you for your support and confidence and we hope to see you at our annual meeting January 20, 2000.

                                         Sincerely,

                                         /s/ Keith E. Waggoner
                                         Keith E. Waggoner
                                         President and
                                         Chief Executive Officer

                             FINANCIAL HIGHLIGHTS

                                                   At September 30,             Change
                                              -----------------------     --------------------
                                                1999           1998        Amount     Percent
                                              --------       --------     --------   ---------
                                                            (Dollars in thousands)
Financial Position:
 Total assets............................    $ 23,477        $ 23,013      $ 464        2.02%
 Loans receivable, net...................      13,446          14,093       (647)      (4.59)
 Mortgage-backed and related securities..       1,667           1,806       (139)      (7.70)
 Investment securities...................       1,017           1,033        (16)      (1.55)
 Deposits................................      16,215          15,598        617        3.96
 Stockholders' equity....................       6,660           6,724        (64)       (.95)

 Number of common shares outstanding.....     404,950         423,200

                                              For the Year Ended
                                                 September 30,                  Change
                                           -----------------------     --------------------
                                             1999           1998        Amount     Percent
                                           --------       --------     --------   ---------
                                                          (Dollars in thousands)
Results of Operations:
 Interest income.........................  $  1,656       $  1,700     $   (44)     (2.59)%
 Interest expense........................       766            768          (2)      (.26)
 Net interest income.....................       890            932         (42)     (4.51)
 Provision for loan losses...............        --             --
 Net interest income after provision
  for loan losses........................       890            932         (42)     (4.51)
 Non-interest income.....................        16             14           2      14.29
 Non-interest expense....................       627            604          23       3.81
 Earnings before cumulative effect
  of accounting change...................       279            342         (63)    (18.42)
 Net earnings............................       184            208         (24)    (11.54)

                SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

Summary of Financial Condition

                                                      At September 30,
                                        -------------------------------------------
                                         1999     1998     1997     1996     1995
                                        -------  ------- -------  -------  --------
                                                    (Dollars in thousands)
Total amount of:
Total assets..........................  $23,477  $23,013  $23,165  $20,388  $19,653
Cash..................................      575      268      305      221      160
Interest-bearing deposits.............    4,100    3,700    2,900    2,000    1,100
Certificates of deposit...............    2,099    1,599    1,999    1,897    2,583
Securities available for sale
  FHLB stock..........................      160      210      323      303      284
  FHLMC stock.........................      602      574      409      282      121
                                        -------  -------  -------  -------  -------
    Total.............................      762      784      732      585      405
                                        -------  -------  -------  -------  -------
Securities-held to maturity
  GNMA's..............................    1,667    1,806    2,421    2,617    1,373
  U.S. agencies.......................      249      249      749      500    2,700
                                        -------  -------  -------  -------  -------
    Total.............................    1,916    2,055    3,170    3,117    4,073
                                        -------  -------  -------  -------  -------
Loans receivable, net.................   13,446   14,093   13,530   12,287   10,984
Savings deposits......................   16,215   15,598   16,139   17,145   16,702
Equity substantially restricted.......    6,660    6,724    6,448    2,778    2,573

Number of:
 Real estate loans outstanding........      375      415      408      403      401
 Savings accounts.....................    1,487    1,460    1,617    1,652    1,675
 Offices open.........................        1        1        1        1        1

Summary of Operations
                                                  Year Ended September 30,
                                        -------------------------------------------
                                          1999     1998     1997     1996    1995
                                        -------  -------  -------  ------- --------
                                                   (Dollars in thousands)
Interest  income......................  $ 1,656  $ 1,700  $ 1,662  $ 1,525  $ 1,471
Interest expense......................      766      768      827      820      734
                                        -------  -------  -------  -------  -------
   Net interest income................      890      932      835      705      737
Provision for loan losses (recovery)..       --       --       --       --       69
                                        -------  -------  -------  -------  -------
   Net interest income after
   provision for loan losses..........      890      932      835      705      806
                                        -------  -------  -------  -------  -------
Noninterest income....................       16       14       16       21       26
                                        -------  -------  -------  -------  -------
   Subtotal...........................      906      946      851      726      832
                                        -------  -------  -------  -------  -------

Noninterest expense:
   Compensation and benefits..........      297      308      526      232      230
   Other (1)..........................      330      296      202      307      197
                                        -------  -------  -------  -------  -------
     Total noninterest expense........      627      604      728      539      427
                                        -------  -------  -------  -------  -------
     Income before taxes..............      279      342      123      187      405
Income tax expense....................       95      134       30       58      118
                                        -------  -------  -------  -------  -------
     Net income.......................  $   184  $   208  $    93  $   129  $   287
                                        =======  =======  =======  =======  =======

Key Operating Ratios

                                                             Year Ended September 30,
                                                    -------------------------------------------
                                                     1999     1998     1997     1996     1995
                                                    -------  -------  -------  -------  -------
Performance Ratios:
   Return on assets (ratio of net earnings
      to average total assets)....................     .79%     .90%    0.43%    0.64%    1.50%
   Return on equity (ratio of net earnings
      to average equity)..........................    2.74     3.12     2.57     4.81    12.24
   Ratio of average interest-earning assets
      to average interest-bearing liabilities.....  140.25   138.83   119.91   116.14   114.83
   Ratio of net interest income, after provision
      for loan losses, to noninterest expense.....  141.88   154.42   112.75   130.85   188.60
   Net interest rate spread.......................    2.60     2.90     3.13     2.90     3.33
   Net yield on average interest-earning
      assets......................................    3.97     4.26     3.92     3.57     3.91

Quality Ratios:
   Non-performing loans to total loans at
      end of period...............................     .25      .38     0.00     0.00     0.00
   Non-performing loans to total assets...........     .14      .24     0.00     0.00     0.00
   Non-performing assets to total assets
      at end of period............................     .14      .24     0.00     0.00     0.00
   Allowance for loan losses to non-
      performing loans at end of period...........  180.55   110.37     0.00     0.00     0.00
   Allowance for loan losses to total
      loans, net..................................     .44      .43     0.44     0.49     0.55

Capital Ratios:
   Equity to total assets at end of period........   28.37    29.22    27.83    13.63    13.09
   Average equity to average assets...............   28.68    28.97    16.82    13.27    12.24

-------------------------
(a)  Annualized.

                  BUSINESS OF THE COMPANY AND THE ASSOCIATION

Rocky Ford Financial, Inc.

     Rocky Ford Financial, Inc. (the "Company") was incorporated under the laws of the State of Delaware in March 1997 for the purpose of becoming a savings and loan holding company for Rocky Ford Federal Savings and Loan Association ("Rocky Ford" or the "Association"). On May 21, 1997, the Association consummated its conversion from mutual to stock form (the "Conversion") and the Company completed its offering of Common Stock through the sale and issuance of 423,400 shares of Common Stock at a price of $10.00 per share, realizing gross proceeds of $4.23 million and net proceeds of $3.83 million. The Company purchased all of the stock of the Association with a portion of the offering proceeds. Prior to the Conversion, the Company did not engage in any material operations. Currently, the Company's principal business is the business of the Association. The Company has no significant assets other than the outstanding capital stock of the Association, $1.4 million of cash and cash equivalents and a note receivable from the Company's Employee Stock Ownership Plan ("ESOP"), therefore, substantially all of the discussion in this Annual Report relates to the operations of the Association.

Rocky Ford Federal Savings and Loan Association

     The Association is a federal stock savings and loan association operating through a single office located in Rocky Ford, Colorado and serving Otero County, Colorado. The Association was chartered as a federal mutual savings and loan association and received federal insurance of its deposit accounts in 1934, under its current name of Rocky Ford Federal Savings and Loan Association. Effective May 21, 1997, the Association became a stock savings and loan association. At September 30, 1999, the Association had total assets of $23.5 million, total deposits of $16.2 million and equity of $6.7 million.

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

     The Association is subject to examination and comprehensive regulation by the Office of Thrift Supervision ("OTS") and the Association's savings deposits are insured up to applicable limits by the Savings Association Insurance Fund ("SAIF"), which is administered by the Federal Deposit Insurance Corporation ("FDIC"). The Association is a member of, and owns capital stock in the Federal Home Loan Bank ("FHLB") of Topeka, which is one of 12 regional banks in the FHLB System. The Association is further subject to regulations of the Board of Governors of the Federal Reserve System governing reserves to be maintained and certain other matters.

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

Forward-Looking Statements

     In addition to historical information contained herein, the following discussion contains forward-looking statements that involve risks and uncertainties. Economic circumstances, the Company's operations and the Company's actual results could differ significantly from those discussed in the forward-looking statements. Some of the factors that could cause or contribute to such differences are discussed herein but also include changes in the economy and interest rates in the nation and the Company's market area generally. Some of the forward-looking statements included herein are the statements regarding management's determination of the amount and adequacy of the allowance for losses on loans, the effect of certain recent accounting pronouncements and the Company's projected effects related to the Year 2000 compliance issue.

Year 2000 Readiness Disclosure

     The Company has an ongoing program of evaluating the effect of the year 2000 on its information processing systems. The Company's core data processing is performed by an outside vendor. As of September 30, 1999, all of the vendors clients were running on Year 2000 ready software per information and testing supplied by the vendor. They are continuing to test the systems and monitor the results. The OTS has been performing checks of the progress and the results of the testing process. The cost of modifications have not had a material effect on the Company's operations. Depending on the nature of the expenditures, the Company followed its accounting practice for capitalization. It is not possible to be certain that all aspects of the Year 2000 issue affecting the Company, including those related to the effort of customers, other financial institutions, or other third parties, such as utility providers, will be fully resolved before the year 2000.

     The Company has adopted a contingency plan and business resumption plan in case critical systems are found not Year 2000 ready or fail. The plan has identified alternative means of operations, principally a manual accounting and transaction system, due to the nature of the Company's business and number of accounts. The plan has been reviewed and tested with no exceptions noted.

Market Risk Disclosure

     Asset/Liability Management. The Association seeks to reduce its exposure to changes in interest rates by originating fixed-rate loans with maturities of no more than 15 years and by maintaining a relatively high level of liquid assets. The matching of the Association's assets and liabilities may be analyzed by examining the extent to which its assets and liabilities are interest rate sensitive and by monitoring the expected effects of interest rate changes on the Association's net interest income.

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

     In accordance with the Association's interest rate risk policy, the Association emphasizes the origination of fixed-rate loans with maturities of no more than 15 years and maintains a relatively high level of liquid assets. Maintaining a high level of liquid assets tends to reduce potential net income because liquid assets usually provide a lower yield than longer term (less liquid) assets. At September 30, 1999, the average weighted term to maturity of the Association's loan portfolio was 15 years.

     Net Portfolio Value. In recent years, the Association has measured its interest rate sensitivity by computing the "gap" between the assets and liabilities which were expected to mature or reprice within certain periods, based on assumptions regarding loan prepayment and deposit decay rates formerly provided by the OTS. However, the OTS now requires the computation of amounts by which the net present value of an institution's cash flows from assets, liabilities and off balance sheet items (the institution's net portfolio value, or "NPV") would change in the event of a range of assumed changes in market interest rates. These computations estimate the effect on an institution's NPV from instantaneous and permanent 1% to 3% (100 to 300 basis points) increases and decreases in market interest rates. In the Association's interest rate sensitive policy, the Board of Directors has established a maximum decrease in net interest income and maximum decreases in NPV given these instantaneous changes in interest rates.

     The following table sets forth the interest rate sensitivity of the Association's net portfolio value as of September 30, 1999 in the event of 1%, 2% and 3% instantaneous and permanent increases and decreases in market interest rates, respectively. These changes are set forth below as basis points, where 100 basis points equals one percentage point.

                          Net Portfolio Value              NPV as % of Portfolio Value of Assets
     Change          ------------------------------        -------------------------------------
    in Rates          $ Amount  $ Change   % Change         NPV Ratio         Basis Point Change
                      --------  --------  ---------         ---------         ------------------
                          (Dollars in thousands)
      + 300 bp        $  4,663  $ (1,286)      (22)%          22.22%                (420)  bp
      + 200 bp           5,136      (813)      (14)           23.85                 (258)  bp
      + 100 bp           5,585      (363)       (6)           25.31                 (111)  bp
          0 bp           5,849                                26.43
      - 100 bp           6,170       221         4            27.04                   62   bp
      - 200 bp           6,347       398         7            27.50                  108   bp
      - 300 bp           6,548       599        10            28.03                  160   bp


     Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates and loan prepayments and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions the Association may undertake in response to changes in interest rates.

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

     Rocky Ford Federal originates only fixed-rate real estate loans and holds them in portfolio until maturity. Because Rocky Ford Federal's interest-bearing liabilities which mature or reprice within short periods substantially exceed its interest-earning assets with similar characteristics, material and prolonged increases in interest rates generally would adversely affect net interest income, while material and prolonged decreases in interest rates generally, but to a lesser extent because of their historically low levels, would have the opposite effect. The Association's high level of liquid assets and investments "available for sale" provides management with the flexibility to address this interest rate sensitivity gap position.

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

                                                                                       Year Ended September 30,
                                                                       ---------------------------------------------------------
                                                At September 30,                  1999                         1998
                                                                       ---------------------------  ----------------------------
                                                     1999
                                               ------------------                          Average                      Average
                                                           Yield/      Average             Yield/   Average              Yield/
                                                Balance     Cost       Balance   Interest   Cost    Balance   Interest    Cost
                                               ---------  -------      -------   -------- --------  --------  --------  --------
                                                                            (Dollars in thousands)
Interest/dividend-earning assets:
 Interest-bearing deposits................      $ 6,199     5.16%      $ 6,059     $  320    5.28%  $ 4,901     $  275     5.61%
  Investments.............................        2,684     6.37         2,634        171    6.49     3,266        243     7.44
  Loans...................................       13,446     8.66        13,720      1,165    8.49    13,718      1,182     8.62
                                                -------   ------       -------     ------  ------   -------     ------   ------
Total interest-earning assets.............       22,329     7.42        22,413      1,656    7.39    21,885      1,700     7.77
                                                                                   ======  ======               ======   ======
Non-interest-earning assets...............        1,148                    950                        1,114
                                                -------                -------                      -------
Total assets..............................      $23,477                $23,363                      $22,999
                                                =======                =======                      =======

Interest-bearing liabilities:
  Passbook - money market accounts........      $ 3,890     3.34       $ 3,719        130    3.50   $ 3,729        132     3.54
  Certificates of deposit.................       12,324     5.16        12,262        636    5.19    12,035        636     5.28
                                                -------   ------       -------     ------  ------   -------     ------   ------
Total interest-bearing liabilities........       16,214     4.72        15,981        766    4.79    15,764        768     4.87
                                                                                   ======                       ======   ======
Non-interest-bearing liabilities..........          603                    683                          572
                                                -------                -------                      -------
Total liabilities.........................       16,817                 16,664                       16,336
                                                                       -------                      -------
Equity....................................        6,660                  6,699                        6,663
                                                -------                -------                      -------
Total liabilities and equity..............      $23,477                $23,363                      $22,999
                                                =======                =======                      =======

Net interest/dividend income..............                                         $  890                       $  932
                                                                                   ======                       ======
Interest/dividend rate spread (1).........                  2.70%                            2.60%                         2.90%
                                                          ======                           ======                        ======
Net interest/dividend-earning assets......      $ 6,115                $ 6,432                      $ 6,121
                                                =======                =======                      =======
Net interest/dividend margin (2)..........                  3.99%                            3.97%                         4.26%
                                                          ======                           ======                        ======
Average interest/dividend-earning assets
 to average interest-bearing liabilities..                              140.25%                      138.83%
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

                                                                      Year Ended September 30,
                                 ------------------------------------------------------------------------------------------------
                                   1999           vs.          1998                     1998             vs.              1997
                                 ----------------------------------------             ------------------------------------------
                                           Increase (Decrease)                                    Increase (Decrease)
                                                 Due to                                                 Due to
                                 ----------------------------------------             ------------------------------------------
                                                       Rate/                                                     Rate/
                                 Volume    Rate       Volume    Total                  Volume     Rate          Volume     Total
                                 ------    ----       ------    -----                  ------     ----          ------     -----
                                                                       (In thousands)
Interest income:
  Interest-bearing deposits...   $  65     $(16)       $ (4)    $  45                   $ 40     $ (23)          $ (4)     $ 13
  Investments.................     (47)     (31)          6       (72)                   (41)       15             (2)      (28)
  Loans.......................      --      (17)         --       (17)                    76       (22)            (1)       53
                                 -----     ----        ----     -----                   ----     -----           ----      ----
    Total interest-earning
     assets...................      18      (64)          2       (44)                    75       (30)            (7)       38
                                 -----     ----        ----     -----                   ----     -----           ----      ----

Interest-bearing liabilities:
  Deposits....................     (10)      12          --         2                    (81)       24             (2)      (59)
                                 -----     ----        ----     -----                   ----     -----           ----      ----

  Increase (decrease) in
   net interest
    income....................   $   8     $(52)       $  2     $ (42)                  $156     $ (54)          $ (5)     $ 97
                                 =====     ====        ====     =====                   ====     =====           ====      ====

Comparison of Financial Condition at September 30, 1999 and 1998

     The Company's total assets increased by $464,000 from $23.0 million at September 30, 1998 to $23.5 million at September 30, 1999. The increase is attributed to an increase in deposits.

     The Company's loan portfolio had a net decrease of approximately $647,000 during the year ended September 30, 1999. Net loans totaled $13.4 million at September 30, 1999 and $14.1 million at September 30, 1998. During the year ended September 30, 1999, the Company wrote loans in the amount of $3.6 million and received payments in the amount of $3.0 million. The loan activity was attributed to lower interest rates which lead to refinancing and some growth in real estate sales in this area. As of September 30, 1999, the outstanding loan commitments for real estate loans was $125,000.

     The allowance for loan losses totaled $60,000 at September 30, 1999 and September 30, 1998. As of those dates the Company had $33,000 and $54,000 non-performing loans in its portfolio. There were no loans charged off and no recoveries of previous loan losses during the year ended September 30, 1999.
The determination of the allowance for loan losses is based on management's analysis, performed on a quarterly basis, of various factors, including the market value of the underlying collateral, growth and composition of the loan portfolio, the relationship of the allowance for loan losses to outstanding loans, historical loss experience, delinquency trends and prevailing economic conditions. Although management believes its allowance for loan losses is adequate, there can be no assurance that additional allowances will not be required or that losses on loans will not be incurred. The Company has had minimal losses on loans in prior years. At September 30, 1999, the ratio of the allowance for loan losses to net loans was .44% as compared to .43% at September 30, 1998.

     The Company's interest earning assets, excluding loans, increased $745,000 from $8.2 million at September 30, 1998 to $8.9 million at September 30, 1999. The Company's investment portfolio, at September 30, 1999, included mortgage-backed and related securities classified as "held to maturity" carried at amortized cost of $1.9 million and an estimated fair value of $2.0 million, equity securities classified as "available for sale" with an estimated fair value of $602,000 and interest bearing deposits with various financial institutions totaling $6.2 million. The increase was from the increase in deposits and the reduction of loans.

     At September 30, 1999 deposits increased to $16.2 million from $15.6 million at September 30, 1998 or a net increase of 3.96%. The increase is attributed to normal seasonal deposits. Management is continually evaluating the investment alternatives available to the Company's customers, and adjusts the pricing on its savings products to maintain its existing deposits.

     The Company's equity at September 30, 1999 remained the same at $6.7 million. This is attributed to net income for the year of $184,000, an increase in the net unrealized gain on securities available for sale of $17,000, less dividends paid of $115,000 and the purchase of 18,250 shares of treasury stock for $189,000.

Comparison of Operating Results for the Year Ended September 30, 1999 and 1998

     Net Income. The Company's net income for the year ended September 30, 1999 was $184,000 compared to net income of $208,000 for the year ended September 30, 1998. The decrease in net earnings resulted primarily from a decrease in interest income and an increase in non-interest expenses.

     Net Interest Income. Net interest income for the year ended September 30, 1998 was $932,000 compared to $890,000 for the year ended September 30, 1999. The change was due to a decrease in the interest earnings on loans and securities, offset by an increase in interest earned on cash deposits. The change in the accounts is attributed to payments received on loans and securities being reinvested in interest bearing cash deposits at lower rates of return. Interest expense was comparable for the two years.

     Interest Income. Interest income decreased by $44,000, or by 2.60%, during 1999 compared to 1998. This decrease resulted from an increase of average interest-earning assets from $21.9 million as of September 30, 1998 to $22.4 million as of September 30, 1999, with a decrease in the average yield on the interest-earning assets from 7.77% in 1998 to 7.39% in 1999.

     Interest Expense. Interest expense decreased from $768,000 for the year ended September 30, 1998 to $766,000 for the year ended September 30, 1999. The decrease in expense for the period was caused by the decrease in the average rate paid from 4.87% in 1998 to 4.79% in 1999 with a corresponding increase in deposits to $16.2 million in 1999 from $15.6 million in 1998.

     Provision for Loan Losses. The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risk inherent in its loan portfolio and the general economy. Such evaluation considers numerous factors including, general economic conditions, loan portfolio composition, prior loss experience, the estimated fair value of the underlying collateral and other factors that warrant recognition in providing for an adequate loan loss allowance.

     The Company determined a provision for loan loss was not required for the years ended September 30, 1999 and 1998.

     Non-Interest Expense. The increase in the non-interest expense section of $23,000 for the year ended September 30, 1999, was caused by professional fees incurred in the current period.

     Income Tax Expense. The expense recognized as of September 30, 1999 and 1998 represents the estimated tax due on taxable income at the effective tax rate of 34% and 39%. The rate varies due to nondeductible ESOP expenses recognized and the effect of state taxes.

Liquidity and Capital Resources

     The Company initially has no business other than that of the Association and investing the proceeds retained by it. The Association is subject to certain regulatory limitations with respect to the payment of dividends to the Company.

     The Company's primary source of funds consists of deposits, repayment of loans and mortgage-backed securities, maturities of investments and interest-bearing deposits, and funds provided from operations. While scheduled repayments of loans and mortgage-backed securities and maturities of investment securities are predicable sources of funds, deposit flows and loan prepayments are greatly influenced by the general level of interest rates, economic conditions and competition. The Company uses its liquidity resources principally to fund existing and future loan commitments, to fund maturing certificates of deposit and demand deposit withdrawals, to invest in other interest-earning assets, to maintain liquidity and to meet operating expenses. Management believes that proceeds from the stock sale, loan repayments and other sources of funds will be adequate to meet the Company's liquidity needs for the immediate future.

     The Company is required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which may be varied at the direction of the OTS depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required minimum ratio is currently 4%. The Company has historically maintained a level of liquid assets in excess of regulatory requirements. The Company's liquidity ratios at September 30, 1999 and 1998 were 34% and 27%, respectively. The Association's relatively high liquidity ratios at September 30, 1999 and 1998 were reflective of accelerated loan payments, and management's determination to refrain from investing excess liquidity with longer terms.

     Liquidity management is both a daily and long-term function of business management. If the Association requires funds beyond its ability to generate them internally, the Association believes that it could borrow funds from the FHLB of Topeka. At September 30, 1999, the Association had no outstanding advances from the FHLB of Topeka.

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

Future Impact of Recently Issued Accounting Standards

     Reporting Comprehensive Income. In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement No. 130. The Statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income to be reported in a financial statement that is displayed with the same prominence as other financial statements. This Statement does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement.

     This Statement requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position.

     This Statement is effective for fiscal years beginning after December 15, 1997. FASB Statement No. 130 was adopted by the Association after September 30, 1998, the impact of adopting the Statement was not material to the financial statements.

     Disclosures about Segments of an Enterprise and Related Information. In June 1997, the FASB issued Statement No. 131. The Statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. This Statement supersedes FASB Statement No. 14, Financial Reporting for Segments of Business Enterprise, but retains the requirement to report information about major customers. It amends FASB Statement No. 94, Consolidation of all Majority-owned Subsidiaries, to remove the special disclosure requirements for previously unconsolidated subsidiaries.

     This Statement was effective for fiscal years beginning after December 15, 1997. FASB Statement No. 131 was adopted by the Association after September 30, 1998, the impact of adopting the Statement did not have a significant effect on the Company as it only operates within one segment under the new standard.

     Accounting for Derivative Instruments and Hedging Activities. In June 1998, the FASB issued SFAS No. 133, which was subsequently amended by Statement No. 137 regarding the effective date. This Statement establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value.
The statement is effective for fiscal years beginning after June 15, 2000. Management, at this time, has not determined the impact of adopting this statement.

     Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise. In October 1998, the FASB issued Statement No. 134. The Statement amends Financial Accounting Standards No. 65. Requiring the classification of any retained mortgage-backed securities as trading securities if the entity commits to sell the securities before or during the securitization process. The Company adopted this pronouncement effective January 1, 1999, and it did not have an effect on the Company.

                       CONSOLIDATED FINANCIAL STATEMENTS
                  ROCKY FORD FINANCIAL, INC. AND SUBSIDIARIES

                                                                            Page
Independent Auditors' Report                                                  15

Statements of Financial Condition September 30, 1999 and 1998                 16

Statements of Income for the Years Ended September 30, 1999 and 1998          17

Statements of Equity for the Years Ended September 30, 1999 and 1998          18

Statements of Cash Flows for the Years Ended September 30, 1999 and 1998      19

Notes to Consolidated Financial Statements                                    20

                   [LETTERHEAD OF GRIMSLEY, WHITE & COMPANY]



                         INDEPENDENT AUDITORS' REPORT


Board of Directors
Rocky Ford Financial, Inc.
Rocky Ford, Colorado

We have audited the accompanying consolidated statements of financial condition of Rocky Ford Financial, Inc. And Subsidiary as of September 30, 1999 and 1998, and the related consolidated statements of income, equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Rocky Ford Financial, Inc. And Subsidiary as of September 30, 1999 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


                                   /s/ Grimsley, White & Company

                                 GRIMSLEY, WHITE & COMPANY

November 24, 1999

                   ROCKY FORD FINANCIAL, INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

                          SEPTEMBER 30, 1999 AND 1998


                           ASSETS                                                     1999              1998
                                                                                ----------------- -----------------
Cash and cash equivalents
   Interest - bearing                                                               $  4,100,000      $  3,700,000
   Non - interest bearing                                                                574,771           267,576
Certificates of deposit                                                                2,099,000         1,599,000
Securities available for sale at fair value
     Equity securities (cost of $11,327)                                                 601,536           574,062
Securities held to maturity
     Mortgage-backed securities (estimated fair value of $1,702,000
         and $1,906,500)                                                               1,667,376         1,806,286
     U.S. agencies (estimated fair value of $253,000 and $264,700)                       249,434           249,199
Loans receivable - net                                                                13,446,497        14,092,549
Federal Home Loan Bank stock, at cost                                                    166,400           209,900
Retirement trust assets                                                                  305,673           295,311
Accrued interest receivable                                                              133,799           121,660
Premises and equipment                                                                    89,732            76,688
Prepaids                                                                                  43,172            20,526
                                                                                ----------------  ----------------

            TOTAL ASSETS                                                            $ 23,477,390      $ 23,012,757
                                                                                ================  ================

                   LIABILITIES AND EQUITY
Deposits                                                                            $ 16,214,512      $ 15,597,944
Advances from borrowers for taxes and insurance                                           26,680            33,050
Accounts payable and accrued expenses                                                    396,415           452,376
Deferred income taxes                                                                    180,100           205,539
                                                                                ----------------  ----------------

            TOTAL LIABILITIES                                                         16,817,707        16,288,909
                                                                                ----------------  ----------------

Commitments and contingencies

Preferred stock- $.01 par value; authorized 1,000,000
   shares; no shares issued or outstanding                                                     -                 -
Common stock-$.01 par value; authorized 3,000,000 shares;
   issued 423,200 shares                                                                   4,232             4,232
Paid-in capital                                                                        3,849,305         3,844,821
Retained earnings - substantially restricted                                           2,860,454         2,791,147
Net unrealized gain on securities available for sale,
    net of tax of $218,400 and $208,200                                                  371,805           354,496
Treasury stock at cost - 18,250 shares                                                  (189,121)                -
Note receivable from ESOP Trust                                                         (236,992)         (270,848)
                                                                                ----------------  ----------------

            TOTAL EQUITY                                                               6,659,683         6,723,848
                                                                                ----------------  ----------------

            TOTAL LIABILITIES AND EQUITY                                            $ 23,477,390      $ 23,012,757
                                                                                ================  ================

                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    ROCKY FORD FINANCIAL, INC. AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME

                     YEARS ENDED SEPTEMBER 30, 1999 AND 1998


                                                                                        1999            1998
                                                                                   --------------- ---------------
INTEREST INCOME
      Loans receivable                                                                 $1,164,842      $1,181,752
      Securities available for sale                                                        16,478          30,036
      Securities held to maturity                                                         154,509         212,804
      Other interest-bearing assets                                                       320,269         275,659
                                                                                   --------------- ---------------

                  TOTAL INTEREST INCOME                                                 1,656,098       1,700,251

INTEREST ON DEPOSITS                                                                      766,493         767,991
                                                                                   --------------- ---------------

                  NET INTEREST INCOME                                                     889,605         932,260

PROVISION FOR LOAN LOSSES                                                                       -               -
                                                                                   --------------- ---------------

                  NET INTEREST INCOME AFTER
                        PROVISION FOR LOAN LOSSES                                         889,605         932,260
                                                                                   --------------- ---------------

NON-INTEREST INCOME
      Other charges                                                                        16,353          13,334
                                                                                   --------------- ---------------

NON-INTEREST EXPENSE
      GENERAL AND ADMINISTRATIVE
            Compensation and benefits                                                     297,139         308,213
            Occupancy and equipment                                                        36,839          30,610
            Computer services                                                              54,427          44,563
            SAIF deposit insurance                                                         16,683          17,390
            Other                                                                         221,910         202,954
                                                                                   --------------- ---------------

                  TOTAL NON-INTEREST EXPENSE                                              626,998         603,730
                                                                                   --------------- ---------------

                  INCOME BEFORE TAXES                                                     278,960         341,864

PROVISION FOR INCOME TAXES                                                                 95,080         133,821
                                                                                   --------------- ---------------

                  NET INCOME                                                           $  183,880      $  208,043
                                                                                   =============== ===============

BASIC EARNINGS PER COMMON SHARE                                                        $     0.47      $     0.52
                                                                                   =============== ===============
DILUTED EARNINGS PER COMMON SHARE                                                      $     0.47      $     0.52
                                                                                   =============== ===============
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
      BASIC                                                                               386,942         396,988
      DILUTED                                                                             386,942         396,988
DIVIDENDS PER SHARE                                                                    $     0.30      $     0.30
                                                                                   =============== ===============


                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   ROCKY FORD FINANCIAL, INC AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF EQUITY

                    YEARS ENDED SEPTEMBER 30, 1999 AND 1998


                                                                                     UNREALIZED
                                                                                      GAIN ON
                                                                                     SECURITIES                       NOTE
                                             COMMON       PAID-IN      RETAINED      AVAILABLE-     TREASURY       RECEIVABLE
                                             STOCK        CAPITAL      EARNINGS       FOR-SALE        STOCK           ESOP
                                           ---------- ------------- ------------- ---------------  ------------    ----------
BALANCES, OCTOBER 1, 1997                  $    4,232   $3,830,582  $  2,700,923     $ 250,644     $          -    $ (338,560)

      Net income for the year                                            208,043

     Unrealized gain on
         securities available-for-sale                                                 164,844
      Income tax expense                                                               (60,992)
                                                                                  ------------
      Comprehensive income net
          of tax                                                                       103,852
                                                                                  ------------

      Dividends paid - $.30 per share                                   (117,819)

      Payment on ESOP note receivable                                                                                  67,712

     ESOP contribution                                      14,239
                                           ---------- ------------  ------------  ------------     ------------    ----------

BALANCES, SEPTEMBER 30, 1998                    4,232    3,844,821     2,791,147       354,496                -      (270,848)

      Net income for the year                                            183,880

     Unrealized gain on
         securities available-for-sale                                                  27,474
      Income tax expense                                                               (10,165)
                                                                                  ------------
      Comprehensive income net
          of tax                                                                        17,309
                                                                                  ------------

      Dividends paid - $.30 per share                                   (114,573)

     Payment on ESOP note receivable                                                                                   33,856

      Purchase of treasury stock at
          cost- 18,250 shares                                                                           189,121

     ESOP contribution                                       4,484
                                           ---------- ------------  ------------  ------------     ------------    ----------

BALANCES, SEPTEMBER 30, 1999               $    4,232 $  3,849,305  $  2,860,454  $    371,805     $    189,121    $ (236,992)
                                           ========== ============  ============  ============     ============    ==========

                SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   ROCKY FORD FINANCIAL, INC AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                    YEARS ENDED SEPTEMBER 30, 1999 AND 1998

                                                                                          1999           1998
                                                                                     --------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
      Net income                                                                     $      183,880  $     208,043
                                                                                     --------------  -------------
      Adjustments to  reconcile  net income to net cash  provided  by  operating activities:
      Amortization of:
            Deferred loan origination fees                                                  (13,344)       (11,599)
            Discounts on investments                                                           (235)          (234)
      Stock dividend received from FHLB                                                     (11,400)       (24,500)
      Earned ESOP shares priced above original cost                                           4,484         14,239
      Decrease in unearned ESOP shares                                                       33,856         33,856
      Depreciation                                                                           26,271         16,291
      Change in assets and liabilities:
            Accrued interest receivable                                                     (12,139)        25,109
            Prepaids                                                                        (22,646)        25,384
            Accounts payable and accrued expenses                                           (55,961)       113,532
            Deferred income taxes                                                           (35,604)       (24,853)
                                                                                     --------------  -------------

            TOTAL ADJUSTMENTS                                                               (86,718)       167,225
                                                                                     --------------  -------------

            NET CASH PROVIDED BY OPERATING ACTIVITIES                                        97,162        375,268
                                                                                     --------------  -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
      Net change in certificates of deposit                                                (500,000)       400,312
      Loan originations and principal payments on loans                                     659,396       (551,384)
      Purchase of mortgage-backed securities                                               (499,573)             -
      Proceeds from maturities of investment securities held to maturity                          -        500,000
      Principal payments on mortgage-backed securities                                      638,483        615,022
      Redemption of Federal Home Loan Bank Stock                                             54,900        138,100
      Capital purchases                                                                     (39,315)        (9,709)
      Retirement plan trust deposits                                                        (10,362)       (43,624)
                                                                                     --------------  -------------

            NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES                                303,529      1,048,717
                                                                                     --------------  -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
      Purchase of treasury stock                                                           (189,121)             -
      Dividends paid                                                                       (114,573)      (117,819)
      Net change in deposits                                                                616,568       (541,460)
      Net change in mortgage escrow funds                                                    (6,370)        (2,512)
                                                                                     --------------  -------------

            NET CASH PROVIDED (USED)  BY FINANCING ACTIVITIES                               306,504       (661,791)
                                                                                     --------------  -------------

            NET INCREASE IN CASH AND CASH EQUIVALENTS                                       707,195        762,194

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                            3,967,576      3,205,382
                                                                                     --------------  -------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                             $    4,674,771  $   3,967,576
                                                                                     ==============  =============

SUPPLEMENTAL DISCLOSURES OF CASH FLOWS
Cash paid for:
     Taxes                                                                           $      252,913  $      42,371
     Interest                                                                               768,868        770,158

                SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   ROCKY FORD FINANCIAL, INC. AND SUBSIDIARY


                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE  -1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

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

          Investment securities are summarized as follows:

          Held-to-Maturity Securities

          The amortized cost and estimated fair value of held-to-maturity securities at September 30, 1999 and 1998 are as follows:

                                                           Gross        Gross
                                            Amortized   Unrealized   Unrealized      Fair
           1999                               Cost         Gains       Losses        Value
          ------                           ----------    --------     --------    ----------
          Mortgage-backed securities
            GNMA certificates              $1,667,376    $ 34,624     $      0    $1,702,000

          U.S. Government Agencies            249,434       3,566            0       253,000
                                           ----------    --------     --------    ----------

                                           $1,916,810    $ 38,190     $      0    $1,955,000
                                           ==========    ========     ========    ==========

           1998
          ------
          Mortgage-backed securities
            GNMA certificates              $1,806,286    $100,214     $      0    $1,906,500
          U.S. Government Agencies            249,199      15,501            0       264,700
                                           ----------    --------     --------    ----------

                                           $2,055,485    $115,715     $      0    $2,171,200
                                           ==========    ========     ========    ==========

                   ROCKY FORD FINANCIAL, INC. AND SUBSIDIARY


                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE  -2  INVESTMENT SECURITIES (Continued)


          Available-for-Sale Securities

          The amortized cost and estimated fair value of available-for-sale securities at September 30, 1999 and 1998 were as follows:

                                                           Gross        Gross
                                            Amortized   Unrealized   Unrealized      Fair
           1999                               Cost         Gains       Losses        Value
          ------                           ----------    --------     --------    ----------
           Equity securities

            FHLMC stock                    $   11,327    $590,209     $      0    $  601,536
                                           ==========    ========     ========    ==========

           1998
          ------
           Equity securities

            FHLMC stock                    $  $11,327    $562,735     $      0    $  574,062
                                           ==========    ========     ========    ==========

          The amortized cost of debt securities at September 30, 1999, by contractual maturity, are shown below. The Association's debt securities held-to-maturity are mortgage-backed securities whose expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                   Amortized
          Held-to-Maturity Debt Securities            Cost
          --------------------------------         ----------
          Due in one year or less                  $   23,088
          Due after one year through five years       363,347
          Due from five to ten years                  207,025
          Due after ten years                       1,323,350
                                                   ----------

               Total Held-to-Maturity Securities   $1,916,810
                                                   ==========

          GNMA Certificates with a carrying amount of $423,118 and $602,853 at September 30, 1999 and 1998, respectively, were pledged to secure public deposits.

                   ROCKY FORD FINANCIAL, INC. AND SUBSIDIARY


                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE -3   LOANS RECEIVABLE
          Loans receivable at September 30 are summarized as follows:

                                                                             1999          1998
                                                                         ------------  ------------
     First mortgage loans
        (principally conventional):
         Principal balances:
             Secured by one-to-four-family
               residences                                                $13,324,594   $13,852,628
             Secured by other properties                                      74,453       101,807
                                                                         -----------   -----------

                                                                          13,399,047    13,954,435
     Less:
       Net deferred loan origination fees                                    (21,150)      (34,494)
                                                                         -----------   -----------

          Total first mortgage loans                                      13,377,897    13,919,941
                                                                         -----------   -----------

     Second mortgage and share loans
        Principal balances:
            Second mortgage                                                   27,780        61,169
            Share                                                            100,820       171,439
                                                                         -----------   -----------

               Total second mortgages and share loans                        128,600       232,608
                                                                         -----------   -----------

     Less:
        Allowance for loan losses                                            (60,000)      (60,000)
                                                                         -----------   -----------

                                                                         $13,446,497   $14,092,549
                                                                         ===========   ===========

     Activity in the allowance for loan losses is summarized as follows for the years ended September 30:
                                                                            1999          1998
                                                                         -----------   -----------

     Balance at beginning of year                                        $    60,000   $    60,000
     Provision (recovery) charged to income                                        0             0
     Charge-offs and recoveries, net                                               0             0
                                                                         -----------   -----------

            Balance at end of year                                       $    60,000   $    60,000
                                                                         ===========   ===========

     Nonaccrual loans for which interest has been reserved totaled $33,232 and $54,363 at September 30, 1999 and 1998, respectively. Interest income in the amount of $1,698 and $1,869 has been reserved at September 30, 1999 and 1998.

     As of September 30, 1999 the Association had outstanding firm commitments to originate loans of approximately $125,000.

                   ROCKY FORD FINANCIAL, INC. AND SUBSIDIARY


                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE -4   ACCRUED INTEREST RECEIVABLE
          Accrued interest receivable at September 30 is summarized as follows:

                                                                         1999       1998
                                                                      ---------   ---------
          Interest bearing cash accounts                              $  25,459   $   9,860
          Investment securities                                           1,302       1,302
          Mortgaged-backed securities                                    11,078      12,513
          Loans receivable                                               95,960      97,985
                                                                      ---------   ---------

                                                                      $ 133,799    $121,660
                                                                      =========   =========

NOTE -5  PREMISES AND EQUIPMENT
         Premises and equipment at September 30 are summarized as follows:

                                                                         1999        1998
                                                                      ---------   ---------
          Land                                                        $  10,000   $  10,000
          Buildings                                                     119,666     119,666
          Furniture and fixtures                                        123,197     109,652
          Automobile                                                     48,049      34,963
                                                                      ---------   ---------

                                                                        300,912     274,281
          Less accumulated depreciation                                (211,180)   (197,593)
                                                                      ---------   ---------

                                                                      $  89,732   $  76,688
                                                                      =========   =========

         Depreciation expense charged to operations amounted to $26,271 and $16,291 for the years ended September 30, 1999 and 1998.

NOTE -6  DEPOSITS
         Deposits at September 30 are summarized as follows:

                              RATE AT                  1999                      1998
                           SEPTEMBER 30,       AMOUNT       PERCENT      AMOUNT       PERCENT
                           --------------    ----------     -------    ----------     -------

          Money market              3.75%    $ 2,569,513      15.85    $ 2,501,771      16.04
          Passbook savings          3.00%      1,320,631       8.15      1,065,672       6.83
                                             -----------     ------    -----------    -------

                                               3,890,144      24.00      3,567,443      22.87
                                             -----------     ------    -----------    -------

          Certificates of
             deposit              2% - 3%        201,551       1.24              0          0
                                  3% - 4%        102,136        .63              0          0
                                  4% - 5%      5,419,599      33.42        210,223       1.35
                                  5% - 6%      6,601,082      40.71     11,787,309      75.57
                                  7% - 8%              0          0         32,969        .21
                                             -----------     ------    -----------    -------

                                              12,324,368      76.00     12,030,501      77.13
                                             -----------     ------    -----------    -------

                                             $16,214,511     100.00    $15,597,944     100.00
                                             ===========     ======    ===========    =======

                   ROCKY FORD FINANCIAL, INC. AND SUBSIDIARY


                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE -6   DEPOSITS (Continued)

          The aggregate amount of jumbo certificates of deposit with a minimum denomination of $100,000 was approximately $1,505,000 and $1,695,000 at September 30, 1999 and 1998.

          At September 30, 1999, scheduled maturities of certificates of deposits are as follows:

             Rate                                     2000        2001        2002
          ---------                              -----------  ----------   --------
            2% - 3%                              $   201,551  $        0   $      0
            3% - 4%                                  102,136           0          0
            4% - 5%                                4,662,014     446,856    310,729
            5% - 6%                                5,034,992   1,239,754    326,336
                                                 -----------  ----------   --------

                                                 $10,000,693  $1,686,610   $637,065
                                                 ===========  ==========   ========

          Interest expense on deposits for years ended September 30 is summarized as follows:


                                                              1999       1998
                                                           ---------   ---------
          Money market                                     $  95,240   $ 100,176
          Passbook savings                                    34,944      31,358
          Certificates of deposit                            636,309     636,457
                                                           ----------   --------

                                                           $ 766,493   $ 767,991
                                                           ==========   ========

NOTE -7   INCOME TAXES
          Income tax expense for the years ended September 30 is summarized as follows:

                                                               1999         1998
                                                            ---------    ---------
          Current                                           $ 130,680    $ 158,721
          Deferred                                            (35,600)     (24,900)
                                                            ---------    ---------

                                                            $  95,080    $ 133,821
                                                            =========    =========

          Effective tax rates                                      34%          39%

          Retained earnings at September 30, 1999 include earnings of approximately $452,000, representing bad debt deductions for which no provision for federal income taxes has been made. If, in the future, this portion of retained earnings is used for any purpose other than to absorb bad debt losses, federal income taxes will be imposed at the then applicable rates.

                   ROCKY FORD FINANCIAL, INC. AND SUBSIDIARY


                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE  -7 INCOME TAXES (Continued)
         The provisions for federal income taxes for the years ended September 30, 1999 and 1998 differ from that computed at the statutory corporate tax rate of 34 percent as follows:


                                                             1999       1998
                                                           ---------  --------

         Tax at statutory rate                             $ 94,846   $116,234
         Change Resulting From:
            State tax and credits                             6,533      6,128
         Non deductible ESOP expense                          4,221      9,483
         Other                                              (10,520)     1,976
                                                           --------   --------
                                                           $ 95,080   $133,821
                                                           ========   ========


         Temporary differences between the financial statement carrying amounts and tax basis of assets and liabilities that gave rise to significant portions of the deferred tax liability at September 30 relates to the following:


                                                             1999      1998
                                                           --------   --------
         Deferred Tax Assets
         Deferred compensation                             $121,500   $107,200
         Deferred loan fees                                   7,800     12,800
         State tax credits                                    6,800          0
                                                           --------   --------

               Total                                        136,100    120,000
                                                           --------   --------


         Deferred Tax Liabilities
         Accrued interest on loans                           33,700     36,900
         FHLB stock dividend                                 29,400     34,200
         Bad debt deduction                                  34,700     46,200
         Unrealized gain on securities available-for-sale   218,400    208,239
                                                           --------   --------
               Total                                        316,200    325,539
                                                           --------   --------
               Net Deferred Tax Liability                  $180,100   $205,539
                                                           ========   ========

         Deferred tax expense results from timing differences in the recognition of income and expense for tax and financial purposes. The sources and tax effects of these temporary and timing differences are as follows:


                                                             1999        1998
                                                           --------   ---------

         Accrued interest on loans                         $ (3,200)   $  2,000
         Deferred Directors retirement                      (14,300)    (11,200)
         Deferred loan fees recognized                        5,000       4,200
         FHLB stock dividend                                 (4,800)    (13,300)
         Bad debt deduction                                 (11,500)    (11,600)
         State tax credits                                   (6,800)      5,000
                                                           --------   ---------

                                                           $(35,600)   $(24,900)
                                                           ========   =========

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

         Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios as outlined below. Management believes, as of September 30, 1999, the Association met all capital adequacy requirements to which it is subject.

         As of August 23, 1999, the most recent notification from Office of Thrift Supervision categorized the Association as well capitalized under the regulatory framework for prompt corrective action. To be well capitalized the Association must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios. There are no conditions or events since that notification that management believes have changed the institution's category.

         The following is a reconciliation of the Association's capital computed under generally accepted accounting principles (GAAP) to regulatory capital. OTS regulations specify minimum capital requirements for the Association. The following reconciliation also compares the capital requirements as computed to the minimum capital requirements for the Association.


         Equity Per GAAP                         $5,208,578
           Unrealized Gain on Securities           (371,805)
                                                 ----------
              Tier I Capital                      4,836,773

           Valuation Allowance                       60,000
                                                 ----------
              Regulatory Capital                 $4,896,773
                                                 ==========

                                         Actual              Adequacy Purposes      Action Regulations
                                  Amount         Ratio       Amount     Ratio       Amount        Ratio
                               -----------    ----------   ---------  --------   ----------   -----------
         Total Capital
           (to Risk Weighted
           Assets)                $4,896,773     54.80%     $714,800     8.00%     $  893,500     10.00%

         Tier I Capital
           (to Risk Weighted
           Assets)                 4,836,773     54.13       357,400     4.00         536,100      6.00

         Tier I Capital
       (to Average Assets)         4,836,773     22.12       874,500     4.00       1,093,100      5.00

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


NOTE -9  OTHER NON-INTEREST EXPENSE
                                                              1999       1998
                                                           --------   --------

         Communication, postage and office supplies        $ 21,098   $ 19,009
         Insurance                                            7,833      6,393
         Professional services                              124,919    109,012
         Travel and entertainment                            26,123     26,238
         Dues and subscriptions                               8,141      6,614
         Other                                               27,266     28,209
         Advertising                                          6,530      7,479
                                                           --------   --------
                                                           $221,910   $202,954
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

         The aggregate dollar amount of loans was $275,466 and $302,813 at September 30, 1999 and 1998, respectively. During 1999 no new loans were made and repayments totaled $27,347. Purchases from directors for the years ended September 30, 1999 and 1998 amounted to $32,600 and $7,800, respectively. As of September 30, 1999, approximately $735,000 of directors and employees accounts were included in deposits.

NOTE-12  FAIR VALUES OF FINANCIAL INSTRUMENTS
         The estimated fair values of the Association's financial instruments as of September 30, are as follows:

                                                     1999                            1998
                                           CARRYING          FAIR          CARRYING          FAIR
Financial Assets:                           AMOUNT           VALUE          AMOUNT           VALUE
                                          -----------     -----------     -----------     -----------
         Cash and cash equivalents        $ 4,674,771     $ 4,674,771     $ 3,967,576     $ 3,967,576
         Certificates of deposit            2,099,000       2,099,000       1,599,000       1,599,000
         Securities available-for-sale        601,536         601,536         574,062         574,062
         Securities held-to-maturity        1,916,810       1,955,000       2,055,485       2,171,200
         Loans receivable - net            13,446,497      13,772,000      14,092,549      14,598,000

         Financial liabilities:
         Deposits                          16,214,512      16,153,000      15,597,944      15,670,000

                   ROCKY FORD FINANCIAL, INC. AND SUBSIDIARY


                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE -13 RETIREMENT PLAN
         The Association adopted a non-qualified retirement plan for its senior officer and directors in recognition of their years of service to the Association. Funds are set aside annually in a grantor trust. Distributions are scheduled to be paid at the time the officer or directors leave the Association. No tax deduction for the Plan is claimed until funds are paid to the beneficiaries.

         For the years ended September 30, 1999 and 1998, the contributions to the plan were $34,432.

NOTE -14 EMPLOYEE STOCK OWNERSHIP PLAN
         As a part of conversion to stock, the Association established an ESOP to benefit substantially all employees. The ESOP purchased 33,856 shares of common stock in the conversion with proceeds received from a loan from the Company. The note is to be repaid in ten annual principal installments of $33,856, starting October 1, 1997. Interest is based on the Wall Street Journal Prime plus one point, and is adjusted annually on October 1. The unallocated shares of stock held by the ESOP are pledged as collateral on the debt. The ESOP is funded by contributions made by the Association in amounts sufficient to retire the debt. At September 30, 1999, the outstanding balance of the note receivable is $236,992 and is presented as a reduction of stockholders' equity. ESOP compensation expense was $46,848 and $77,042 for the years ended September 30, 1999 and 1998.

         In November 1993, the AICPA issued Statement of Position 93-6 "Employers' Accounting for Employee Stock Ownership Plans." The Statement requires, among other things, that: (1) for ESOP shares committed to be released in a period to compensate employees directly, employers should recognize compensation cost equal to the average fair value (as determined on a monthly basis) of the shares committed to be released, (2) dividends on unallocated shares used to repay ESOP loans are not considered dividends for financial reporting purposes, dividends on allocated or committed shares are credited to the accounts of the participants and reported as dividends in the financial statements, (3) for an internally leveraged ESOP, the Company's loan receivable and the ESOP note payable as well as the interest income/expense is not reflected in the consolidated financial statements and (4) for earnings per share computations, ESOP shares that have been committed to be released should be considered outstanding. ESOP shares that have not been committed to be released should not be considered outstanding.

         The ESOP shares as of September 30, 1999 are as follows:
            Shared distributed                                         2,035
            Allocated shares                                           7,416
            Shares committed to be released for allocation             4,060
            Unreleased shares                                         20,345
                                                                    --------

               Total ESOP shares                                      33,856
                                                                    ========

           Fair value of unreleased shares                          $221,354
                                                                    ========

                   ROCKY FORD FINANCIAL, INC. AND SUBSIDIARY


                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE-15  STOCKHOLDERS' EQUITY
         In the year ended September 30, 1999, the Company purchased 18,250 shares of its common stock, at a cost of $189,121, and reported the purchase as treasury stock.

         For the years ended September 30, 1999 and 1998, the Company paid a cash dividend of $.30 and $.30 per share respectively.

NOTE-16  IMPACT OF NEW ACCOUNTING STANDARDS
         Reporting Comprehensive Income. In June 1997, the Financial Accounting Standards board issued Statement No. 130. The Statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. This Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income to be reported in a financial statement that is displayed with the same prominence as other financial statements. This Statement does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement.

         This Statement requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position.

         This Statement is effective for fiscal years beginning after December 15, 1997. FASB Statement No. 130 was adopted by the Association after September 30, 1998, the impact of adopting the Statement was not material to the financial statements.

         Disclosures about Segments of an Enterprise and Related Information. In June 1997 the Financial Accounting Standards Board issued Statement No.
         131. The Statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. This Statement supersedes FASB Statement No. 14, Financial reporting for segments of Business Enterprise, but retains the requirement to report information about major customers. It amends FASB Statement No. 94, Consolidation of all Majority-owned Subsidiaries, to remove the special disclosure requirements for previously unconsolidated subsidiaries.

         This Statement was effective for fiscal years beginning after December 15, 1997. FASB Statement No. 131 was adopted by the Association after September 30, 1998, the impact of adopting the Statement did not have a significant effect on the Company as it only operates within one segment under the new standard.

                   ROCKY FORD FINANCIAL, INC. AND SUBSIDIARY


                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE-16  IMPACT OF NEW ACCOUNTING STANDARDS (Continued)
         Accounting for Derivative Instruments and Hedging Activities. In June, 1998, the Financial Accounting Standards Board issued SFAS No. 133, which was subsequently amended by Statement No. 137 regarding the effective date. This Statement establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The statement is effective for fiscal years beginning after June 15,2000. Management, at this time, has not determined the impact of adopting this statement.

         Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise. In October 1998, the Financial Accounting Standards Board issued Statement No. 134. The Statement amends Financial Accounting Standards No. 65. Requiring the classification of any retained mortgage-backed securities as trading securities if the entity commits to sell the securities before or during the securitization process. The Company adopted this pronouncement effective January 1, 1999, and it did not have an effect on the Company.

NOTE 17  EARNINGS PER SHARE
         Dual presentations of basic and diluted earning per share are presented on the face of the income statement. Basic ESP excludes dilution and is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shares in the earnings of the entity. Employee Stock Ownership Plan shares not committed to be released to participants are not considered outstanding for the purposes of computing earnings per share.

NOTE-18  UNCERTAINTY DUE TO THE YEAR 2000 ISSUE
         The Company has an ongoing program of evaluating the effect of the year 2000 on its information processing systems. The Company's core data processing is performed by an outside vendor, as such the Company is not directly involved with programming changes or application upgrades. The processor has indicated that renovations to their system for year 2000 are complete. The Company will continue to test this system as well as other systems for year 2000 compliance. The cost of modifications did not have a material effect on the Company's operations. Depending on the nature of the expenditures, the Company followed its accounting practices for capitalization. It is not possible to be certain that all aspects of the year 2000 issue affecting the Company including those related to the efforts of customers, other financial institutions, suppliers, or other third parties, will be fully resolved.

                   ROCKY FORD FINANCIAL, INC. AND SUBSIDIARY


                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE-19  CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY)
         The following condensed statements summarize the financial position, operating results and cash flows of Rocky Ford Financial, Inc. as of September 30 1999 and 1998 and for the years then ended.

                                                          1999         1998
                                                       -----------  -----------
         ASSETS
         Cash and equivalents                          $1,422,057   $1,637,827
         Investment in subsidiary                       2,229,195    2,122,125
         ESOP note receivable                             236,992      270,848
         Other                                             34,689        4,522
                                                       ----------   ----------
                                                       $3,922,933   $4,035,322
                                                       ==========   ==========
         LIABILITIES AND STOCKHOLDERS' EQUITY
         Accounts payable                              $    5,641   $    2,700
         Stockholders' equity                           3,917,292    4,032,622
                                                       ----------   ----------
         Total liabilities and stockholders' equity    $3,922,933   $4,035,322
                                                       ==========   ==========

         CONDENSED STATEMENT OF INCOME
         Equity in undistributed net income
          of subsidiary                                $  205,072   $  214,102
         Other net                                        (21,192)      (6,059)
                                                       ----------   ----------
                                                       $  183,880   $  208,043
                                                       ==========   ==========

         CONDENSED STATEMENT OF CASH FLOWS
         Operating activities:
         Net income                                    $  183,880   $  208,043
         Adjustment to reconcile net income to
          cash provided by operating activities:
         Equity in undistributed net income of
          subsidiary                                     (205,072)    (214,102)
         Other                                            (22,742)      32,029
                                                       ----------   ----------
         Net cash (used) provided by operations           (43,934)      25,970
                                                       ----------   ----------

         Investing activities:
         ESOP note payments                                33,856       67,712
         Dividends received from subsidiary                98,002       84,640
         Dividends paid                                  (114,573)    (117,819)
                                                       ----------   ----------
                                                           17,285       34,533
                                                       ----------   ----------

         Financing activities:
         Purchase of treasury stock                      (189,121)           0
                                                       ----------   ----------

         Net increase(decrease)  in cash                 (215,770)      60,503

           Cash beginning                               1,637,827    1,577,324
                                                       ----------   ----------

           Cash ending                                 $1,422,057   $1,637,827
                                                       ==========   ==========

                        MARKET AND DIVIDEND INFORMATION

Trading in the Common Stock

     The Company's Common Stock is traded on the over-the-counter market through the OTC "Electronic Bulletin Board", administered by Nasdaq. There are currently 379,803 shares of the Common Stock outstanding and approximately 75 holders of record of the Common Stock (not including shares held in "street name") as of December 10, 1999.

     The following table sets forth certain information as to the range of the high and low bid prices for the Company's common stock for the most recent two fiscal years.

                           High Bid (1)  Low Bid (1)  Dividends Paid
                           ------------  -----------  --------------
      Fiscal 1998:
         First Quarter        14.12         14.00         none
         Second Quarter       15.00         14.12         $.15
         Third Quarter        14.75         14.00         none
         Fourth Quarter       14.75         11.00         $.15

      Fiscal 1999:
         First Quarter        12.50         10.31         $.15
         Second Quarter       11.69         10.25         none
         Third Quarter        13.25         11.50         $.15
         Fourth Quarter       11.50          9.75         none

_______________
(1) Quotations reflect inter-dealer price, without retail mark-up, mark-down or commissions and may not represent actual transactions.


Dividend Restrictions

     Under OTS regulations, the Association may not pay dividends on its capital stock if its regulatory capital would thereby be reduced below the amount then required for the liquidation account established for the benefit of certain depositors of the Association at the time of the Conversion.

     In addition to certain federal income tax considerations, OTS regulations impose limitations on the payment of dividends and other capital distributions by savings institutions. Under OTS regulations the Association is not permitted to pay dividends on its capital stock if its regulatory capital would thereby be reduced below the amount then required for the liquidation account established for the benefit of certain depositors of the Association at the time of its conversion to stock form. Under the OTS' prompt corrective action regulations, the Association is also prohibited from making any capital distributions if after making the distribution, the Association would have: (i) a total risk-based capital ratio of less than 8.0%; (ii) a Tier 1 risk-based capital ratio of less than 4.0%; or (iii) a leverage ratio of less than 4.0%. The OTS, after consultation with the FDIC, however, may permit an otherwise prohibited stock repurchase if made in connection with the issuance of additional shares in an equivalent amount and the repurchase will reduce the institution's financial obligations or otherwise improve the institution's financial condition.

     OTS regulations require that savings institutions submit notice to the OTS prior to making a capital distribution if (a) they would not be well-capitalized after the distribution, (b) the distribution would result in the retirement of any 1of the institution's common or preferred stock or debt counted as its regulatory capital, or (c) the institution is a subsidiary of a holding company. A savings institution must make application to the OTS to pay a capital distribution if (x) the institution would not be adequately capitalized following the distribution, (y) the institution's total distributions for the calendar year exceeds the institution's net income for the calendar year to date plus its net income (less distributions) for the preceding two years, or (z) the distribution would otherwise violate applicable law or regulation or an agreement with or condition imposed by the OTS. If neither the savings institution nor the proposed capital distribution meet any of the foregoing criteria, then no notice or application is required to be filed with the OTS before making a capital distribution. The OTS may disapprove or deny a capital distribution if in the view of the OTS, the capital distribution would constitute an unsafe or unsound practice.

     Furthermore, earnings of the Association appropriated to bad debt reserves for federal income tax purposes are not available for payment of cash dividends or other distributions to the Company without payment of taxes at the then current tax rate by the Association on the amount of earnings removed from the reserves for such distributions. The Company intends to make full use of this favorable tax treatment afforded to the Association and the Company and does not contemplate use of any post-Conversion earnings of the Association in a manner which would limit either the Association's bad debt deduction or create federal tax liabilities.

                                                 BOARD OF DIRECTORS
Donald F. Gause                        Keith E. Waggoner                         Wayne W. Whittaker
Chairman of the Board of the           President and Chief Executive Officer     Vice President of the Company and Association
Company and the Association            of the Company and the Association


Francis E. Clute                       Norman L. Bailey                          William E. Burrell
Secretary and Treasurer of the         Manager, Southeast Colorado Power         Advisor, Burrell Seeds, Inc. and
Company and the Association            La Junta, Colorado                        D.V. Burrell Seed Growers Company
                                                                                 Rocky Ford, Colorado

Brian H. Hancock                       R. Dean Jones
Self-employed Real Estate and          Retired
Insurance Broker                       La Junta, Colorado
Rocky Ford, Colorado


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

                                                 OFFICE LOCATION

                                                   Main Office:
                                                 801 Swink Avenue
                                         Rocky Ford, Colorado  81067-0032


                                                GENERAL INFORMATION

Independent Public Accountants         Annual Meeting                            Annual Report on Form 10-KSB
Grimsley, White & Company              The 2000 Annual Meeting of                A copy of the Company's Annual
Certified Public Accountants           Stockholders will be held on January      Report on Form 10-KSB for the fiscal
Rocky Ford, Colorado                   20, 2000 at 2:00 p.m. at  Rocky Ford      year ended September 30, 1999 as
                                       Federal Savings and Loan Association      filed with the Securities and
General Counsel                        801 Swink Avenue, Rocky Ford,             Exchange Commission will be
H. Barton Mendenhall                   Colorado                                  furnished without charge to
Mendenhall & Malouff                                                             stockholders as of the record date for
Rocky Ford, Colorado                   Transfer Agent and Registrar              the 1999 Annual Meeting upon
                                       Illinois Stock Transfer Company           written request to Francis E. Clute,
Special Counsel                        Chicago, Illinois                         Rocky Ford Financial, Inc., 801
Housley Kantarian & Bronstein, P.C.                                              Swink Avenue, Rocky Ford,
1220 19th Street, N.W., Suite 700                                                Colorado  81067-0032.
Washington, D.C.  20036